UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
Trizec Properties, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

•	Common stock, par value $0.01 per share, of Trizec Properties, Inc. (“Trizec Common Stock”)
•	Class B common units of membership interests of Trizec Holdings Operating LLC (“Operating Company Units”)

(2)	Aggregate number of securities to which transaction applies:

•	96,541,041 shares of Trizec Common Stock (other than shares of Trizec Common Stock owned by Trizec Canada Inc. and its subsidiaries);
•	3,177,111 shares of Trizec Common Stock issuable upon exercise of outstanding in-the-money stock options to purchase Trizec Common Stock (“Trizec Options”);
•	382,500 shares of Trizec Common Stock issuable upon exercise of outstanding in-the-money warrants to purchase Trizec Common Stock other than warrants owned by Trizec Canada Inc. and its subsidiaries (“Trizec Warrants”);
•	810,066 restricted shares of Trizec Common Stock issuable under the Trizec Properties, Inc. 2004 Outperformance Compensation Program adopted under the Trizec Properties, Inc. 2002 Long-Term Incentive Plan, as amended (“OPP Shares”);
•	1,469,158 shares of Trizec Common Stock issuable pursuant to restricted stock units and restricted stock rights (the “RSR”);
•	398,484 shares of Trizec Common Stock issuable pursuant to deferred restricted stock units and deferred restricted stock rights (the “Deferred RSR,” and together with the RSR, the “RSR Awards”); and
•	2,498,671 Operating Company Units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(a)	$29.21, or $29.01 per share in base merger consideration plus $0.20 per share, representing the full amount of a normal quarterly dividend (or distribution) per each share of outstanding Trizec Common Stock, each OPP Share and each share of Trizec Common Stock issuable pursuant to the RSR Awards, and each Operating Company Unit;

(b)	$16.72 (which is the difference between $29.21 and $12.49, the weighted average exercise price per share for all Trizec Options) per each share of Trizec Common Stock issuable upon exercise of Trizec Options; and

(c)	$13.83 (which is the difference between $29.21 and $15.38, the weighted average exercise price per share for all Trizec Warrants) per each share of Trizec Common Stock issuable upon exercise of Trizec Warrants.

(4)	Proposed maximum aggregate value of transaction: $3,029,415,081.26

(5)	Total fee paid: $324,147.41

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10 South Riverside Plaza, Suite 1100
Chicago, IL 60606

 • , 2006

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Trizec Properties, Inc. to be held on •  • , 2006 at • local time. The special meeting will take place at • .  At the special meeting, we will ask you to adopt the Agreement and Plan of Merger and Arrangement Agreement, dated as of June 5, 2006, among Trizec Properties, Inc., Trizec Holdings Operating LLC, Trizec Canada Inc. and affiliates of Brookfield Properties Corporation, pursuant to which Trizec Properties, Inc. would merge with a subsidiary of Grace Holdings LLC, an entity to be jointly owned by affiliates of Brookfield Properties Corporation and The Blackstone Group.

If the merger is completed, all holders of shares of our common stock (other than Trizec Canada Inc., its subsidiaries, the acquiror and the affiliates of the acquiror) will be entitled to receive $29.01 per share in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on our common stock and allocable to the quarter in which the merger closes, in each case without interest and less applicable withholding taxes, as more fully described in the enclosed proxy statement. This will be achieved indirectly through the issuance to you in the merger of one share of newly created and fully paid and non-asssesable redeemable preferred stock of Trizec Properties, Inc. in exchange for each share of common stock that you own, with the redeemable preferred stock being redeemed immediately after the merger for the cash consideration referred to above, without any further action on your part.

In connection with the merger, pursuant to a plan of arrangement to be conducted under Canadian law, an affiliate of Brookfield Properties Corporation will acquire all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada Inc., which, together with its subsidiaries, owns approximately • % of our common stock and all of our Class F convertible stock and special voting stock.

Upon the recommendation of a special committee of our board of directors formed for the purpose of considering the merger, our board of directors, after careful consideration, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Trizec Properties, Inc. and our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The adoption of the merger agreement requires the approval of the holders of at least a majority of the outstanding shares of our common stock entitled to vote on such matter. Trizec Canada Inc. has agreed, subject to certain exceptions, to vote or cause to be voted all of the shares of our common stock that it and its subsidiaries own or may acquire for the adoption of the merger agreement. As of the record date, Trizec Canada Inc. and its subsidiaries owned shares of our common stock that represented approximately  • % of the voting power of our common stock entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about Trizec Properties, Inc. from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card in the postage-paid envelope as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, your shares may continue to be voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, fail to instruct your broker, bank or other nominee how to vote or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

Thank you for your cooperation and continued support.

Very truly yours,

Peter Munk
Chairman of the Board of Directors

This proxy statement is dated • , 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about • , 2006.

10 South Riverside Plaza, Suite 1100
Chicago, IL 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON • , 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Trizec Properties, Inc. on • , 2006, beginning at • local time, at • . The special meeting is being held for the purpose of acting on the following matters:

1. to consider and vote on a proposal to adopt the Agreement and Plan of Merger and Arrangement Agreement, dated as of June 5, 2006, which we refer to as the “merger agreement,” by and among Trizec Properties, Inc., Trizec Holdings Operating LLC, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, Grace OP LLC and 4162862 Canada Limited, pursuant to which Grace Acquisition Corporation would merge with and into Trizec Properties, Inc., all as more fully described in the enclosed proxy statement;

2. to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement; and

3. to consider any other business that properly comes before the special meeting and any postponements or any adjournments of the special meeting.

Upon the recommendation of a special committee of our board of directors formed for the purpose of considering the merger, our board of directors, after careful consideration, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Trizec Properties, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Only holders of record of our common stock and special voting stock as of the close of business on the record date, which was • , 2006, are entitled to receive notice of and attend the special meeting or any postponements or any adjournments of the special meeting. However, only holders of record of our common stock as of the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Holders of our special voting stock are not entitled to vote on the proposal to adopt the merger agreement or adjournments of the special meeting for the purpose of soliciting additional proxies, and their votes are not being solicited. In addition, holders of our Class F convertible stock are not entitled to receive notice of or to attend the special meeting or to vote on any matter that may come before the special meeting. A list of stockholders will be available for inspection by stockholders of record during normal business hours at Trizec Properties, Inc., 10 South Riverside Plaza, Suite 1100, Chicago, IL 60606, for ten days prior to the date of the special meeting and will also be available at the special meeting.

The adoption of the merger agreement requires the approval of the holders of at least a majority of the outstanding shares of our common stock entitled to vote on such proposal. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and, if a quorum is present, such failure will have the same effect as a vote against adoption of the merger agreement. In addition, any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock who are present in person or represented by proxy and entitled to vote on such proposal. If you fail to return your proxy card, you will not be considered present in person or represented by proxy for the purpose of this proposal and such failure will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. Trizec Canada Inc. has agreed, subject to certain exceptions, to vote or cause to be voted all of the shares of our common stock that it and its subsidiaries own or may acquire for the adoption of the merger agreement. As of the record date, Trizec Canada Inc. and its subsidiaries owned shares of our common stock that represented approximately • % of the voting power of our common stock entitled to vote at the special meeting.

You may revoke your proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by voting in person at the special meeting.

Stockholders of Trizec Properties, Inc. who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Trizec Properties, Inc. before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the enclosed proxy statement.

We encourage you to read the enclosed proxy statement and the annexes carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, • , toll-free at • .  In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.trz.com. Information contained on our website is not part of, or incorporated in, the enclosed proxy statement.

By Order of the Board of Directors,

Ted R. Jadwin
Senior Vice President, General Counsel and
Corporate Secretary

 • , 2006

Page

Financing	49
Guarantee and Remedies	50
Interests of Our Directors and Executive Officers in the Mergers and the Arrangement	50
Indemnification of Our Directors and Officers	56
Voting Agreements	56
Regulatory Approvals	57
Litigation Relating to the Mergers	57
Material United States Federal Income Tax Consequences	58
Delisting and Deregistration of Our Common Stock	60
THE MERGER AGREEMENT	61
Structure	61
Effective Times	61
Organizational Documents	62
Directors and Officers	62
Treatment of Special Voting Stock and Class F Convertible Stock	62
Treatment of Common Stock, Stock Options, Restricted Stock, Restricted Stock Units and Rights, Deferred Restricted Stock Units and Rights, Warrants and the OPP Awards	62
Treatment of Operating Company Units	64
No Further Ownership Rights	65
Exchange and Payment Procedures	65
Representations and Warranties	65
Conduct of Our Business Pending the Mergers	68
No Solicitation of Transactions	71
Employee Benefits	72
Pre-Closing Transactions	73
Agreement to Take Further Action	73
Conditions to the Mergers	74
Termination	75
Termination Fee and Expenses	77
Amendment and Waiver	78
ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING	79
Proposal for Adjournments	79
Postponements of the Special Meeting	79
MARKET PRICE OF OUR COMMON STOCK	80
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81
DISSENTERS’ RIGHTS OF APPRAISAL	85
SUBMISSION OF STOCKHOLDER PROPOSALS	88
OTHER MATTERS	88
WHERE YOU CAN FIND MORE INFORMATION	88
ANNEXES
Annex A — Agreement and Plan of Merger and Arrangement Agreement	A-1
Annex B — J.P. Morgan Securities Inc. Fairness Opinion	B-1
Annex C — Section 262 of Delaware General Corporation Law	C-1

SUMMARY

This summary highlights only selected information from this proxy statement relating to (1) the merger of Grace Acquisition Corporation with and into Trizec Properties, Inc., which we refer to as the “merger,” and (2) the merger of Grace OP LLC with and into Trizec Holdings Operating LLC, which we refer to as the “operating company merger.” References to the “mergers” refer to both the merger and the operating company merger. This summary also highlights, to a limited extent, the proposed acquisition by 4162862 Canada Limited and its affiliates of all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada Inc. in a separate transaction, which we refer to as the “arrangement,” that is expected to close at or about the same time as the mergers. However, this proxy statement does not constitute any solicitation of votes of the shareholders of Trizec Canada Inc. with respect to the arrangement. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the merger agreement, attached as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

The Parties to the Mergers and the Arrangement (page 24)

Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606
(312) 798-6000

Trizec Properties, Inc., which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Trizec,” is a Delaware corporation and one of the largest fully integrated, self-managed, publicly traded real estate investment trusts, or “REITs,” in the United States. We are engaged in the business of owning and managing office properties in the United States. Our office properties are concentrated in the metropolitan areas of seven major U.S. markets: Atlanta, Chicago, Dallas, Houston, Los Angeles-San Diego, New York, and Washington, D.C. As of June 15, 2006, we had ownership interests in 53 consolidated office properties comprising approximately 32.2 million square feet. In addition, as of June 15, 2006, we also had ownership interests in eight unconsolidated real estate joint venture office properties comprising approximately 7.4 million square feet of total area and one unconsolidated real estate development joint venture. Our common stock is listed on the New York Stock Exchange under the symbol “TRZ.”

Trizec Holdings Operating LLC
10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606
(312) 798-6000

Trizec Holdings Operating LLC, which we refer to as our “operating company,” is a Delaware limited liability company through which we conduct substantially all of our business and own substantially all of our assets. We serve as the sole managing member of our operating company and, as of June 15, 2006, owned approximately 98.4% of the outstanding common units of limited liability company interest in our operating company. In addition, we owned all of the outstanding Class SV units and Class F units of limited liability company interest in our operating company.

Trizec Canada Inc.
BCE Place
181 Bay Street
Suite 3820
Toronto, ON, Canada M5J2T3
(416) 682-8600

Trizec Canada Inc., which we refer to as “Trizec Canada,” is a Canadian corporation and, together with its subsidiaries, owns approximately • % of our outstanding common stock and all of our outstanding special voting stock and Class F convertible stock. Mr. Peter Munk, chairman of our board of directors, is also chairman of the board of directors and chief executive officer of Trizec Canada, and on •  2006, Mr. Munk owned, through a wholly owned corporation, •  multiple voting shares and •  subordinate voting shares of Trizec Canada which as of such date represented approximately • % of the aggregate voting power of the multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Trizec Canada is listed on the Toronto Stock Exchange under the symbol “TZC.”

Grace Holdings LLC
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

Grace Holdings LLC, which we refer to as “Parent,” is a Delaware limited liability company newly formed by Brookfield Properties Corporation, or “Brookfield Properties,” in connection with the mergers. We have been advised by Brookfield Properties that Parent will be jointly owned by affiliates of Brookfield Properties and Blackstone Real Estate Partners V L.P.

Brookfield Properties is a Canadian corporation and one of North America’s largest commercial real estate companies. Brookfield Properties owns, develops and manages a portfolio of premier office properties that comprises 59 commercial properties totaling approximately 47 million square feet and ten development properties totaling approximately eight million square feet in the downtown cores of New York, Boston, Washington, D.C., Toronto, Calgary and Ottawa. Landmark properties include the World Financial Center in New York City and BCE Place in Toronto. Brookfield Properties is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BPO.”

The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group, a global private investment firm founded in 1985 with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris. The Blackstone Group’s real estate group has raised approximately $13 billion for real estate investing and has a long track record of investing in office buildings, hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory, and restructuring and reorganization advisory. We refer to “Blackstone Real Estate Partners V L.P.” and “The Blackstone Group” collectively as “Blackstone.”

Grace Acquisition Corporation
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

Grace Acquisition Corporation, which we refer to as “MergerCo,” is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. MergerCo was formed by Parent in connection with the mergers.

Grace OP LLC
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

Grace OP LLC, which we refer to as “Merger Operating Company,” is a newly formed Delaware limited liability company and a wholly owned subsidiary of MergerCo. Merger Operating Company was formed by Brookfield Properties in connection with the mergers.

4162862 Canada Limited
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

4162862 Canada Limited, which we refer to as “AcquisitionCo,” is a newly formed Canadian corporation and an affiliate of Brookfield Properties. AcquisitionCo was formed by Brookfield Properties in connection with the arrangement and the acquisition of all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada. We refer to Parent, MergerCo, Merger Operating Company and AcquisitionCo in this proxy statement collectively as the “Buyer Parties.”

The Special Meeting (page 26)

The Proposals

The special meeting of our stockholders will be held at •  local time, on •  • , 2006 at •  . At the special meeting, you will be asked, by proxy or in person, to adopt the merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

The persons named in the enclosed proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any postponements or any adjournments of the special meeting.

Record Date, Notice and Quorum

Only holders of record of our common stock and our special voting stock as of the close of business on the record date, which was •  , 2006, are entitled to receive notice of and to attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of record of our common stock as of the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, •  shares of our common stock were outstanding and entitled to vote at the special meeting or any postponements or adjournments of the special meeting. In addition, holders of our Class F convertible stock are not entitled to receive notice of or to attend the special meeting or vote on any matter that may come before the special meeting.

You will have one vote for each share of our common stock that you owned as of the record date.

The holders of a majority of the shares of our common stock that were outstanding and entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote for the Proposals

The adoption of the merger agreement requires the approval of the holders of at least a majority of the outstanding shares of our common stock entitled to vote on such proposal. Because the required vote to adopt the merger agreement is based on the number of shares of our common stock outstanding rather than on the number of shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement.

In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the approval of the holders of at least a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on such proposal. For the purpose of this proposal, if you are a record holder and fail to return your proxy card or do not attend the special meeting in person, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. Similarly, broker non-votes will not be considered present in person or represented by proxy and entitled to vote and will not have any effect on the outcome of this proposal. However, abstentions are considered present in person or represented by proxy and entitled to vote and will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Voting by Our Directors and Executive Officers; Voting Agreements

As of the record date, excluding the shares of our common stock that are owned by Trizec Canada and its subsidiaries and deemed to be beneficially owned by Mr. Munk due to his control over Trizec Canada, our directors and executive officers beneficially owned an aggregate of approximately •  shares of our common stock, entitling them to exercise approximately • % of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors, other than Mr. Munk, have informed us that they intend to vote the shares of our common stock that they beneficially own for the adoption of the merger agreement and for the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Concurrently with the execution of the merger agreement, Trizec Canada entered into a support agreement with Parent and MergerCo, which we refer to as the “Trizec voting agreement,” pursuant to which Trizec Canada has agreed to vote all shares of our common stock that Trizec Canada and its subsidiaries own (including any shares of our common stock that may be acquired by them after the date of the merger agreement) for the adoption of the merger agreement, subject to the terms and conditions contained in the Trizec voting agreement. As of the record date, Trizec Canada and its subsidiaries owned • shares of our common stock, representing approximately • % of the voting power of our common stock entitled to vote at the special meeting.

In addition, P.M. Capital Inc., or “PMCI,” a corporation that is wholly owned by Mr. Munk and through which Mr. Munk owns multiple voting shares and subordinate voting shares of Trizec Canada, has entered into a support agreement with Parent and AcquisitionCo, which we refer to as “Trizec Canada voting agreement,” pursuant to which PMCI has agreed to vote all shares that it owns (including any shares that may be acquired by PMCI after the date of the merger agreement) for the arrangement, subject to the terms and conditions in the Trizec Canada voting agreement. We have been advised by Trizec Canada that on  •  , 2006, PMCI owned •  multiple voting shares and •  subordinate voting shares of Trizec Canada, which as of such date represented approximately  •  % of the aggregate voting power of the multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Under the Trizec Canada voting agreement, Mr. Munk may not acquire directly or indirectly shares of Trizec Canada, Parent, Brookfield Properties or its affiliates other than pursuant to or as contemplated by the arrangement for a period of 12 months following the closing of the arrangement. The covenants in the Trizec Canada voting agreement are subject to the ability of PMCI to convert into subordinate voting shares and transfer up to 3.0 million multiple voting shares of Trizec Canada held by PMCI. In addition, PMCI, Mr. Munk, Trizec Canada and CIBC Mellon Trust Company, as trustee, are parties to a voting trust agreement, dated April 23, 2002, which we refer to as the “voting trust agreement” in this proxy statement, pursuant to which PMCI agreed not to vote more than the number of multiple voting shares which in the aggregate represent a simple majority of all votes entitled to be cast on a matter by all holders of voting securities of Trizec Canada.

Proxies and Revocation

Any of our common stockholders of record entitled to vote at the special meeting may vote by returning the enclosed proxy card, submitting the proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker.

You may revoke your proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card by mail, by submitting your proxy or voting instructions by telephone or Internet or instructing your broker, bank or other nominee at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary or by voting in person at the special meeting.

Attendance at the special meeting will not by itself revoke a previously granted proxy. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of our common stock.

The Mergers and the Arrangement (page 29)

Pursuant to the merger agreement, on the closing date of the merger, the following transactions will occur:

•	MergerCo will merge with and into us, with us surviving the merger and with Parent owning all of our common stock not owned by Trizec Canada and its subsidiaries (we use the term “surviving corporation” in this proxy statement to describe Trizec as the surviving entity following the merger);

•	Merger Operating Company will merge with and into our operating company, with our operating company surviving the operating company merger and continuing to exist as a subsidiary of the surviving corporation (we use the term “surviving operating company” in this proxy statement to refer to our operating company as the surviving operating company following the operating company merger); and

•	in addition, AcquisitionCo and its affiliates will acquire all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada in the arrangement.

After the consummation of the merger and the arrangement, Parent will own approximately 62% of the outstanding shares of our common stock, and AcquisitionCo and its affiliates will own, indirectly through their 100% ownership of shares of Trizec Canada, the remaining outstanding shares of our common stock.

The effective time of the merger will occur at the time the certificate of merger is executed and filed with the Secretary of State of the State of Delaware or such later time agreed to by the parties. We refer to this time as the “merger effective time” in this proxy statement. The effective time of the operating company merger will occur at the time the certificate of merger (relating to the operating company merger) is executed and filed with the Secretary of State of the State of Delaware or such later time agreed to by the parties. We refer to this time as the “operating company merger effective time” in this proxy statement. The arrangement will become effective upon the issuance of a certificate of arrangement and at the time designated as the effective time in the plan of arrangement relating to the arrangement. We refer to this time as the “arrangement effective time” in this proxy statement.

The Merger

At the merger effective time, MergerCo will merge with and into Trizec, with Trizec continuing as the surviving corporation. In the merger, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held in the treasury and shares owned by Trizec Canada, its subsidiaries, Parent and affiliates of Parent, and shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into, and canceled in exchange for, one share of newly created and fully paid and non-assessable redeemable preferred stock of the surviving corporation. Immediately after the completion of the merger, each share of redeemable preferred stock will be redeemed without further action on the part of the holder for the right to receive $29.01 in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on our common stock and allocable to the quarter in which the merger closes, in each case without interest and less applicable withholding taxes. In this proxy statement, we refer to the cash consideration that our common stockholders (other than Trizec Canada and its subsidiaries) will ultimately receive with respect to each share of our common stock as a result of the merger as the “common stock merger consideration.”

The Operating Company Merger

Immediately after the merger effective time, Merger Operating Company will merge with and into our operating company, with our operating company continuing as the surviving operating company. Trizec, as the surviving corporation, will be the sole managing member of the surviving operating company. In the operating company merger, each common unit of limited liability company interest (other than units held by us or any of our subsidiaries, which units will remain outstanding as units of limited liability company interest in the surviving operating company) issued and outstanding immediately prior to the operating company merger effective time will be converted into, and canceled in exchange for, one newly created and fully paid redeemable preferred unit. In lieu of retaining this redeemable preferred unit, holders of redeemable preferred units may elect to (a) redeem each such redeemable preferred unit at any time (including immediately after the operating company merger effective time) in exchange for an amount per unit equal to the amount of the common stock merger consideration plus all accrued and unpaid distributions on such redeemable preferred units, or (b) convert each such redeemable preferred unit on a one-for-one basis within 15 days following the merger effective time into a continuing common unit in the surviving operating company, subject to the terms and conditions of the amended and restated operating agreement of the surviving operating company that will be adopted in connection with the operating company merger. This proxy statement does not constitute any solicitation of consents in respect of the operating company merger and does not constitute an offer to convert the operating company units that you may own for or into newly issued preferred units or continuing common units in the surviving operating company.

The Arrangement

At or about the merger effective time, pursuant to a plan of arrangement relating to the arrangement and at the arrangement effective time, AcquisitionCo and its affiliates will acquire all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada for $30.97 per share in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the multiple voting shares and subordinate voting shares and allocable to the quarter in which the arrangement closes. The $30.97 per share that Trizec Canada’s shareholders will receive in the arrangement represents $29.01 per share attributable to the shares of our common stock that Trizec Canada and its subsidiaries own plus an additional $1.96 per share which reflects the agreed value of Trizec Canada’s assets and liabilities other than its interest in Trizec, which are primarily cash and marketable securities and which we refer to as “net other assets” in this proxy statement. We refer to this aggregate cash consideration to be received by holders of Trizec Canada’s multiple voting shares and subordinate voting shares in connection with the arrangement as the “Trizec Canada arrangement consideration.”

The following charts show our organizational structure immediately prior to, and after, the proposed mergers:

Recommendation of Our Board of Directors and the Special Committee (page 43)

Upon the recommendation of a special committee of our board of directors formed for the purpose of considering the merger, which we refer to as the “special committee,” our board of directors, after careful consideration:

•	has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of us and our stockholders;

•	has determined separately, on behalf of our operating company, in our capacity as the sole managing member of our operating company, that the operating company merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our operating company and the holders of limited liability company interests in our operating company;

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and directed that the merger agreement be submitted to our common stockholders for approval at a special meeting of stockholders;

•	recommends that you vote “FOR” the adoption of the merger agreement; and

•	recommends that you vote “FOR” the approval of any adjournments of the special meeting.

Opinion of Our Financial Advisor (page 43)

In deciding to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors and the special committee considered the oral opinion, delivered on June 4, 2006 and subsequently confirmed in writing, of our financial advisor, J.P. Morgan Securities Inc., or “JPMorgan,” that, as of that date, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by (a) the holders of our common stock in connection with the proposed merger involving us was fair, from a financial point of view, to such holders (other than Trizec Canada and its controlling shareholders), and (b) the holders of Class B common units of our operating company in the proposed operating company merger was fair, from a financial point of view, to such holders (assuming all such holders elected to redeem their preferred units and receive the cash consideration), other than us and our subsidiaries. JPMorgan’s opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken by JPMorgan in connection with rendering its opinion, is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully. The opinion of JPMorgan is not a recommendation as to how you should vote with respect to the merger agreement. Pursuant to our engagement letter with JPMorgan, we have agreed to pay JPMorgan a transaction fee of $10.0 million, all of which is payable upon consummation of the merger.

Financing Commitment and Guarantee (pages 49 and 50)

In connection with the mergers, Parent will cause approximately $ • billion in the aggregate to be paid to our stockholders (other than Trizec Canada, its subsidiaries, Parent and affiliates of Parent), the members of our operating company (assuming none of the members of our operating company retain preferred units or elect to receive continuing common units in the surviving operating company, in each case, in lieu of redeeming their redeemable preferred units for cash consideration) and the holders of our outstanding stock options, restricted stock, restricted stock units and rights, deferred restricted stock units and rights and warrants. These payments are expected to be funded by a combination of equity contributions to Parent and debt financing.

In connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from Merrill Lynch Mortgage Lending, Inc., or “Merrill Lynch,” providing for a commitment of debt financing in an aggregate principal amount of up to $3.6 billion, provided that if additional Trizec properties are financed under the debt commitment letter, the amount will be increased by 75% of the allocated value of such properties. Merrill Lynch has been joined in its commitment by Bear Stearns Commercial Mortgage, Inc., Morgan Stanley Mortgage Capital Inc., Deutsche Bank Securities, Inc.’s affiliate German American Capital Corporation and Royal Bank of Canada. The debt commitment letter terminates on December 31, 2006, unless extended in accordance with the debt commitment letter and is conditioned on the completion of the mergers and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties by us or Trizec Canada or a material adverse effect with respect to us or Trizec Canada.

The merger agreement does not contain a financing condition. Under the terms of the merger agreement, Parent agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter.

If all other closing conditions have been satisfied or waived but Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of Parent’s covenants under the merger agreement. In that event, so long as we, our operating company and Trizec Canada are not in material breach of each of our respective obligations under the merger agreement, we and Trizec Canada would be entitled to terminate the merger agreement and receive from Parent an amount equal to all reasonable expenses incurred by us and Trizec Canada in connection with the proposed transactions, up to $15.5 million for us and up to $9.5 million for Trizec Canada. In addition, we may take legal action against Brookfield Properties to seek damages of up to a maximum of $1.1 billion less the amount of any actual expense reimbursements that we have received under a guarantee provided by Brookfield Properties of such amount.

Treatment of Special Voting Stock and Class F Convertible Stock (page 62)

Immediately after the merger, each share of our special voting stock and Class F convertible stock will remain outstanding as a share of special voting stock and Class F convertible stock, respectively, of the surviving corporation.

Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Rights, Deferred Restricted Stock Units and Rights, Warrants and OPP Awards (page 62)

The merger agreement provides that, immediately prior to the merger effective time, all of our outstanding stock options, restricted stock, restricted stock units and rights, and deferred restricted stock units and rights will become fully vested, payable or exercisable, as the case may be, and all outstanding restricted stock, restricted stock units and rights, and deferred restricted stock units and rights will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration.

In connection with the merger:

•	all unexercised stock options, whether vested or unvested, will be canceled and converted into the right to receive a single lump sum cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the merger effective time, multiplied by

•	the excess, if any, of the common stock merger consideration over the exercise price per share of our common stock subject to such stock option;

•	each share of restricted stock, restricted stock unit or right, and deferred restricted stock unit or right will become fully vested and automatically will be considered an outstanding share of common stock, entitling the holder to receive the common stock merger consideration, without interest and less applicable withholding taxes; and

•	each outstanding warrant to purchase shares of our common stock will be adjusted to provide that from and after the merger effective time, each warrant will entitle the holder thereof, upon exercise of such warrant and payment of the exercise price thereof, to receive a single lump sum cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such warrant immediately prior to the merger effective time, multiplied by

•	the common stock merger consideration.

In addition, shares of our restricted common stock will be awarded to participants under the Trizec Properties, Inc. 2004 Outperformance Compensation Program adopted under the Trizec Properties, Inc. 2002 Long-Term Incentive Plan, as amended, or “OPP,” in accordance with the terms of the OPP, based on the requisite performance criteria for a performance period from October 20, 2004 and ending on the date of the merger agreement having been attained, which shares will become fully vested and free of any forfeiture or holding restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes. We refer to such shares of our restricted common stock that will be awarded under the OPP as the “OPP awards” in this proxy statement.

Interests of Our Directors and Executive Officers in the Mergers and the Arrangement (page 50)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	all unvested stock options owned by our directors and executive officers will become fully vested and exercisable immediately prior to the merger effective time, and all stock options held by our directors and executive officers and not exercised prior to the merger effective time, will be canceled and converted into the right to receive a cash payment in respect of each share of common stock underlying the stock options equal to the excess, if any, of the common stock merger consideration over the exercise price per share of common stock subject to such stock options, without interest and less applicable withholding taxes;

•	shares of restricted common stock, restricted stock units and rights, and deferred restricted stock units and rights owned by our directors and executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes;

•	in accordance with the terms of the OPP, shares of restricted common stock will be awarded under the OPP to our executive officers based on the requisite performance criteria in connection with the merger for a performance period from October 20, 2004 and ending on the date of the merger agreement having been attained, which shares of restricted common stock will become fully vested and free of any forfeiture or holding restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes;

•	warrants to purchase shares of our common stock owned by our directors and executive officers will be adjusted in accordance with their terms to provide that, as of the merger effective time, upon exercise of each such warrant and payment of the applicable exercise price, the holder of such warrant will be entitled to receive a cash payment in respect of each share of common stock underlying his or her warrants equal to the common stock merger consideration, without interest and less applicable withholding taxes;

•	under his employment agreement, Mr. Timothy H. Callahan, our President and Chief Executive Officer, will be entitled to receive severance benefits in certain circumstances, including (a) an annual incentive bonus for the fiscal year in which his termination or resignation occurs, prorated over the number of days employed during such fiscal year and based on the average of the annual incentive bonuses paid to Mr. Callahan during the immediately preceding two fiscal years, which we refer to as the “average bonus,” (b) three times the sum of his base salary (at the rate in effect on the date of Mr. Callahan’s termination or resignation) and the average bonus, and (c) an additional tax gross-up payment if any severance payment or benefit made or provided to him in connection with the merger would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	under the terms of our Change in Control Severance Pay Plan, or the “severance plan,” each of Messrs. Michael C. Colleran, our Executive Vice President and Chief Financial Officer, Brian K. Lipson, our Executive Vice President and Chief Investment Officer, William R.C. Tresham, our Executive Vice President and Chief Operating Officer, and Ted R. Jadwin, our Senior Vice President, General Counsel and Corporate Secretary, will be entitled to receive severance benefits in certain circumstances, including (a) a pro rata annual bonus (with respect to the greater of such officer’s 2005 annual bonus paid or 2006 target bonus), (b) a pro rata amount in respect of the value of accrued stock incentive awards, (c) two times (one time in the case of Mr. Jadwin) the sum of such officer’s annual base salary and the greater of such officer’s 2005 annual bonus paid or 2006 target bonus, and (d) an additional tax-gross up payment to be made if any severance payments made or benefits provided in connection with the merger would be subject to the excise tax imposed by Section 4999 of the Code;

•	under the terms of our Retention Bonus Program, or the “retention plan,” each of Messrs. Callahan, Colleran, Lipson, Tresham and Jadwin is entitled to receive a retention bonus amount based on his years of service and weekly base salary amount if he remains actively employed by the surviving corporation on the 90th day following the closing date of the merger (or if the merger does not occur, if he remains employed by us on June 1, 2007), or if he is terminated without “cause” or resigns for “good reason” (as such terms are defined in the severance plan) prior to the end of such 90-day period; and

•	our directors and executive officers are entitled to continued indemnification arrangements and directors’ and officers’ insurance coverage for a period of six years following the merger effective time.

In addition, in connection with the arrangement, Mr. Munk will receive with respect to each multiple voting share and each subordinate voting share of Trizec Canada that he owns through PMCI, a corporation wholly owned by him, the Trizec Canada arrangement consideration. We have been advised by Trizec Canada that as of • , Mr. Munk owned, through PMCI, • multiple voting shares and • subordinate voting shares of Trizec Canada and owned options to purchase • subordinate voting shares. In addition, certain of our other directors and two of our executive officers also owned subordinate voting shares of Trizec Canada and options to purchase subordinate voting shares as of the record date.

Our board of directors was fully aware of the foregoing interests of our directors and executive officers in the merger and the arrangement, and considered them carefully prior to approving the merger, the merger agreement, and the other transactions contemplated by the merger agreement.

No Solicitation of Transactions (page 71)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us, our subsidiaries, Trizec Canada or its subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors and the board of directors of Trizec Canada may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. Upon entering into an agreement for a transaction that constitutes a superior proposal, we will be obligated to pay a breakup fee to Parent as described below under “Termination Fees and Expenses.”

Conditions to the Mergers (page 74)

Completion of the mergers and the arrangement depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	the adoption of the merger agreement by Trizec’s stockholders;

•	the approval of the arrangement by Trizec Canada’s shareholders;

•	the approval of the arrangement by the Ontario Superior Court of Justice;

•	the termination, expiration or waiver of the waiting period for (a) the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” and (b) the arrangement under the Competition Act (Canada), or the “Competition Act;”

•	no action by any governmental authority that would prohibit the consummation of the mergers or the arrangement;

•	our, our operating company’s and Trizec Canada’s representations and warranties being true and correct, except where the failure of such representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representations relating to the absence of any material adverse effect) does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the performance in all material respects by us, our operating company and Trizec Canada of our, our operating company’s and Trizec Canada’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement prior to the arrangement effective time;

•	on the closing date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had a material adverse effect; and

•	the receipt of a tax opinion of our counsel, Hogan & Hartson LLP, or “Hogan & Hartson,” opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated and the mergers and the arrangement may be abandoned at any time prior to the merger effective time or the arrangement effective time even after Trizec’s stockholders have adopted the merger agreement and Trizec Canada’s shareholders have approved the arrangement:

•	by mutual written consent of the parties;

•	by any of Parent, us and our operating company, or Trizec Canada if:

•	the merger has not occurred on or before December 31, 2006, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur by this date;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which has the effect of making consummation of the mergers or the arrangement illegal or would otherwise prevent or prohibit the consummation of the mergers or the arrangement and is final and non-appealable; or

•	the requisite vote of (a) our common stockholders to adopt the merger agreement is not obtained, or (b) Trizec Canada’s shareholders to approve the arrangement is not obtained;

•	by Parent if:

•	none of Parent, MergerCo and AcquisitionCo is in material breach of its respective obligations under the merger agreement, and (a) any of our, our operating company’s or Trizec Canada’s representations and warranties is or becomes untrue or incorrect such that the closing condition pertaining to our, our operating company’s and Trizec Canada’s representations and warranties would be incapable of being satisfied by December 31, 2006, or (b) there has been a breach of any of our, our operating company’s or Trizec Canada’s covenants and agreements under the merger agreement such that the closing condition pertaining to our, our operating company’s or Trizec Canada’s performance and compliance with covenants or agreements would be incapable of being satisfied by December 31, 2006;

•	our board of directors or a special committee of our board of directors (a) withdraws, modifies or amends its recommendation that our stockholders vote to adopt the merger agreement, (b) publicly approves or recommends a different acquisition proposal, (c) within ten business days after it is commenced, fails to recommend the rejection of a tender offer or exchange offer relating to our outstanding common stock that constitutes a different acquisition proposal, or (d) publicly announces the intention to do any of the foregoing; or

•	Trizec Canada’s board of directors (a) withdraws, modifies or amends its recommendation that Trizec Canada’s shareholders vote to approve the arrangement, (b) publicly approves or recommends a different Trizec Canada acquisition proposal, (c) within ten business days after it is commenced, fails to recommend the rejection of a tender offer or exchange offer relating to the outstanding shares of Trizec Canada that constitutes a different Trizec Canada acquisition proposal, or (d) publicly announces the intention to do any of the foregoing;

•	by us and our operating company, or Trizec Canada if:

•	none of us, our operating company and Trizec Canada is in material breach of its respective obligations under the merger agreement, and (a) any of Parent’s, MergerCo’s or AcquisitionCo’s representations and warranties is or becomes untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by December 31, 2006, or (b) there has been a breach of any of Parent’s, MergerCo’s or AcquisitionCo’s covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by December 31, 2006; or

•	by us and our operating company, and Trizec Canada if:

•	our board of directors or a special committee of our board of directors and Trizec Canada’s board of directors approve and authorize us and Trizec Canada, respectively, to enter into a definitive agreement with respect to a combined superior proposal, but only so long as:

•	the requisite stockholder vote for us (in connection with the merger) and shareholder vote for Trizec Canada (in connection with the arrangement) have not been obtained;

•	we, our operating company and Trizec Canada are not, or have not been, in breach of our obligations under the merger agreement with regard to prohibitions on soliciting different acquisition proposals in any material respect;

•	we and Trizec Canada have first given Parent at least three business days notice that we intend to terminate the merger agreement (attaching the most current version of the agreement or agreements relating to such combined superior proposal);

•	during the three business days following the receipt by Parent of the termination notice, (a) we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the merger and (b) our board of directors or a special committee of our board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the superior proposal giving rise to such notice continues to be a superior proposal;

•	during the three business days following the receipt by Parent of the termination notice, (a) Trizec Canada has offered to negotiate with, and if accepted, has negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable Trizec Canada to proceed with the arrangement, and (b) Trizec Canada’s board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•	we pay to Parent the termination fee and reasonable transaction expenses in accordance with the merger agreement concurrently with or prior to the termination of the merger agreement.

Termination Fee and Expenses (page 77)

We and Trizec Canada have agreed to pay to Parent a termination fee and to reimburse Parent’s transaction expenses up to a maximum of $25.0 million if the merger agreement is terminated under certain circumstances. There are three alternative termination fees under the merger agreement: (a) the “Trizec termination fee,” which is equal to $71.3 million; (b) the “Trizec Canada termination fee,” which is equal to $43.7 million; and (c) the “full termination fee,” which is the sum of the Trizec termination fee and the Trizec Canada termination fee, or $115.0 million.

Trizec

We will pay to Parent the full termination fee and the full amount of its expenses (subject to the $25.0 million limit) in the event that:

•	we and Trizec Canada have terminated the merger agreement because we and Trizec Canada enter into an agreement to implement a combined superior proposal;

•	Parent has terminated the merger agreement because our board of directors or the special committee has withdrawn, modified or amended its recommendation that our stockholders vote to adopt the merger agreement, publicly approved or recommended a different acquisition proposal, failed to recommend the rejection of a tender offer or exchange offer relating to our common stock that constitutes a different acquisition proposal within ten business days of its commencement or publicly announced the intention to do any of the foregoing;

•	we, our operating company, Trizec Canada or Parent has terminated the merger agreement because the requisite stockholder vote to adopt the merger agreement upon a vote being taken has not been obtained and (a) at or prior to the later of the meeting of our stockholders to approve the adoption of the merger agreement or termination, a different acquisition proposal has been made to us, or otherwise publicly announced, and (b) concurrently with the termination or within 12 months following the termination date we enter into a contract with respect to or consummate a different acquisition proposal.

We or our operating company will also pay to Parent an amount equal to 62% of Parent’s expenses, subject to certain limitations, if:

•	Parent has terminated the merger agreement because (a) our or our operating company’s respective representations and warranties are or become untrue or incorrect, or (b) we or our operating company breach any of our or our operating company’s respective covenants or agreements, in each case that would be incapable of being satisfied by December 31, 2006.

In addition, if the merger agreement is terminated under the circumstances described with respect to Trizec Canada in the first two bullets below and, within 12 months of the termination date, we enter into a contract with respect to or consummate a different acquisition proposal, if and when we consummate such acquisition proposal, we will be required to pay to Parent an amount equal to the Trizec termination fee plus the remaining 62% of Parent’s expenses that are not paid by Trizec Canada under such circumstances, subject to certain limitations.

Trizec Canada

Trizec Canada will pay to Parent the Trizec Canada termination fee and 38% of Parent’s expenses (subject to the $25.0 million limit) in the event that:

•	Parent has terminated the merger agreement because Trizec Canada’s board of directors has (a) withdrawn, modified or amended its recommendation that Trizec Canada’s shareholders vote to approve the arrangement, (b) publicly recommended or approved a different Trizec Canada acquisition proposal or (c) failed to recommend the rejection of a tender offer or exchange offer relating to the shares of Trizec Canada that constitutes a different Trizec Canada acquisition proposal within ten business days of its commencement, (d) or publicly announced the intention to do any of the foregoing; or

•	we, Trizec Canada or Parent has terminated the merger agreement because the requisite shareholder vote to approve the arrangement upon a vote being taken has not been obtained and (a) at or prior to the later of the meeting of Trizec Canada’s shareholders or the termination date, a different Trizec Canada acquisition proposal, or otherwise publicly announced and (b) concurrently with the termination or within 12 months following the merger agreement termination date, Trizec Canada consummates an acquisition proposal.

Trizec Canada will pay to Parent an amount equal to 38% of Parent’s expenses, subject to certain limitations, if:

•	Parent has terminated the merger agreement because (a) Trizec Canada’s representations and warranties are or become untrue or incorrect or (b) Trizec Canada breaches any of its covenants or agreements that would be incapable of being satisfied by December 31, 2006.

Parent

•	If we, our operating company and Trizec Canada are not in material breach of each of our or its obligations under the merger agreement, Parent will pay us and Trizec Canada all reasonable out-of-pocket costs and expenses up to an aggregate maximum of $15.5 million and $9.5 million, respectively, if the merger agreement is terminated by us or Trizec Canada because either (a) any of the representations and warranties of Parent, MergerCo or AcquisitionCo is or becomes untrue or incorrect or (b) Parent, MergerCo or AcquisitionCo breaches any of their respective covenants or agreements that would be incapable of being satisfied by December 31, 2006.

Voting Agreements (page 56)

Concurrently with the execution of the merger agreement, Trizec Canada entered into the Trizec voting agreement with Parent and MergerCo pursuant to which Trizec Canada has agreed to vote or cause to be voted all of the shares of our common stock that Trizec Canada and its subsidiaries own (including any shares of our common stock that may be acquired after the execution of the merger agreement) for the adoption of the merger agreement, subject to the terms and conditions contained in the Trizec voting agreement. As of the record date, Trizec Canada and its subsidiaries owned approximately • shares of our common stock, entitling them to exercise approximately • % of the voting power of our common stock entitled to vote at the special meeting.

In addition, PMCI, a corporation that is wholly owned by Mr. Munk and through which Mr. Munk owns multiple voting shares and subordinate voting shares of Trizec Canada, has entered into the Trizec Canada voting agreement with Parent and AcquisitionCo pursuant to which PMCI has agreed to vote all multiple voting shares and subordinate voting shares that it owns (including any shares that may be acquired by PMCI after the date of the merger agreement) for the arrangement, subject to the terms and conditions contained in such voting agreement. We have been advised by Trizec Canada that on    •    , 2006, PMCI owned • multiple voting shares and • subordinate voting shares of Trizec Canada, which as of such date represented approximately • % of the aggregate voting power of the multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Under the Trizec Canada voting agreement, Mr. Munk may not acquire directly or indirectly shares of Trizec Canada, Parent, Brookfield Properties or its affiliates other than pursuant to or as contemplated by the arrangement for a period of 12 months following the closing of the arrangement. The covenants in the Trizec Canada voting agreement are subject to the ability of PMCI to convert into subordinate voting shares and transfer up to 3.0 million multiple voting shares of Trizec Canada held by PMCI. In addition, pursuant to the voting trust agreement, PMCI agreed not to vote more than the number of multiple voting shares which in the aggregate represent a simple majority of all votes entitled to be cast on a matter by all holders of voting securities of Trizec Canada.

Regulatory Approvals (page 57)

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, or the “Antitrust Division,” and certain waiting period requirements have been satisfied. On • , 2006, Trizec and Brookfield Properties each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant authorities is not made, the waiting period will expire at 11:59 p.m. on • , 2006.

The Competition Act provides that transactions such as the arrangement may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting periods have been satisfied. It is anticipated that the required information will be submitted to the Commissioner of Competition by • , 2006. If the information is submitted by that date, and the Commissioner of Competition does not ask for additional information, the waiting period will end on • , 2006

Other than the HSR Act and Competition Act filings, we are unaware of any other material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the mergers, other than the filing of a certificate of merger by each of us and our operating company with the Secretary of State of the State of Delaware. However, the completion of the mergers is conditioned upon, among other things, the filing of the plan of arrangement by Trizec Canada relating to the arrangement with the Ontario Superior Court of Justice, approval and issuance of a final order by such court approving the arrangement and the transactions contemplated by the plan of arrangement, and sending to the director appointed under the Canada Business Corporations Act, for endorsement and filing by such director, the articles of arrangement and such other documents as may be required under the Canada Business Corporations Act to give effect to the arrangement.

Dissenters’ Rights of Appraisal (page 85)

Under the Delaware General Corporation Law, or the “DGCL,” holders of our common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if such holders of our common stock comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a common stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise its appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy for the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Litigation Relating to the Merger (page 57)

On June 6, 2006, two substantially identical purported stockholder class action lawsuits related to the merger agreement were filed by the same counsel in the Circuit Court of Cook County, Illinois, Doris Staehr v. Trizec Properties, et al. (Case No. 06CH11226) and Hubert Van Gent v. Trizec Properties, et al. (Case No. 06CH11571), naming us and each of our directors as defendants. The lawsuits allege, among other things, that our directors were conflicted, unjustly enriched and engaged in self-dealing, and violated their fiduciary duties to our stockholders in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The lawsuits seek to enjoin the completion of the merger and the related transactions. Additionally, among other things, the lawsuits seek class action status, rescission of, to the extent already implemented, the merger, voting agreements, and the termination fees, and costs and disbursements incurred in connection with the lawsuits, including attorneys’ and experts’ fees. We intend to vigorously defend the actions. However, even if these lawsuits are determined to be without merit, they may potentially delay or, if the delay is substantial enough to prevent the consummation of the merger by December 31, 2006, potentially prevent the closing of the merger.

Material United States Federal Income Tax Consequences (page 58)

The receipt of the common stock merger consideration for each share of our common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common stock merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your common stock merger consideration payable to you under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Delisting and Deregistration of Our Common Stock (page 60)

If the merger is completed, shares of our common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Our special voting stock and Class F convertible stock are not listed on the New York Stock Exchange and are not registered under the Exchange Act.

Market Price of Our Common Stock (page 80)

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “TRZ.” On June 2, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $24.60 per share. On • , 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $ • per share. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers and, in certain cases, the arrangement. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents referred to or incorporated by reference in this proxy statement, including the merger agreement, a copy of which is attached as Annex A.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of us and our operating company by Parent pursuant to the merger agreement. If our stockholders approve the proposal to adopt the merger agreement and the other closing conditions under the merger agreement have been satisfied or waived, including the approvals of the arrangement by Trizec Canada’s shareholders and the Ontario Superior Court of Justice and any applicable regulatory approvals, MergerCo will merge with and into us, with Trizec surviving the merger and with Parent owning all of our outstanding common stock not owned by Trizec Canada and its subsidiaries. In addition, Merger Operating Company will merge with and into our operating company, with our operating company surviving the operating company merger and continuing to exist as a subsidiary of the surviving corporation. In addition, on the closing date of the merger, AcquisitionCo and its affiliates will acquire all of Trizec Canada’s outstanding multiple voting shares and subordinate voting shares pursuant to the arrangement. After the consummation of the merger and the arrangement, Parent will own approximately 62% of the outstanding shares of our common stock, and AcquisitionCo and its affiliates will own, indirectly through their 100% ownership of the outstanding shares of Trizec Canada, the remaining outstanding shares of our common stock. These transactions are expected to occur contemporaneously. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	As a common stockholder of Trizec, what will I receive as a result of the merger?

A:	Holders of shares of our common stock at the merger effective time, other than Trizec Canada and its subsidiaries, will receive for each share of our common stock that they own one share of redeemable preferred stock which will be redeemed immediately after the merger, without any further action by you, for the common stock merger consideration, which is $29.01 in cash plus an additional cash amount equal to a pro rata portion of the regular quarterly dividend payable on our common stock and allocable to the quarter in which the merger closes, in each case without interest and less applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:	Yes. Under the merger agreement, prior to the merger effective time we are permitted to continue to declare and pay to our common stockholders regular quarterly dividends of up to $0.20 per share of our common stock.

Q:	What will the shareholders of Trizec Canada receive in the arrangement?

A:	For each outstanding multiple voting share or subordinate voting share held by a shareholder of Trizec Canada immediately prior to the plan of arrangement effective time, such shareholder will receive the Trizec Canada arrangement consideration, which is an amount equal to the sum of $30.97 per share in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the multiple voting shares and subordinate voting shares and allocable to the quarter in which the arrangement is completed. The $30.97 per share that the shareholders of Trizec Canada will receive in the arrangement represents $29.01 per share attributable to the shares of our common stock that Trizec Canada and its subsidiaries own, plus an additional $1.96 per share, which represents the agreed value of Trizec Canada’s net other assets.

Q:	Will my vote be required in connection with the arrangement and will I receive anything in the arrangement?

A:	No. The arrangement relates to Trizec Canada and its shareholders. Accordingly, unless you are a shareholder of Trizec Canada in addition to being a stockholder of Trizec, you will not be entitled to vote on the arrangement nor is your vote in respect of the arrangement being sought by this proxy statement, and you will not receive the Trizec Canada arrangement consideration.

If you own multiple voting shares or subordinate voting shares of Trizec Canada, however, Trizec Canada will mail to you a separate management information circular regarding the arrangement. This proxy statement does not constitute any solicitation of votes in respect of the arrangement. Information about the arrangement and Trizec Canada is being provided in this proxy statement only to the extent that it is relevant to, and to assist your understanding of, the merger and the merger agreement.

Q:	When do you expect the mergers to be completed?

A:	We are working toward completing the mergers as quickly as possible and we anticipate that they will be completed during the third or fourth quarter of 2006. If Trizec’s stockholders vote to adopt the merger agreement, Trizec Canada’s shareholders vote to approve the arrangement, and the other conditions to the mergers are satisfied or waived, it is anticipated that the mergers will become effective as soon as practicable following the special meeting.

Q:	If the merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal and instructions describing how you exchange your shares of common stock for the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place on • • , 2006 at • local time, at • .

Q:	Who can vote and attend the special meeting?

A:	All of our common and special voting stockholders of record as of the close of business on • , 2006, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any postponements or any adjournments of the special meeting. However, only common stockholders are entitled to vote at the special meeting or any postponements or any adjournments of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting. The vote of our special voting stockholders is not required to adopt the merger agreement or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited. Our Class F convertible stockholders are not entitled to receive notice of or to attend the special meeting or to vote on any matter at the special meeting.

Q:	What vote of common stockholders is required in connection with the proposals?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote on such proposal. Because the required vote is based on the number of shares of our common stock that are outstanding rather than on the number of shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement.

The approval of any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on such proposal. For the purpose of this proposal, if you are a record holder and fail to return your proxy card or do not attend the special meeting in person, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. Similarly, broker non-votes will not be considered present in person or represented by proxy and entitled to vote on the adjournment proposal and will not have any effect on the outcome of this proposal. However, abstentions are considered present in person or represented by proxy and entitled to vote, and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:	What is required to adjourn the special meeting?

A:	Under our bylaws, the presiding officer of the special meeting may adjourn the special meeting without the approval of our stockholders under certain circumstances, including if there is no quorum present for the adoption of the merger agreement, the board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that our board of directors determines has not been made sufficiently or timely available to our stockholders, or our board of directors determines that adjournment is otherwise in our best interests. Notwithstanding this provision in our bylaws that provides the presiding officer of the special meeting the discretion to adjourn the meeting in such circumstances, we will not adjourn the special meeting for the purpose of soliciting additional proxies without having obtained the requisite approval by our stockholders for the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:	How does the common stock merger consideration compare to the market price of our common stock?

A:	The cash consideration of $29.01 that our common stockholders will receive in connection with and in respect of each share of our common stock represents an approximate 17.9% premium over the closing price of our common stock on June 2, 2006, the last trading day before the public announcement of our entering into the merger agreement, and an approximate 20.5% premium to the weighted average closing price of our common stock for the year-to-date period ended June 2, 2006. Over the 12-month period ended June 2, 2006, the low price of our common stock was $19.70 per share and the high price of our common stock was $26.39 per share, which also represents the all-time high share price for our common stock since the commencement of trading on the New York Stock Exchange on May 8, 2002 and prior to June 2, 2006.

Q:	How does our board of directors recommend that I vote?

A:	Upon the recommendation of the special committee and after careful consideration, our board of directors recommends that our common stockholders vote for the adoption of the merger agreement and the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

Q:	Do any of the company’s executive officers and directors or any other persons have any interest in the merger or other transactions that is different than mine?

A:	Yes. Our executive officers and directors may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive in connection with the merger with respect to their stock options, restricted stock awards, restricted stock units and rights, deferred stock units and rights, warrants and, with respect to our executive officers, such officers’ OPP awards. Our executive officers also are entitled to certain severance payments and benefits and retention bonuses following the closing of the merger in certain circumstances. Additionally, Mr. Munk, as the indirect holder of multiple voting shares and subordinate voting shares and options to purchase subordinate voting shares of Trizec Canada, will receive the Trizec Canada arrangement consideration with respect to such shares and options in connection with the arrangement, and certain of our other directors and two of our executive officers also own subordinate voting shares of Trizec Canada and options to purchase subordinate voting shares in respect of which they will receive the Trizec Canada arrangement consideration. We have been advised by Trizec Canada that, on • , 2006, Mr. Munk owned, through a wholly owned corporation, • multiple voting shares and • subordinate voting shares of Trizec Canada which as of such date represented approximately • % of the aggregate voting power of the multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Please see “The Mergers and the Arrangement — Interests of Our Directors and Executive Officers in the Mergers and the Arrangement” on page 50 for additional information about possible interests that our directors and executive officers may have in the merger, the arrangement and other transactions that are different from, or in addition to, yours.

Q:	How do I cast my vote if I am a record holder?

A:	If you are a common stockholder of record on the record date, you may vote in person at the special meeting, or by submitting your proxy by mail, telephone or Internet. If you wish to mail your proxy, you can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you wish to submit your proxy by telephone or Internet, you may do so by following the instructions on your proxy card.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:	If you hold your shares of common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from your broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares is often referred to as a “broker non-vote.” A broker non-vote will have the same effect as a vote against the adoption of the merger agreement but will not have an effect on the outcome of the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions by telephone or Internet.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to adopt the merger agreement, if you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee to vote if your shares are held in “street name,” it will have the same effect as a vote against the adoption of the merger agreement.

With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting, it will have the same effect as a vote against that proposal. However, if you fail to instruct your broker, bank or other nominee to vote if your shares are held in “street name,” it will not have any effect on the outcome of such proposal.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:	Have any stockholders already agreed to the adoption of the merger agreement?

A:	Yes. Parent, MergerCo and Trizec Canada have entered into the Trizec voting agreement pursuant to which Trizec Canada has agreed to vote or cause to be voted all shares of our common stock that Trizec Canada and its subsidiaries own (including any shares of our common stock that may be acquired after the execution of the merger agreement) for the adoption of the merger agreement, subject to the terms and conditions contained in the Trizec voting agreement. As of the record date, Trizec Canada and its subsidiaries owned • shares of our common stock that represented approximately • % of the voting power of our common stock entitled to vote. See “The Mergers and the Arrangement — Voting Agreements” on page 56.

Q:	What happens if I sell my shares before the special meeting?

A:	If you held your shares of common stock on the record date but sell or transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration in respect of those shares. The right to receive this cash consideration will pass to the person who owns the shares you previously owned at the time that the merger becomes effective.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or voting again by telephone or Internet or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed your broker, bank or nominee to vote your shares, the above described options for changing your vote do not apply and instead you should follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of the common stock merger consideration for each share of our common stock as a result of the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common stock merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your common stock merger consideration under applicable tax laws. You should read “The Mergers and the Arrangement — Material United States Federal Income Tax Consequences” on page 58 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my common stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the common stock merger consideration. You should use the letter of transmittal to exchange stock certificates for the common stock merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have if I oppose the merger?

A:	Under the DGCL, holders of our common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise its appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. See “Dissenters’ Rights of Appraisal” on page 85.

Q:	What will happen to the shares of common stock that I currently own after completion of the merger?

A:	Following the completion of the merger, your shares will be canceled and will represent only the right to receive the common stock merger consideration. Trading in shares of our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission, or the “SEC.”

Q:	Where can I find more information about the company?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.trz.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 88.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our officers, directors and employees may solicit proxies by telephone, facsimile, mail or Internet or in person. They will not be paid any additional cash amounts for soliciting proxies. We have retained • to assist us in the solicitation of proxies, and will pay approximately $ • , plus reimbursement of out-of-pocket expenses, to • for its services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the mergers, you should contact our proxy solicitation agent, • , as follows:

 •

If you hold our shares of common stock through a broker, bank or other nominee, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or the completion of the mergers include, but are not limited to:

•	the satisfaction of the conditions to consummate the mergers and the arrangement, including our stockholders’ adoption of the merger agreement and Trizec Canada’s shareholders’ approval of the arrangement;

•	the actual terms of certain financings that will be obtained for the mergers and the arrangement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been or may be instituted against us or Trizec Canada following announcement of the mergers and the arrangement;

•	the failure of the mergers or the arrangement to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the mergers and the arrangement;

•	changes in national and local economic conditions, including those economic conditions in our seven core markets;

•	the extent, duration and strength of any economic recovery;

•	our ability to maintain occupancy and to timely lease or re-lease office space;

•	the extent of any tenant bankruptcies and insolvencies;

•	our ability to sell our non-core office properties in a timely manner;

•	our ability to acquire office properties selectively in our core markets;

•	our ability to integrate and realize the full benefits from our acquisitions, including our recently completed acquisition of certain office properties and undeveloped land parcels formerly owned by Arden Realty, Inc.;

•	our ability to maintain REIT qualification;

•	changes to U.S. tax laws that affect REITs;

•	material increases in the amount of special dividends payable to affiliates of Trizec Canada on shares of our special voting stock as a result of increases in the applicable cross-border withholding tax rates;

•	Canadian tax laws that affect treatment of investment in U.S. real estate companies;

•	the competitive environment in which we operate;

•	the cost and availability of debt and equity financing;

•	the effect of any impairment charges associated with changes in market conditions;

•	the sale or other disposition of shares of our common stock owned by Trizec Canada;

•	our ability to obtain, at a reasonable cost, adequate insurance coverage for catastrophic events, such as earthquakes and terrorist acts; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

These risks and uncertainties, along with the risk factors discussed under “Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGERS AND THE ARRANGEMENT

Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606
(312) 798-6000

We are a Delaware corporation and one of the largest fully integrated, self-managed, publicly traded REITs in the United States. We are engaged in the business of owning and managing office properties in the United States. Our office properties are concentrated in the metropolitan areas of seven major U.S. markets: Atlanta, Chicago, Dallas, Houston, Los Angeles-San Diego, New York, and Washington, D.C. As of July 5, 2006, we had ownership interests in 53 consolidated office properties comprising approximately 32.2 million square feet. In addition, as of July 5, 2006, we also had ownership interests in eight unconsolidated real estate joint venture office properties comprising approximately 7.4 million square feet of total area and one unconsolidated real estate development joint venture. Additional information about us is available on our website at http://www.trz.com. The information contained on our website is not incorporated in, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common stock is listed on the New York Stock Exchange under the symbol “TRZ.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 88.

Trizec Holdings Operating LLC
10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606
(312) 798-6000

Our operating company is a Delaware limited liability company through which we conduct substantially all of our business and own substantially all of our assets. We serve as the sole managing member of our operating company and, as of July 5, 2006, owned approximately 98.4% of the outstanding common units of limited liability company interest in our operating company. In addition, we owned all of the outstanding Class SV units and Class F units of limited liability company interest in our operating company.

Trizec Canada Inc.
BCE Place
181 Bay Street
Suite 3820
Toronto, ON, Canada M5J2T3
(416) 682-8600

Trizec Canada is a Canadian corporation and, together with its subsidiaries, owns approximately • % of our outstanding common stock and all of our outstanding special voting stock and Class F convertible stock. Mr. Peter Munk, chairman of our board of directors, is also chairman of the board of directors and chief executive officer of Trizec Canada, and on •  2006, Mr. Munk owned, through a wholly owned corporation, •  multiple voting shares and • subordinate voting shares of Trizec Canada, which as of such date represented • % of the aggregate voting power of the multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Trizec Canada is listed on the Toronto Stock Exchange under the symbol “TZC.”

Grace Holdings LLC
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7262

Parent is a Delaware limited liability company newly formed by Brookfield Properties in connection with the mergers. We have been advised by Brookfield Properties that Parent will be jointly owned by affiliates of Brookfield Properties and Blackstone Real Estate Partners V L.P.

Brookfield Properties is a Canadian corporation and one of North America’s largest commercial real estate companies. Brookfield Properties owns, develops and manages a portfolio of premier office properties that comprises 59 commercial properties totaling approximately 47 million square feet and ten development properties totaling approximately eight million square feet in the downtown cores of New York, Boston, Washington, D.C., Toronto, Calgary and Ottawa. Landmark properties include the World Financial Center in New York City and BCE Place in Toronto. Brookfield Properties is listed on the New York Stock Exchange and Toronto Stock Exchange under the symbol “BPO.”

The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group, a global private investment firm founded in 1985 with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris. The Blackstone Group’s real estate group has raised approximately $13 billion for real estate investing and has a long track record of investing in office buildings, hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory, and restructuring and reorganization advisory.

Grace Acquisition Corporation
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

MergerCo is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. MergerCo was formed by Parent in connection with the mergers.

Grace OP LLC
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

Merger Operating Company is a newly formed Delaware limited liability company and a wholly owned subsidiary of MergerCo. Merger Operating Company was formed by Brookfield Properties in connection with the mergers.

4162862 Canada Limited
c/o Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
(212) 417-7195

AcquisitionCo is a newly formed Canadian corporation and an affiliate of Brookfield Properties. AcquisitionCo was formed by Brookfield Properties in connection with the arrangement and the acquisition of all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our common stockholders by our board of directors for use at the special meeting to be held on •  • , 2006, at •  local time. The special meeting will take place at •  . The purpose of the special meeting is for you to:

•	consider and vote upon a proposal to adopt the merger agreement;

•	approve any adjournments of the special meeting for the purpose of soliciting additional proxies; and

•	transact any other business that may properly come before the special meeting.

Our common stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

Only holders of record of our common stock and our special voting stock as of the close of business on the record date, which was • , 2006, are entitled to receive notice of and to attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, •  shares of our common stock were outstanding and entitled to vote at the special meeting or any postponements or adjournments of the special meeting. In addition, holders of our Class F convertible stock are not entitled to receive notice of or attend the special meeting or vote on any matter that may come before the special meeting.

The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and broker non-votes will be counted as shares present in person or represented by proxy for the purposes of determining the presence of a quorum. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers, bank or other nominee. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the adoption of the merger agreement.

Required Vote and Voting Agreement

Adoption of the merger agreement.  The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal. Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote to adopt the merger agreement is based on the number of shares of our common stock outstanding rather than on the number of votes present in person or represented by proxy at the special meeting and entitled to vote, failure to vote shares of our common stock that you own (including as a result of broker non-votes and abstentions) will have the same effect as voting against the adoption of the merger agreement.

Approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.  The proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the approval of the holders of at least a majority of outstanding shares of our common stock present in person or represented by proxy and entitled to vote on such proposal. For the purpose of this proposal, if you are a record holder of our common stock and fail to return your proxy card or do not attend the special meeting in person, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. Similarly, broker non-votes will not be considered present in person or represented by proxy and entitled to vote on the adjournment proposal and will not have any effect on the outcome of this proposal. However, abstentions are considered present in person or represented by proxy and entitled to vote and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Holders of our special voting stock and Class F convertible stock are not entitled to vote on either of the two proposals or any other matter that may come before the special meeting.

If you hold your shares of our common stock in your own name as of the record date and want your shares of our common stock to be included in the vote, you must either vote your shares of our common stock by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may cause their shares of common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of our common stock as described above as promptly as possible. If you own shares of our common stock through a broker, bank or other nominee in “street name,” you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you. You should instruct your broker, bank or other nominee as to how to vote your shares of our common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee, who can give you directions on how to vote your shares of our common stock.

As of the record date, excluding the shares of our common stock that are owned by Trizec Canada and its subsidiaries and deemed to be beneficially owned by Mr. Munk, our directors and executive officers owned an aggregate of approximately • shares of our common stock, entitling them to exercise approximately • % of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors, other than Mr. Munk, have informed us that they intend to vote their shares of our common stock for adoption of the merger agreement and in favor of approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Concurrently with the execution of the merger agreement, Trizec Canada entered into the Trizec voting agreement with Parent and MergerCo pursuant to which Trizec Canada has agreed to vote or cause to be voted all shares of our common stock that Trizec Canada and its subsidiaries own (including any shares of our common stock that may be acquired by them after the date of the merger agreement) in favor of the adoption of the merger agreement, subject to the terms and conditions contained in the Trizec voting agreement. As of the record date, Trizec Canada and its subsidiaries owned • shares of our common stock, representing approximately • % of the aggregate voting power of our common stock entitled to vote at the special meeting.

Proxies and Revocation

If you submit a proxy, your shares of our common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary, at our executive offices located at 10 S. Riverside Plaza, Suite 1100, Chicago, Illinois 60606;

•	by delivering to our Corporate Secretary a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.  If you own shares of our common stock in “street name,” you may revoke or change a previously granted proxy by following the instructions provided by your broker, bank or other nominee that is the registered owner of your shares of our common stock.

We do not expect that any matter other than the adoption of the merger agreement and the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies will be brought before or at the special meeting. If, however, such a matter is properly presented before or at the special meeting or any postponements or any adjournments of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, by Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services upon request. We have retained • to assist us in the solicitation of proxies, and will pay fees of approximately $ • , plus reimbursement of out-of-pocket expenses, to • for their services. In addition, our arrangement with • includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient votes to adopt the merger agreement at the special meeting.

Under our bylaws, the presiding officer of the special meeting may adjourn the special meeting without the approval of our stockholders under certain circumstances, including if there is no quorum present for the adoption of the merger agreement, our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that the board of directors determines has not been made sufficiently or timely available to our stockholders, or our board of directors determines that adjournment is otherwise in our best interests. Notwithstanding this provision in our bylaws that provides the presiding officer of the special meeting the discretion to adjourn the meeting in such circumstances, we will not adjourn the special meeting for the purpose of soliciting additional proxies without having obtained the requisite approval by our stockholders for the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

If such proposal is approved and we decide to adjourn the special meeting for the purpose of soliciting additional proxies if we have not received sufficient votes to adopt the merger agreement, we will make an announcement at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. See “— Proxies and Revocation” on page 27 for additional information about revocation.

Postponements

At any time prior to convening the special meeting, as permitted by our bylaws, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for the adoption of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGERS AND THE ARRANGEMENT

General Description of the Mergers and the Arrangement

Under the terms of the merger agreement, affiliates of Parent will acquire Trizec and our operating company. To accomplish this, pursuant to the merger agreement, on the closing date of the merger the following transactions will occur:

•	MergerCo will merge with and into us, with us surviving the merger and with Parent, after the immediate redemption of the redeemable preferred stock following the merger, owning all of our common stock not owned by Trizec Canada and its subsidiaries;

•	Merger Operating Company will merge with and into our operating company, with our operating company surviving the operating company merger and continuing to exist as a subsidiary of the surviving corporation; and

•	in addition, AcquisitionCo and its affiliates will acquire all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada pursuant to the arrangement.

After the consummation of the merger and the arrangement, Parent will own approximately 62% of the outstanding shares of our common stock and AcquisitionCo will own, indirectly through its 100% ownership of the outstanding shares of Trizec Canada, the remaining outstanding shares of our common stock.

We, on our own behalf and as the sole managing member of our operating company, have already taken all actions necessary to approve the operating company merger and no further approvals of any of the members of our operating company are required to complete the operating company merger. This proxy statement does not constitute any solicitation of consents in respect of the operating company merger and does not constitute an offer to exchange or convert operating company units that you may own for or into newly issued preferred units or continuing common units in the surviving operating company, as the case may be.

Background of the Mergers and the Arrangement

Prior to May 8, 2002, Trizec was a subsidiary of Trizec Hahn Corporation, a Canadian corporation. On May 8, 2002, Trizec Hahn Corporation implemented a corporate reorganization, or the “2002 Restructuring,” pursuant to which Trizec became a separate, U.S.-based publicly traded real estate investment trust, or “REIT,” owning primarily the U.S. real estate assets previously owned by Trizec Hahn Corporation and its subsidiaries. As part of the 2002 Restructuring, Trizec Canada was formed to acquire the shares of Trizec Hahn Corporation which retained a significant interest in Trizec. As of • , 2006, Trizec Canada and its subsidiaries collectively owned approximately  •  % of Trizec’s common stock.

In addition to owning a significant number of shares of Trizec’s common stock, Trizec Canada and its subsidiaries own all of the outstanding shares of Trizec’s Class F convertible stock and special voting stock. The Class F convertible stock is convertible into Trizec common stock in certain circumstances so that Trizec Canada and its subsidiaries, on the one hand, and Trizec’s other stockholders, on the other hand, may share ratably certain future taxes that Trizec Canada or its subsidiaries may incur in those specified circumstances. The special voting stock entitles Trizec Canada to receive dividends from Trizec that, when aggregated with dividends received by Trizec Canada on Trizec’s common stock and after deducting related non-Canadian taxes, including certain withholding taxes, will equal the dividends received by Trizec’s U.S. stockholders on Trizec’s common stock on a per share basis. The special voting stock also entitles Trizec Canada and its subsidiaries to votes that when aggregated with votes of shares of common stock held by Trizec Canada and its subsidiaries, represent a majority of the votes in elections of Trizec’s board of directors. Trizec Canada also currently has additional assets and liabilities other than its interest in Trizec, primarily cash and marketable securities, which we refer to sometimes as Trizec Canada’s “net other assets.”

Trizec’s certificate of incorporation contains an ownership limitation that is designed to enable it to qualify in the future as a “domestically-controlled” REIT within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended. This limitation restricts any person that is not a qualifying “U.S. person” (as defined in Trizec’s certificate of incorporation) from beneficially owning Trizec’s capital stock if that person’s holdings, when aggregated with shares of Trizec capital stock beneficially owned by all other persons that are not qualifying “U.S. persons,” would exceed 45% by value of Trizec’s issued and outstanding capital stock.

From time to time since the 2002 Restructuring, Trizec’s board of directors and senior management team have discussed current valuations of office property portfolios generally, as well as the projected value of Trizec’s assets and business on a net asset and equity market value basis over the near- and mid-term, taking into account Trizec’s strategic growth, asset allocation and portfolio repositioning initiatives. In that regard, Trizec’s board of directors and senior management also have discussed the possibility that market conditions might present an opportunity to enhance stockholder value through a strategic transaction. In these discussions, Trizec’s board of directors and senior management acknowledged that Trizec faced various challenges that other office property owners and operators like Trizec face, including interest rate volatility, high capital costs associated with attracting and retaining tenants, difficulty of making accretive acquisitions in an extremely competitive investment environment and limitations on the use of leverage when operating as a public company. Trizec’s board of directors and senior management also recognized certain challenges faced by Trizec that were unique to Trizec, including certain limitations imposed upon Trizec arising out of the 2002 Restructuring.

Trizec Canada’s board of directors and senior management have engaged in similar discussions from time to time since the 2002 Restructuring, taking into consideration the fact that the principal asset of Trizec Canada is its interest in Trizec.

Beginning in the summer of 2004, members of Trizec’s senior management team began to explore the possibility of pursuing a variety of transactions, including joint ventures, fund formations and debt and equity issuances, as well as a merger, asset sale or other business combination or strategic transaction. They had informal discussions with representatives of JPMorgan, about Trizec and its business. During these discussions, members of Trizec’s senior management team and representatives of JPMorgan also discussed that, given Trizec Canada’s ownership of a significant percentage of shares of Trizec’s common stock and the potential tax impact on Trizec if Trizec Canada were to sell those shares prior to the latter part of 2007, any business combination or strategic transaction involving Trizec would have to consider tax and other implications for both Trizec and Trizec Canada.

In September 2004, a private investment company, a diversified public company and a real estate fund manager separately contacted representatives of JPMorgan and expressed interest in pursuing a potential transaction with Trizec and Trizec Canada, and Trizec and Trizec Canada entered into confidentiality agreements with each of them. In the case of the private investment company and the diversified public company, the discussions were very preliminary in nature and did not result in the submission of an indicative price for, or an offer to purchase, Trizec and/or Trizec Canada.

Beginning in late 2004 and continuing into early 2005, members of Trizec’s senior management team, together with Trizec Canada’s senior management team, engaged in preliminary discussions with the real estate fund manager from time to time. In February 2005, at a meeting with Trizec’s board of directors, Trizec’s senior management team informed Trizec’s board of directors of the status of these discussions. At this meeting, Trizec’s board of directors also was informed by representatives of Hogan & Hartson of its fiduciary duties in connection with potential strategic transactions. Due to the unique structure of the potential strategic transaction, Trizec’s board of directors subsequently decided to form a special committee to further analyze the possibility of a strategic transaction involving this company, and the special committee authorized senior management to continue discussions with this company regarding this potential transaction. At subsequent meetings, Trizec’s senior management and the special committee’s advisors provided the special committee with in-depth analyses regarding Trizec and its operations and business prospects.

Trizec Canada’s senior management team similarly informed Trizec Canada’s board of directors of the status of these discussions in February 2005. Due to the unique structure of the potential strategic transaction, Trizec Canada’s board of directors subsequently decided to form a special committee to further analyze the possibility of a strategic transaction involving this company, and the special committee authorized senior management and the special committee’s advisors to continue discussions regarding this potential transaction. At subsequent meetings, Trizec Canada’s senior management team and the special committee’s advisors provided the special committee with in-depth analyses regarding Trizec Canada and its operations and business prospects.

Between February and July 2005, this real estate fund manager and its financial and legal advisors conducted substantial due diligence regarding Trizec and Trizec Canada, and members of Trizec’s senior management team and Trizec’s financial and legal advisors (including JPMorgan and Morgan Stanley & Co. Incorporated, or “Morgan Stanley”), as well as members of Trizec Canada’s senior management team and its financial and legal advisors (including RBC Capital Markets, or “RBC”), had substantial discussions regarding a potential business combination or strategic transaction involving Trizec, Trizec Canada and this company. These discussions involved, among other things, the consideration to be paid by this company in any such transaction, the source of its financing, the structure of the proposed transaction and continuing due diligence efforts. During this period, Trizec’s special committee and Trizec Canada’s special committee each met several times, during which the potential transaction, long-term growth prospects and other matters were discussed at length.

At various points in time, in non-binding conversations or term sheets, this company proposed cash consideration ranging from $18.50 to $22.50 per share for shares of Trizec’s common stock and the shares of Trizec Canada. No specific proposal was made with respect to Trizec Canada’s net other assets. However, in July 2005, Trizec and Trizec Canada terminated discussions with this company because, among other things, the respective special committees believed that the proposed price ultimately was not sufficient and there were concerns, based on discussions with this company, that it did not have committed equity capital to finance any proposed transaction. Neither Trizec nor Trizec Canada had any substantive conversations with this company regarding a proposed transaction after July 2005.

During the latter part of 2005 and the early part of 2006, neither Trizec’s management nor representatives of JPMorgan or Morgan Stanley had any substantive discussions with any third parties regarding a potential business combination or strategic transaction. During this period, Trizec operated in an office property market that continued to recover at a slow pace and provided Trizec’s management with challenges as Trizec attempted to carry out Trizec’s strategic plan. In September 2005, Trizec became aware that Arden Realty, Inc., or “Arden,” an office REIT that had a significant presence in the Southern California market, was potentially for sale and that there existed a possible opportunity for Trizec to acquire Arden in its entirety or a significant Southern California portfolio of office properties as part of the potential sale of Arden. In December 2005, Trizec entered into an agreement with General Electric Capital Corporation, which ultimately acquired Arden by merger, to acquire 13 of Arden’s Southern California office properties for approximately $1.6 billion. Trizec’s senior management believed that this significant increase in Trizec’s presence in Southern California would be beneficial to Trizec’s long-term business prospects, because this market was a stable and attractive office rental market, and that the acquired properties would complement and enhance Trizec’s existing portfolio.

During this period, Trizec’s senior management provided Trizec’s board of directors with periodic updates at regular board meetings regarding the state of the capital markets in general, the state of the office property market in particular and other factors affecting Trizec’s short-term and long-term business prospects. At these meetings, Trizec’s board of directors discussed the various factors that would materially affect Trizec’s long-term strategic plan. During this period, Trizec Canada’s senior management provided Trizec Canada’s board of directors with similar periodic updates.

Also during this period, acquisition activity in the REIT industry, including the office REIT sector, continued to increase. Trizec’s senior management team viewed the increase in activity as potentially indicative of market conditions that could support attractive valuations for REITs focused on office properties. In Trizec’s senior management team’s view, market dynamics at that time were such that buyers might value Trizec at pricing levels sufficiently attractive to warrant further exploration of strategic alternatives. Exploring such alternatives, Trizec’s senior management team believed, would be consistent with the view of Trizec’s board of directors that Trizec should consider favorable market conditions that might present an opportunity to enhance stockholder value through a strategic transaction. These beliefs were shared with Trizec Canada’s senior management.

In February 2006, representatives of a private real estate company, which is referred to as Company A, approached Peter Munk, the chairman of Trizec and the chairman and chief executive officer of Trizec Canada, and expressed an interest in pursuing a transaction with Trizec Canada and, potentially, Trizec. Following very preliminary discussions, on February 13, 2006, Company A entered into a confidentiality agreement with Trizec Canada, and on February 23, 2006, representatives of Company A and its legal advisors met with senior management of Trizec Canada and representatives of Trizec Canada’s outside legal advisor, Davies Ward Phillips & Vineberg LLP, or “Davies Ward,” to explore certain structural issues relating to a possible transaction involving Trizec Canada, Trizec and Company A. Beginning March 1, 2006, Company A was given access to due diligence materials on Trizec Canada. Conceptual discussions continued through late March but did not result in an offer from Company A, and Trizec Canada terminated Company A’s access to due diligence information on March 21, 2006.

In March 2006, representatives of several investment banking firms, including Morgan Stanley and JPMorgan, approached Trizec and held discussions with Mr. Timothy Callahan, Trizec’s president and chief executive officer, and Mr. Michael Colleran, Trizec’s chief financial officer, regarding the current office REIT market, the current capital markets, REIT valuation trends and the general merger market outlook. Additionally, the possibility of Trizec pursuing potential mergers, asset sales or other business combination or strategic transactions was discussed, including a discussion of other recent transactions involving publicly traded REITs and the likely interest of third parties in pursuing a transaction with Trizec.

On March 23, 2006, representatives of Morgan Stanley met with Mr. Munk, and generally discussed the same topics that were discussed with Messrs. Callahan and Colleran. Mr. Munk informally briefed members of Trizec Canada’s board on the matters discussed at this meeting.

During March and April 2006, Mr. Munk was contacted by three companies regarding the possibility of pursuing potential mergers, asset sales or other business combination or strategic transactions with Trizec and Trizec Canada. The three companies included Company A, a private real estate investment fund, which is referred to as Company B, and a diversified public company, which is referred to as Company C. In addition, Mr. Callahan was contacted by another private real estate company, which is referred to as Company D. These discussions generally consisted of informal discussions about Trizec, Trizec Canada and the companies’ respective businesses based upon publicly available information. The discussions between Mr. Munk and/or Mr. Callahan and these entities remained at a very preliminary level and did not at that time result in the submission of an indicative purchase price for, or an offer to purchase, Trizec and/or Trizec Canada. During this same period of time, senior management of Trizec Canada involved representatives of Davies Ward and RBC in considering possible transaction structures to address the treatment of Trizec Canada’s net other assets in the event a third party were to make a proposal to acquire Trizec and Trizec Canada.

On April 20, 2006, senior management of Trizec Canada and representatives of Davies Ward and RBC met with representatives of Morgan Stanley to discuss possible transaction structures to address the treatment of Trizec Canada’s net other assets in the event Trizec Canada were to engage in a transaction involving the acquisition of Trizec Canada and Trizec, together with related issues.

On April 26, 2006, representatives of Morgan Stanley met with Messrs. Munk and Callahan. The general topics of this meeting were market conditions and the level of interest by third parties in pursuing a business combination or strategic transaction with Trizec and Trizec Canada, particularly in light of the discussions that Messrs. Munk and/or Callahan had had with Company A, Company B, Company C and Company D during March and April. Representatives of Morgan Stanley indicated that they believed there was significant interest by certain third parties in pursuing a transaction with Trizec and Trizec Canada, and that current market conditions were favorable to consummate such a transaction at an attractive price to Trizec, Trizec’s stockholders, Trizec Canada and Trizec Canada’s shareholders. At this meeting, Messrs. Munk and Callahan concluded that representatives of Morgan Stanley should meet with Trizec’s board of directors to provide the board with an update of current market conditions.

On May 1, 2006, representatives of Morgan Stanley updated Trizec’s board of directors on the state of the REIT market generally and, more specifically, office REITs. Morgan Stanley’s representatives also discussed recent strategic and business combination transactions involving other REITs, including the acquisitions of CarrAmerica Realty Corporation and Arden by Blackstone and General Electric Capital

Corporation, respectively. Morgan Stanley’s representatives also updated Trizec’s board of directors regarding discussions that Messrs. Munk and/or Callahan had had with Company A, Company B, Company C and Company D. Morgan Stanley’s representatives discussed with Trizec’s board of directors overall structural issues related to Trizec Canada, and how these issues could affect any business combination or strategic transaction involving Trizec and Trizec Canada. After such discussion, Trizec’s board of directors authorized representatives of Morgan Stanley to continue to analyze the feasibility of a transaction involving Trizec, and to begin to compile due diligence information and other materials that would likely be requested by a third party bidder.

On May 2, 2006, members of Trizec Canada’s board of directors and its senior management and legal advisors were informally briefed by Mr. Munk on the matters discussed at Trizec’s May 1 board meeting.

On May 3, 2006 and May 9, 2006, members of Trizec’s senior management team and the senior management of Trizec Canada, as well as representatives of Morgan Stanley, Hogan & Hartson, RBC and Davies Ward met to discuss structural issues related to a possible transaction and coordinating Trizec’s efforts with those of Trizec Canada in considering any such possible transaction.

On May 9, 2006, Trizec’s board of directors met again. Representatives of Morgan Stanley and Hogan & Hartson participated in this meeting. Representatives of Morgan Stanley reported on market-related developments since the May 1, 2006 meeting of Trizec’s board of directors, and discussed their views on the likelihood of Trizec being able to consummate a business combination or strategic transaction at an attractive price. Morgan Stanley’s representatives presented their view that, given the current market conditions, such a transaction at an attractive price could be consummated. After discussion among the board members, Trizec’s board of directors authorized representatives of Morgan Stanley, Trizec’s senior management team and Hogan & Hartson to commence discussions with potential business combination partners and to make non-public information available to interested parties for due diligence purposes, subject to entering into suitable confidentiality agreements. Six potential business combination partners were identified by Morgan Stanley and Trizec’s senior management as most likely to be willing and able to acquire Trizec at an attractive price — Blackstone, Brookfield Properties, Company A, Company B, Company C and Company D.

On May 10, 2006, Trizec Canada’s board of directors met. After discussion among the board members, Trizec Canada’s board of directors determined that, although no decision had been made to engage in any strategic transaction, RBC should be formally engaged to assist Trizec Canada in assessing the various alternatives which could be considered by Trizec Canada should any proposed transaction be brought forward by Trizec. Trizec Canada’s board of directors also authorized members of Trizec Canada’s senior management and Trizec Canada’s advisors to coordinate with Trizec and Trizec’s advisors in order to assist Trizec and its advisors in Trizec’s informal discussions with potential bidders, and authorized senior management of Trizec Canada to make non-public information available to interested potential business combination partners for due diligence purposes, subject to entering into suitable confidentiality agreements.

Following these meetings, representatives of Morgan Stanley, Hogan & Hartson, Davies Ward and RBC, as well as members of senior management of both Trizec and Trizec Canada, began to gather and compile due diligence information and other materials about Trizec and Trizec Canada. Between May 10 and May 15, 2006, Trizec’s advisors held conversations with representatives of each of Blackstone, Brookfield Properties, Company A, Company B, Company C and Company D concerning these entities’ respective interests in pursuing a potential business combination or strategic transaction with Trizec and Trizec Canada. The potential bidders were informed that they would be given a specified period of time in which to conduct their due diligence, and that more specific instructions for submitting offers regarding a potential acquisition would be provided at a later date by representatives of Morgan Stanley. Trizec and Trizec Canada entered into confidentiality agreements with each of Blackstone, Brookfield Properties, Company A, Company B, Company C and Company D at various times between May 12 and May 19, 2006.

Trizec Canada’s board of directors met again on May 15, 2006. Representatives of RBC and Davies Ward participated in this meeting. RBC provided a presentation on the current state of the capital markets and the real estate investment market in general, and office property companies and REITs in particular, recent consolidation activity involving U.S. office REITs, shareholder value considerations for Trizec Canada in the context of a potential business combination or strategic transaction, including considerations relating to Trizec

Canada’s net other assets, and potential transaction structures and process considerations for a potential business combination or strategic transaction involving Trizec Canada. Following a discussion among the members of Trizec Canada’s board of directors and with the representatives of both RBC and Davies Ward, Trizec Canada’s board of directors authorized Trizec Canada’s senior management and Trizec Canada’s advisors to continue to cooperate with Trizec and its advisors in Trizec’s discussions with the potential bidders and to evaluate the interests expressed by the potential bidders in these discussions.

Also on May 15, 2006, representatives of Morgan Stanley activated an electronic data room containing due diligence information about Trizec, and, once confidentiality agreements were executed, each of the bidders obtained access to such data room and started to review the due diligence material.

On May 18, 2006, Trizec’s board of directors held a special meeting during which representatives of Morgan Stanley provided the board with an update of the meetings and discussions they had had with the various potential bidders up to that date. During this meeting, the members of Trizec’s board of directors and representatives of Hogan & Hartson discussed the potential conflicts that Mr. Munk might have as a result of the involvement of Trizec Canada in a potential transaction and Mr. Munk’s control over Trizec Canada (in light of his roles as the chairman of Trizec’s board of directors and chairman of the board, chief executive officer and the controlling shareholder of Trizec Canada). After discussion, Trizec’s board of directors resolved to form a special committee of the board that would consist of all of the directors other than Mr. Munk, and proceeded to appoint such directors as the members of the special committee. The special committee was given broad authority to, among other things, evaluate and consider offers of interest and determine the advisability of any transaction, negotiate the terms of any potential transaction with any prospective purchaser and take any other action in connection with such transaction as the special committee determined was necessary or appropriate. Mr. Glenn J. Rufrano was appointed as the chairman of the special committee. At this meeting, the special committee also authorized the engagement of Hogan & Hartson as legal counsel to the special committee and Morgan Stanley and JPMorgan as co-financial advisors to the special committee and Trizec. In making this decision, the special committee considered that Morgan Stanley had indicated that one or more of its affiliates would be prepared to offer financing to all potential purchasers and that such financing could enhance the bid process. The special committee, after considering the potential conflict of interest that might arise from allowing Morgan Stanley to offer such financing and the potential benefits thereof, determined that it would be desirable to retain JPMorgan to consider the fairness of any proposed transaction. Representatives of Hogan & Hartson also discussed with the special committee at this meeting its fiduciary duties in considering any proposals relating to an acquisition of Trizec.

Also on May 18, 2006, the compensation committee of Trizec’s board of directors met. At this meeting, the compensation committee discussed the possibility of adopting a broader severance plan that would provide enhanced severance payments to Trizec’s executive officers, other than Mr. Callahan, and would provide enhanced severance payments for additional members of Trizec’s management team under certain circumstances if they were terminated or if they resigned for “good reason” within a specified period following the consummation of a change in control transaction. The compensation committee also discussed the possibility of adopting a retention bonus plan that would provide both professional and hourly employees a financial incentive to continue to remain employees of Trizec through the closing date of any transaction that Trizec might pursue and during a specified transition period following the closing of such a transaction. No formal action was taken at this meeting approving any of these arrangements.

Between May 16 and May 22, 2006, representatives of Morgan Stanley, Hogan & Hartson and Davies Ward held various meetings and telephone calls with representatives of the potential bidders and their respective advisors to discuss a potential transaction, including due diligence and structural matters. Members of Trizec’s and Trizec Canada’s senior management teams also participated in due diligence calls with potential bidders. Representatives of Morgan Stanley, Hogan & Hartson and Davies Ward periodically advised members of Trizec’s and Trizec Canada’s senior management teams of the progress of the discussions with the bidders during this time, and Mr. Callahan periodically updated Mr. Rufrano as to the progress of these discussions. Specifically, representatives of Morgan Stanley met or had substantive calls with Company A and Company B on May 17, 2006, with Brookfield Properties on May 18, 2006, with Blackstone and Company D on May 19, 2006 and with Company C on May 22, 2006. At each of these meetings, representatives of

Morgan Stanley provided each of the bidders additional information about the potential transaction, including an overview of a potential structure of the transaction.

On May 23, 2006, representatives of Morgan Stanley distributed formal bid instruction letters to representatives of Blackstone, Brookfield Properties, Company A, Company B, Company C and Company D. The potential bidders were requested, in these letters and in subsequent communications between Morgan Stanley and such potential bidders, to return by May 31, 2006 indications of interest in a potential strategic transaction with Trizec and Trizec Canada, including a price and proposed structure for any such transaction, as well as comments to a draft merger and arrangement agreement that would be provided. On May 26, 2006, a draft merger and arrangement agreement prepared by Hogan & Hartson and Davies Ward was distributed by Morgan Stanley to the various potential bidders.

Between May 23 and May 31, 2006, the potential bidders continued to perform due diligence on Trizec and Trizec Canada, and representatives of the various potential bidders also had numerous conversations with representatives of Morgan Stanley, Hogan & Hartson and Trizec’s senior management team. Representatives of the various potential bidders also had numerous conversations with representatives of the senior management team of Trizec Canada and with representatives of Davies Ward.

On May 25, 2006, Trizec Canada’s board of directors met and received a report from senior management of Trizec Canada on, and discussed, the efforts underway to explore possible strategic alternatives involving Trizec Canada and Trizec. Also on May 25, 2006, Davies Ward activated an electronic data room and, subsequently, granted access to physical data rooms containing additional due diligence information about Trizec Canada.

On May 31, 2006, representatives of Morgan Stanley and RBC received written preliminary indications of interest from Brookfield Properties, Blackstone, Company A and Company B (which presented a joint bid with a financial partner). Neither Company C nor Company D submitted a written preliminary indication of interest, and no further discussions took place with Company C or Company D after May 31. On May 31, 2006, copies of the bid letters, along with a summary of the various bids, were distributed to Trizec’s special committee and Trizec Canada’s board of directors.

Brookfield Properties’ non-binding letter of interest proposed an all cash offer of (i) $28.50 per share to acquire Trizec shares (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries), and (ii) CDN $33.50 per share for the outstanding shares of Trizec Canada. The price offered for the shares of Trizec Canada implicitly included an amount attributable to the value of Trizec Canada’s net other assets. This amount, based on the then prevailing exchange rate, and after deducting $28.50 per share for Trizec Canada’s interest in Trizec, was calculated by RBC to be between approximately $116 million and $117 million. Brookfield Properties’ offer also contemplated a purchase of 100% of the outstanding units of interest in Trizec’s operating company, although Brookfield Properties indicated it would be willing to allow the holders of such units to continue to hold their interests in Trizec’s operating company, subject to an amended operating company agreement. Brookfield Properties’ offer also indicated that it was prepared to discuss providing an option for Trizec Canada shareholders to receive preferred stock of Brookfield Properties in order to facilitate “rollover” treatment for Trizec Canada shareholders. Brookfield Properties’ letter indicated that Brookfield Properties’ remaining due diligence would be limited and that Brookfield Properties still needed to finalize arrangements with one or more U.S. equity participants in order to provide certainty that Trizec would continue to be treated as a “domestically controlled” REIT. Brookfield Properties’ letter did not specify a timeframe for when it would be in a position to submit a binding proposal, but indicated that Brookfield Properties would continue to allocate all resources necessary to expeditiously complete the transaction. Accompanying Brookfield Properties’ letter were written comments to the merger and arrangement agreement from Brookfield Properties and its legal counsel, Goodwin Procter LLP, or “Goodwin Procter.”

Blackstone’s non-binding letter of interest proposed an all cash offer of $26.50 per share to acquire Trizec shares (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries). In its letter, Blackstone did not provide any specific details regarding its proposed treatment of the outstanding shares and net other assets of Trizec Canada, although it did acknowledge that it would pay additional consideration to reflect the value of such shares and assets. Blackstone also indicated its willingness to purchase 100% of the outstanding units of interest in Trizec’s operating company or allow the holders of such interests to “roll over”

into a new preferred security. Blackstone’s letter indicated that Blackstone was prepared to work toward executing transaction documents on or before June 7, 2006. While Blackstone did not submit a formal mark-up of the merger and arrangement agreement, it and its legal counsel, Simpson Thacher & Bartlett LLP, or “Simpson Thacher,” submitted a memorandum which listed specified points in the merger and arrangement agreement that Blackstone expected would need to be negotiated prior to consummating a transaction.

Company A’s non-binding letter of interest proposed an all cash offer of (i) a range of $26.00 to $28.00 per share to acquire Trizec shares (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries), and (ii) a range of $26.00 to $28.00 per share for the outstanding shares of Trizec Canada. Company A’s letter did not propose a specific value for the net other assets of Trizec Canada, but stated that any cash reserves of Trizec Canada, to the extent not used to satisfy liabilities, would be distributed to Trizec Canada’s shareholders after applicable statutory periods for claims had expired. Company A’s offer also contemplated a purchase of 100% of the outstanding units of interest in Trizec’s operating company, although Company A indicated it would be willing to allow the holders of such units to continue to hold their interests in Trizec’s operating company, subject to an amended operating company agreement. Company A provided a list of additional due diligence information that it indicated it needed to review in order to finalize its offer, and stated that it would be in a position to submit a binding proposal by June 15, 2006. Company A and its legal advisors also submitted comments to the merger and arrangement agreement together with Company A’s letter.

Finally, Company B’s non-binding letter of interest proposed an all cash offer of (i) $28.00 per share to acquire Trizec shares (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries), and (ii) $28.00 per share for the outstanding shares of Trizec Canada, plus approximately $105 million for the net other assets of Trizec Canada. Company B’s offer also contemplated a purchase of 100% of the outstanding units of interest in Trizec’s operating company, although Company B indicated it would be willing to allow the holders of such units to continue to hold their interests in Trizec’s operating company, subject to an amended operating company agreement. Company B’s letter indicated that Company B was prepared to work immediately toward negotiating and executing the merger and arrangement agreement and that it was confident of its ability to complete the process on or before the open of business on June 5, 2006. Company B and its legal advisors also submitted comments to the merger and arrangement agreement together with Company B’s letter.

On June 1, 2006, Trizec’s special committee convened a special telephonic meeting for the purpose of discussing these written proposals, the principal terms and related financing issues, and the respective comments to the draft merger and arrangement agreement. Representatives of Morgan Stanley, JPMorgan and Hogan & Hartson participated in this meeting. Representatives of Morgan Stanley reviewed the key terms of the proposals and provided the directors with background information related to each of the bidders, their financing plans and, if known, financing sources, the general business strategy of each bidder and a summary of events leading up to the receipt of the proposals, as well as a summary of discussions that representatives of Morgan Stanley had had with the bidders up to that date. Representatives of Morgan Stanley also updated the special committee with respect to the amount of due diligence that each of the bidders had performed up to that date, and the proposed process for inviting bidders whose initial proposals were sufficiently attractive into a second round of bids. The special committee discussed the key terms of the proposals in the letters, including the price, the probabilities and risks of increases and decreases in such pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the bidders, in order to determine which bidders’ initial proposals, if any, were sufficiently attractive to warrant being invited to submit second round bids. Hogan & Hartson also presented to the special committee its views with respect to the respective comments to the draft merger and arrangement agreement. During this meeting, representatives of Hogan & Hartson discussed with the special committee members their fiduciary duties in connection with a transaction such as the one contemplated.

At the meeting on June 1, 2006, Trizec’s special committee discussed whether to continue discussions with specific bidders given the terms of their respective bid letters, offer prices and comments to the draft merger and arrangement agreement. The special committee considered certain of the proposals attractive enough to warrant further exploration of a possible strategic transaction. In order to coordinate with Trizec Canada the responses to the various bidders, the special committee authorized Mr. Rufrano, as chairman of the special committee, to discuss the preliminary conclusions reached by the special committee with Mr. Donald Lenz, the lead director appointed by Trizec Canada’s board of directors (as described below). At this meeting, the special committee also discussed a possible amendment to the Trizec Properties, Inc. 2004 Outperformance Compensation Plan, or “OPP,” to provide that the valuation date for considering whether awards have been earned under the OPP should be the date of any merger agreement, as opposed to the closing date of any transaction. No formal action was taken at this meeting approving this amendment.

Also on June 1, 2006, Trizec Canada’s board of directors, with Mr. Munk recusing himself, convened a special telephonic meeting for the purpose of discussing the written proposals, their principal terms and related financing issues, and comments to the draft merger and arrangement agreement. Representatives of Morgan Stanley, RBC and Davies Ward participated in this meeting. Representatives of Morgan Stanley provided Trizec Canada’s board of directors with the same general report that was provided to Trizec’s board of directors and engaged in a discussion of the various proposals with the board members before leaving the meeting. RBC then made a presentation to Trizec Canada’s board of directors regarding the financial elements of each proposal and certain factors the board should consider in its deliberations. Davies Ward also presented to Trizec Canada’s board of directors its views with respect to the respective comments to the draft merger and arrangement agreement and certain other legal matters. Trizec Canada’s board of directors discussed in detail the key terms of the proposals in the letters, including the price, the probabilities and risks of increases and decreases in such pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the bidders, in order to determine which bidders’ initial proposals, if any, were sufficiently attractive to warrant being invited to submit second round bids. Trizec Canada’s board of directors considered certain of the proposals to be attractive enough to warrant further exploration of a possible strategic transaction. At this meeting, Trizec Canada’s board also appointed and authorized Mr. Donald Lenz as its lead director to discuss the preliminary conclusions reached by the Trizec Canada board with Mr. Rufrano, as chairman of Trizec’s special committee.

Later that day, Messrs. Lenz and Rufrano, certain of the respective legal and financial advisors to Trizec and Trizec Canada and Trizec’s and Trizec Canada’s senior management teams discussed the views of the Trizec special committee and Trizec Canada’s board of directors with regard to the bids received, and a consensus was reached as to the following mutual conclusions regarding the merits of the bids and the strategy for proceeding with second round bids.

Brookfield Properties had submitted a bid with a price that was the highest of the bids that were submitted, both for Trizec’s common stock and for Trizec Canada’s shares and net other assets. However, concerns were expressed that Brookfield Properties did not yet have a significant U.S. equity partner, an element that was considered necessary in light of the need for Trizec to continue to qualify as a “domestically controlled” REIT for tax purposes following any merger transaction. Taking into consideration the advice received from the respective legal and financial advisors, it was decided that Brookfield Properties would be invited to submit a second round bid, with the reservation that Brookfield Properties would need to provide more details regarding its source of U.S. equity capital to finance a transaction in order to ultimately be considered a viable bidder.

With respect to Blackstone, it was decided that representatives of Morgan Stanley should convey to Blackstone that its offer was not sufficient, both with respect to the $26.50 per share offer price for Trizec’s common stock and the lack of specificity with respect to the proposed treatment of Trizec Canada’s shares and net other assets. Blackstone’s experience in successfully completing acquisitions of public real estate companies was discussed, and it was noted that, notwithstanding that Blackstone had not submitted detailed comments to the merger and arrangement agreement, Blackstone had displayed in the past its ability to execute similar transactions in a swift manner. However, taking into consideration the advice received from the respective legal and financial advisors, it was decided that Blackstone would need to increase its offer price and submit a detailed mark-up to the merger and arrangement agreement in order to ultimately be considered a viable bidder and be invited into the second round for submitting bids.

With respect to Company A, taking into consideration the advice received from the respective legal and financial advisors, it was decided that Company A would not be invited to submit a second round bid unless it submitted a specific price and materially increased its offer price. This decision was based on a number of factors, including the insufficiency of the price being offered (it being noted that the low end of the range of prices being offered by Company A for Trizec shares and for Trizec Canada’s shares, at $26.00 per share, was the lowest bid out of the four bids that were received), the proposed treatment of Trizec Canada’s net other assets that was considered unacceptable by Trizec Canada’s board of directors, the remaining due diligence that Company A indicated that it still needed to complete and the relatively lengthy time Company A stated it would need to be in a position to execute a definitive merger and arrangement agreement.

The proposal made by Company B, jointly with a financial partner, was generally considered to be attractive in that, while not the highest, it was in the upper range of offer prices for Trizec’s common stock and Trizec Canada’s shares, it addressed (although at a price that Trizec Canada’s board of directors believed was at the low end of the acceptable range) the value of Trizec Canada’s net other assets, and that Company B appeared to have done a substantial amount of due diligence on both Trizec and Trizec Canada. The fact that Company B was willing to proceed very quickly toward signing a definitive merger and arrangement agreement was viewed positively. After taking into consideration the advice received from the respective legal and financial advisors, it was decided that Company B would be invited to submit a second round bid.

It was further determined by Trizec’s special committee and Trizec Canada’s board of directors that the proposals of Brookfield Properties and Company B were sufficiently attractive to warrant such bidders being invited to submit second round bids in order to explore in more depth the possibility of a strategic transaction. Later in the day on June 1, 2006, representatives of Morgan Stanley reported back to Blackstone and Company A that their offers were not sufficiently attractive to warrant being invited to submit second round bids. They also reported back to Brookfield Properties and Company B that their offers warranted being invited to submit second round bids, with instructions that each party should continue negotiating the merger and arrangement agreement and resolving other issues so that it would be in a position to execute a definitive merger and arrangement agreement as soon as possible.

In the evening of June 1, 2006, during their discussions with Blackstone regarding the lack of competitiveness of Blackstone’s bid, representatives of Morgan Stanley and Blackstone discussed the prospect of Blackstone teaming with Brookfield Properties, especially in light of the fact that Brookfield Properties, as a Canadian corporation, still needed to identify a U.S. equity financing source. On June 2, 2006, representatives of Blackstone contacted representatives of Morgan Stanley and indicated that Brookfield Properties and Blackstone were in discussions regarding possibly moving forward together in the bid process. In the evening of June 2, 2006, representatives of Brookfield Properties and Blackstone contacted representatives of Morgan Stanley and confirmed that Brookfield Properties and Blackstone were, in fact, prepared to move forward together at a price of $28.50 per share for Trizec’s common stock and CDN $33.50 per share for the outstanding shares of Trizec Canada. Brookfield Properties and Blackstone indicated that they would continue together based on Brookfield Properties’ proposal letter and comments on the merger and arrangement agreement.

During the period of time after the conclusion of the meetings of the special committee and Trizec Canada’s board of directors on June 1, 2006 and the night of June 3, 2006, representatives of Hogan & Hartson and Davies Ward continued to negotiate the terms of the merger and arrangement agreement with Goodwin Procter and Simpson Thacher (jointly) and the legal advisors of Company B, and Brookfield Properties and Blackstone (jointly) and Company B continued their due diligence efforts. During this period of time, representatives of Morgan Stanley held a series of telephone calls with Brookfield Properties, Blackstone, Company B and their respective financial advisors regarding issues that had been raised by Trizec’s special committee and Trizec Canada’s board of directors concerning their respective proposals, including the proposed price, financing and other terms. The parties also began to negotiate a proposed structure and amendment to the operating agreement of Trizec’s operating company, in light of the fact that both remaining bidders expressed a willingness to allow the current holders of interests in Trizec’s operating company to continue to hold such interests, subject to an amended operating company agreement.

In the evening of June 3, 2006, representatives of Morgan Stanley contacted Brookfield Properties, Blackstone and Company B, and told them that best and final offers, as well as final comments to the merger and arrangement agreement, would be due no later than 12:00 noon on Sunday, June 4. As directed by Trizec’s special committee and Trizec Canada’s board of directors, representatives of Morgan Stanley also advised the bidders that they should consider assigning a value of at least $117 million to the net other assets of Trizec Canada.

Through the night of June 3, 2006 and into the afternoon of June 4, 2006, representatives of Hogan & Hartson and Davies Ward continued to negotiate the terms of a merger and arrangement agreement with Goodwin Procter, Simpson Thacher and the legal advisors of Company B, and Brookfield Properties, Blackstone and Company B continued their due diligence efforts. In the early afternoon of June 4, 2006, Brookfield Properties submitted a final and best offer, indicating it had secured Blackstone as a participant in such offer, and Company B also submitted a final and best offer. Company B informed Mr. Callahan that its offer would expire at 8:00 a.m. on June 5, 2006. Both of the remaining bidders also submitted revised mark-ups to the merger and arrangement agreement.

The final offer from Brookfield Properties and Blackstone proposed an all cash offer of (i) $29.01 per share of Trizec’s common stock to acquire Trizec (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries), and (ii) $30.97 per share for the outstanding shares of Trizec Canada (representing an implied value of approximately $119 million for the net other assets of Trizec Canada). The offer of Brookfield Properties and Blackstone also included a right pursuant to which Brookfield Properties could propose to Trizec Canada’s shareholders an option to receive part of the consideration in the form of Brookfield Properties preferred shares.

Company B’s final offer proposed an all cash offer of (i) $28.50 per share to acquire Trizec shares (other than shares of Trizec’s capital stock held by Trizec Canada and its subsidiaries), and (ii) $28.50 per share to acquire the outstanding shares of Trizec Canada, plus approximately $117 million for the net other assets of Trizec Canada.

On June 4, 2006, prior to the special committee meeting, the compensation committee of Trizec’s board of directors met and reviewed certain proposals regarding compensation for Trizec’s executive officers and other employees that had been previously discussed at the May 18, 2006 compensation committee meeting and the June 1, 2006 special committee meeting. The compensation committee recommended that Trizec’s board of directors approve (i) a change in control severance pay plan under which certain employees of Trizec (including Trizec’s executive officers other than Mr. Callahan) and its subsidiaries would be entitled to severance payments under certain circumstances if they were terminated or if they resigned for “good reason” within one year following the consummation of a change in control transaction, (ii) a retention bonus program for the benefit of certain professional employees of Trizec (including Trizec’s executive officers) and its subsidiaries, and a retention bonus program for the benefit of certain hourly employees of Trizec, to provide additional incentive to such employees to continue to remain employees of Trizec through the closing date of any merger that Trizec might pursue and during a specified transition period following the closing of such a merger, and (iii) an amendment to the OPP to provide that the awards made under the OPP to all participants, including Trizec’s executive officers, would vest in full and the participants would be entitled to receive payments under the OPP in the form of restricted stock immediately prior to the closing of any merger that Trizec might pursue (but contingent on the closing), based on the total return to common stockholders for the period beginning on October 20, 2004 and ending on the date of any merger agreement. Immediately following the conclusion of the compensation committee’s meeting, Trizec’s board of directors convened a meeting and, upon the recommendation of the compensation committee, approved the change in control severance pay plan, the retention bonus programs and the amendment to the OPP as recommended.

In the evening of June 4, 2006, Trizec’s special committee convened a special telephonic meeting for the purpose of discussing the final offers submitted by Brookfield Properties and Blackstone and Company B. Representatives of Morgan Stanley, JPMorgan and Hogan & Hartson participated in this meeting. In advance of the meeting, each committee member received, among other things, current drafts of the merger and arrangement agreements submitted by the two bidders and related documents. At the meeting, representatives of Morgan Stanley and JPMorgan reviewed the financial analysis of the proposed merger with the members of Trizec’s special committee, summarized the final bids submitted by the remaining bidders and updated the special committee on the negotiations that had taken place over the course of the prior three days since the special committee’s last meeting.

Representatives of Hogan & Hartson reviewed with the special committee its fiduciary duties and the terms of the proposed merger and arrangement agreements submitted by Brookfield Properties and Blackstone and Company B. Hogan & Hartson summarized in detail the principal terms of the merger and arrangement agreements and ancillary documents, including the representations and warranties, operating covenants, the provisions regarding non-solicitation of competing acquisition proposals, closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, the guarantees and the structure and financing of the proposed transaction. While it was noted by Hogan & Hartson that the merger and arrangement agreements presented by the two remaining bidding parties were similar in many respects, the merger and arrangement agreement submitted by Brookfield Properties and Blackstone, as compared to the merger and arrangement agreement submitted by Company B, included a higher guarantee and a lower termination fee. Hogan & Hartson also discussed the terms of the support agreements that would be entered into by Trizec Canada and an affiliate of Mr. Munk in connection with the transaction. Considerable discussion concerning the proposed transaction and the strengths and weaknesses of the two bids then ensued. JPMorgan rendered its oral opinion, which was later confirmed in writing, to Trizec’s special committee that, as of June 4, 2006 and based upon and subject to the various considerations and assumptions described therein, the proposed merger consideration to be received by Trizec’s common stockholders (other than Trizec Canada and its controlling shareholders) pursuant to the merger and arrangement agreement submitted by Brookfield Properties and Blackstone was fair, from a financial point of view, to such stockholders. Further discussion of the proposed transaction followed, and after its deliberations, Trizec’s special committee recommended approving the merger, the merger and arrangement agreement and other transactions contemplated by the merger and arrangement agreement.

Trizec’s board of directors then immediately convened a meeting. Mr. Munk did not participate in this meeting. JPMorgan rendered to Trizec’s board of directors its opinion that, as of June 4, 2006 and based upon and subject to the various considerations and assumptions described therein, the proposed merger consideration to be received by Trizec’s common stockholders (other than Trizec Canada and its controlling shareholders) pursuant to the merger and arrangement agreement submitted by Brookfield Properties and Blackstone was fair, from a financial point of view, to such stockholders. Trizec’s board of directors then, upon the recommendation of the special committee, approved the merger, the merger and arrangement agreement and the other transactions contemplated by the merger and arrangement agreement, and declared the merger, the merger and arrangement agreement and the other transactions contemplated by the merger and arrangement agreement advisable, fair to and in the best interests of Trizec and its stockholders. The principal factors considered by Trizec’s board of directors are described in greater detail under the heading “Reasons for the Merger.”

Trizec Canada’s board of directors (with Mr. Munk recusing himself) reconvened its meeting in the evening of June 4, 2006 for the purpose of discussing the final proposals submitted by Brookfield Properties and Blackstone and Company B. In advance of the meeting, each director received, among other things, the drafts of the merger and arrangement agreements and related documents for each of Brookfield Properties and Blackstone on the one hand and Company B on the other. Representatives of RBC and Davies Ward participated in this meeting and representatives of Morgan Stanley were present for part of the meeting. At the meeting, representatives of Morgan Stanley summarized the final bids submitted by the two remaining bidders and updated Trizec Canada’s board of directors on the negotiations that had taken place over the course of the prior three days since the board’s last meeting.

Representatives of Davies Ward reviewed with the members of Trizec Canada’s board of directors their fiduciary duties in the context of the proposals submitted by Brookfield Properties and Blackstone and Company B and summarized in detail for Trizec Canada’s board of directors the principal terms of the merger and arrangement agreements, including the representations and warranties, operating covenants, the provisions regarding non-solicitation of competing acquisition proposals, closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, the guarantees and the structure and financing of the proposed transaction, noting their similarities and distinctions. Specific note was made that the Brookfield Properties and Blackstone proposal included a higher guarantee and a lower termination fee. Representatives of Davies Ward also described for Trizec Canada’s board of directors the ancillary agreements and discussed the proposed support agreements sought from Trizec Canada in connection with the merger and from P.M. Capital in connection with the arrangement. Considerable discussion concerning the transaction then ensued as to the merits and weaknesses of each proposal. RBC provided a detailed presentation of its financial assessment of the proposals before rendering its oral opinion, which was later confirmed in writing, to Trizec Canada’s board of directors that, as of June 4, 2006 and based upon and subject to the factors and assumptions set forth therein, RBC was of the opinion that the price of $30.97 per share for the outstanding shares of Trizec Canada offered in the arrangement proposed by Brookfield Properties was fair from a financial point of view to Trizec Canada’s shareholders. Trizec Canada’s board of directors, among other things, approved the merger and arrangement agreement and recommended that the arrangement be approved by the holders of shares of Trizec Canada. Trizec Canada’s board of directors also adopted resolutions regarding the payment of discretionary performance related bonuses and the meeting then concluded.

In the evening of June 4, 2006, Mr. Callahan made a telephone call to representatives of Company B to inform Company B that Trizec and Trizec Canada would not seek to consummate a transaction with Company B.

Through the night of June 4, 2006 and into the morning of June 5, 2006, representatives of Hogan & Hartson and Davies Ward continued to finalize the terms of the merger and arrangement agreement and related documents with Goodwin Procter and Simpson Thacher. Trading in the common stock of Trizec, the subordinate voting shares of Trizec Canada and the common shares of Brookfield Properties did not open initially on the morning of June 5, 2006 pending the execution of the merger and arrangement agreement. On June 5, 2006, the parties executed the merger and arrangement agreement and issued press releases announcing the proposed merger and arrangement.

Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend the adoption of the merger agreement to our common stockholders, the special committee and our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which the special committee and our board of directors viewed as supporting their decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend adoption of the merger agreement:

•	the current and historical market prices of the shares of our common stock and the fact that the cash consideration of $29.01 that our common stockholders will receive in respect of each share of our common stock represented an approximate 17.9% premium over the closing price of our common stock on June 2, 2006, the last trading day before the public announcement of our entering into the merger agreement, an approximate 21.8% premium to the weighted average closing price of our common stock for the 30-day period ended immediately prior to the announcement of the merger, an approximate 18.8% premium to the weighted average closing price of our common stock for the 60-day period ended immediately prior to the announcement of the merger, an approximate 19.7% premium to the weighted average closing price of our common stock for the 90-day period ended immediately prior to the announcement of the merger, and an approximate 20.5% premium to the weighted average closing price of our common stock for the year-to-date period ended immediately prior to the announcement of the merger, and that over the 12-month period ended June 2, 2006, the last trading day before the announcement of the merger agreement on June 5, 2006, the low price of our common stock was $19.70 per share and the high price was $26.39 per share, which also represents the all-time high price for our common stock since the commencement of trading on the New York Stock Exchange on May 8, 2002 and prior to June 2, 2006;

•	despite our past success in implementing our strategic plans, our belief that the merger provides a better alternative to our stockholders than pursuing our strategic plans on an ongoing basis as a result of the risks and uncertainties associated with the successful implementation of our strategic plans, including: (a) high cost of acquisitions due to low capitalization rates in real estate properties generally and possible increases in interest rates; and (b) risks and uncertainties in continuing to implement our strategic plans;

•	the high multiples of funds from operations at which shares of REITs have been trading recently and the risk that those multiples might not be sustained, which could result in a decline in the trading price of our common stock regardless of our performance;

•	favorable conditions for sale transactions in the real estate markets generally and the office sector specifically, including high prices for real estate assets and low capitalization rates, the relatively low interest rate environment and the number of large portfolio acquisitions and public real estate mergers in recent years;

•	the possibility that Trizec Canada and its subsidiaries may dispose of all or substantially all of shares of our common stock that they own as a result of the potential exercise by certain Trizec Canada shareholders of their right to redeem their shares of Trizec Canada after August 15, 2007, and the potentially adverse impact that such disposition may have on our stock price;

•	the potentially dilutive effect that our recent acquisitions of office properties, including the Arden portfolio, and future acquisition activities may have on our near-term funds from operations despite our senior management’s belief that such acquisitions and capital recycling plan would likely produce attractive long-term results for our stockholders and the possibility that our stock price may not fully reflect such long-term benefits;

•	the high probability that the mergers would be completed based on, among other things, Brookfield Properties Properties’ and Blackstone’s proven ability to complete large acquisition transactions on the agreed terms and Brookfield Properties’ and Blackstone’s extensive experience in the real estate industry;

•	the lack of a financing condition, and Brookfield Properties’ guarantee of up to $1.1 billion of the Buyer Parties’ obligations under the merger agreement;

•	the fact that the merger represents a transaction that provided the highest price to our stockholders we had been offered after pursuing other potential transactions (see “— Background of the Mergers and the Arrangement” on page 29);

•	the terms and conditions of the merger agreement, which were reviewed by the special committee and our board of directors in consultation with our financial and legal advisors, and the fact that such terms were derived from arm’s-length negotiations among the parties;

•	the terms and conditions of the arrangement, including that our stockholders (other than Trizec Canada and its subsidiaries) are receiving the same consideration as the portion of the consideration Trizec Canada shareholders are receiving that is attributable to the shares of our common stock that Trizec Canada owns;

•	the financial analysis of JPMorgan, and its oral opinion, delivered to our board of directors on June 4, 2006 and subsequently confirmed in writing that, as of such date and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by (i) our common stockholders (other than Trizec Canada and its controlling shareholders) as a result of the proposed merger involving us was fair, from a financial point of view, to our stockholders, and (ii) the holders of Class B common units of our operating company (other than us and our subsidiaries) in the proposed operating company merger was fair, from a financial point of view, to such unitholders (assuming all such holders elected to redeem their preferred units and receive the cash consideration) (see “— Opinion of Our Financial Advisor” on page 44);

•	our ability under certain circumstances, pursuant to the merger agreement to consider and respond to a different unsolicited written acquisition proposal, and if, after consultation with our financial advisors, each of our board of directors and Trizec Canada’s board of directors determines in good faith that such acquisition proposal is a superior proposal for each of us and Trizec Canada, respectively, and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with such board of director’s fiduciary duties to its stockholders under applicable law, and Parent chooses not to negotiate improvements to the merger agreement to make it superior, our and Trizec Canada’s ability to terminate the merger agreement upon the payment of a termination fee of $115.0 million, plus reimbursement of Parent’s expenses up to a maximum of $25.0 million;

•	the fact that the common stock merger consideration will provide our stockholders with immediate fair value, in cash, for their investment in our stock; and

•	the merger is subject to the approval of our common stockholders.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•	the merger would preclude our stockholders from having an opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of our common stock value or future dividends that could be expected if our strategic plans were successfully implemented;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of our management required to consummate the merger and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the pending merger or failure to complete the merger may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day-to-day operation of our business;

•	our inability to solicit different acquisition proposals and the possibility that the $115.0 million termination fee and up to $25.0 million expense reimbursement payable by us upon the termination of the merger agreement under the circumstances described in the merger agreement could discourage other potential bidders from making a competing bid to acquire us;

•	that because the requisite approval of the Trizec Canada shareholders is a closing condition our ability to consummate the transaction is tied in effect to the completion of the arrangement by Trizec Canada;

•	the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	our inability to take action to cause specific performance or require Parent, MergerCo, Merger Operating Company or AcquisitionCo to complete the mergers, and our exclusive remedy for such failure to complete the mergers is to seek damages up to the amount of Brookfield Properties’ $1.1 billion guarantee; and

•	some of our directors and executive officers may have interests in the mergers and the arrangement that are different from, or in addition to, those of our common stockholders (see “— Interests of Our Directors and Executive Officers in the Mergers and the Arrangement” on page 50).

The foregoing discussion of the factors considered by the special committee and our board of directors is not intended to be exhaustive, but rather includes the material factors considered by the special committee and our board of directors. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, neither the special committee nor our board of directors quantified or assigned any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event that the merger is not completed for any reason, we expect to continue to pursue our strategic plans with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendation of Our Board of Directors

After careful consideration and upon the recommendation of the special committee, our board of directors (with Mr. Munk recusing himself) has (a) determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of us and our stockholders, and (b) approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor

Pursuant to an engagement letter, we retained JPMorgan as our financial advisor in connection with the proposed mergers.

At the meetings of the special committee and our board of directors on June 4, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the special committee and our board of directors that, as of such date and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration to be received by (i) the holders of our common stock, other than Trizec Canada and its controlling shareholders, in the proposed merger involving Trizec was fair, from a financial point of view, to such holders, and (ii) the holders of Class B common units of our operating company, other than us and our subsidiaries, in the proposed merger involving our operating company was fair, from a financial point of view, to such holders (assuming all such holders elected to redeem their redeemable preferred units and receive the cash consideration). No limitations were imposed by the special committee or our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan, dated June 4, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.

JPMorgan’s written opinion is addressed to the special committee and our board of directors in connection with, and for the purposes of, their evaluation of the mergers and JPMorgan’s opinion does not constitute a recommendation to our stockholders as to how such stockholders should vote with respect to the mergers or any other matter. The summary of JPMorgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan undertook a number of investigations and analyses, including, but not limited to, the following:

•	reviewed a draft of the Agreement and Plan of Merger and Arrangement Agreement dated June 4, 2006 among us, Trizec Holdings Operating LLC, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, 4162862 Canada Limited and Grace OP LLC;

•	reviewed certain publicly available business and financial information concerning us and the industries in which we operate, including our annual and quarterly reports filed with the SEC;

•	compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies that JPMorgan deemed relevant and the consideration received for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies that JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the mergers and our past and current business operations, our financial condition, results of operations and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry. In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification of the accuracy and completeness of all information that was publicly available or that was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of our individual assets or liabilities, nor did JPMorgan evaluate our solvency or that of MergerCo under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it,

JPMorgan assumed that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of our operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with its analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan also assumed that the mergers and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not be different in any material respects from the draft provided to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on us.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, June 4, 2006. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by (i) the holders of our common shares, other than Trizec Canada and its controlling shareholders, in the proposed merger involving Trizec, and (ii) the holders of Class B common units of our operating company (assuming all such holders elected to redeem their preferred units and receive the cash consideration), other than us and our subsidiaries, in the proposed merger involving the operating company. JPMorgan expressed no opinion as to the fairness of the mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of us or our operating company or as to the underlying decision by us and our operating company to engage in the mergers. JPMorgan’s opinion did not address the relative merits of the mergers or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by our management, our board of directors or any of its committees.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. In calculating per share values, JPMorgan assumed outstanding common units had been converted into or redeemed for shares of common stock in accordance with the existing terms of such common units, unless otherwise indicated.

Share Trading History Analysis.  JPMorgan reviewed the publicly available historical trading prices for our common stock, as reported by SNL Financial and Bloomberg L.P., and noted that over the 12-month period ended June 2, 2006, the low price was $19.70 per share and the high price was $26.39 per share, which also represents the all-time high share price for our common stock since the commencement of trading on the New York Stock Exchange on May 8, 2002 and prior to June 2, 2006.

The value of cash consideration of $29.01 per share represents an approximate 17.9% premium over the closing price per share of our common stock of $24.60 on June 2, 2006.

Premium Paid To:	Share Price:	Premium:

June 2, 2006	$24.60	17.9%
52 week low	$19.70	47.3%
52 week high	$26.39	9.9%
All-time high	$26.39	9.9%

Comparable Public Companies Analysis.  Using publicly available information, JPMorgan compared our selected financial data with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to ours. The companies selected by JPMorgan were:

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Brookfield Properties Corporation

•	Crescent Real Estate Equities Company

•	Equity Office Properties Trust

•	Kilroy Realty Corp.

•	Maguire Properties, Inc.

•	Reckson Associates Realty Corporation

•	SL Green Realty Corp.

These companies were selected, among other reasons, because of their specialization in the office REIT sector, geographic location, asset quality, market capitalization and capital structure. None of the companies utilized in the analysis, however, were identical to us. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as our potential trading value.

JPMorgan analyzed publicly available financial performance data for the comparable companies listed above. JPMorgan calculated the multiples of current share price as of June 2, 2006 to equity analysts’ estimates for 2007 consensus funds from operations, referred to in this proxy statement as “FFO,” as reported by I/B/E/S, for each of the comparable companies to determine the estimated 2007 FFO trading multiples. Based on its judgment, JPMorgan selected a range of 2007 FFO multiples of 15.0x to 17.0x. The selected multiples were then applied to the company’s 2007 FFO estimates, based on management’s projections, yielding implied trading values for the common stock for the 2007 estimate of approximately $25.20 to $28.56 per share.

Precedent Transactions Analysis.  Using publicly available information, JPMorgan examined selected transactions within both our industry segment and the overall REIT industry. Specifically, JPMorgan reviewed the following transactions:

Date Announced	Acquirer	Target

03/06/2006	The Blackstone Group	CarrAmerica Realty Corporation
02/10/2006	LBA Realty LLC	Bedford Property Investors, Inc.
12/22/2005	GE Real Estate	Arden Realty
12/19/2005	Morgan Stanley Real Estate &	Town and Country Trust
Onex Real Estate
12/07/2005	CalEast Industrial Investors, LLC	Centerpoint Properties Trust
10/24/2005	Morgan Stanley Real Estate’s	AMLI Residential Properties Trust
Prime Property Fund
10/03/2005	Brandywine Realty Trust	Prentiss Properties Trust
09/06/2005	DRA Advisors LLC	Capital Automotive REIT
06/17/2005	DRA Advisors LLC	CRT Properties, Inc.
06/07/2005	ING Clarion Partners	Gables Residential Trust
06/06/2005	ProLogis	Catellus Development Corporation
02/17/2005	Lightstone Group LLC	Prime Group Realty Trust
12/20/2004	Centro Properties Group &	Kramont Realty Trust
Watt Commercial Properties
10/25/2004	Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
10/04/2004	Camden Property Trust	Summit Properties Inc.
08/25/2004	Kimco Realty Corporation &	Price Legacy Corporation
DRA Advisors LLC
08/20/2004	General Growth Properties, Inc.	The Rouse Company
06/21/2004	Simon Property Group, Inc.	Chelsea Property Group, Inc.
05/03/2004	ProLogis &	Keystone Property Trust
Eaton Vance Management

JPMorgan selected these precedent transactions because these precedent transactions were recent deals in similar industry sectors and had other relevant similarities for comparison, including equity and total market capitalization, property characteristics and asset quality and portfolio size. Based on its judgment, JPMorgan selected a range of one-year forward FFO multiples of 15.5x to 17.5x per share. JPMorgan applied the range of multiples derived from such analysis to our management’s 2007 FFO per share estimate. JPMorgan discounted the implied equity values resulting from this analysis by one year using an estimated equity cost of capital of 9.0% and arrived at an implied range of equity values for the common stock of $23.89 to $26.97 per share.

Dividend Discount Model Analysis.  JPMorgan performed a dividend discount analysis for us based upon projections and assumptions provided by our management for projected FFO per share and projected annual dividend payouts per share for the quarter ending December 31, 2006 and the years ending December 31, 2007 to December 31, 2010. Under the dividend discount model methodology, implied equity values are determined by discounting dividends per share for the quarter ending December 31, 2006 and the years 2007 through 2010 using discount rates reflecting an expected equity total return. JPMorgan calculated a range of terminal values of Trizec at the end of 2010 by applying a perpetual growth rate ranging from 3.5% to 4.5% to the projected dividend of the company in 2010. The projected annual dividends and range of terminal values were then discounted to present values using a range of discount rates from 8.5% to 9.5%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, discussions with our management as well as other qualitative factors, such as characteristics of our properties and asset class. The present value of the dividends and the range of terminal values per share were added together to determine an estimated range of equity values for the common stock of $18.23 to $26.74 per share.

Adjusted NAV Per Share Analysis.  Using information provided by our management, JPMorgan calculated the adjusted net asset value, referred to in this proxy statement as “NAV,” per share. For this analysis, JPMorgan applied a range of blended capitalization rates from 6.07% to 6.57% to our management’s projected 2006 net operating income, as adjusted to include full-year pro forma net operating income for our acquisition of certain assets from Arden Realty, Inc. in May 2006, and to exclude certain corporate adjustments. To this result, JPMorgan added the value of our other assets, including our interest in joint ventures and other assets in order to determine gross asset value. From gross asset value, JPMorgan deducted our outstanding mortgages and other debt and our other liabilities to arrive at adjusted NAV. The adjusted NAV per share was then calculated by dividing adjusted NAV by the number of shares of common stock outstanding on a fully diluted basis. This analysis indicated an implied range for the price of our common stock of $24.98 to $29.12 per share. The capitalization rates used in the adjusted NAV per share analysis were derived from historical data for comparable asset sales from published sources, discussions with our management and real estate brokers, and an evaluation of market data from various market data services. The capitalization rates were adjusted to account for current market conditions and property specific circumstances within the asset portfolio. JPMorgan made certain adjustments in its calculation of adjusted NAV that JPMorgan deemed necessary, taking into account discussions with our management regarding our properties and co-investments.

The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan, but describes in summary form JPMorgan’s material analyses in connection with its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and the opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us with respect to the mergers and deliver an opinion to the special committee and our board of directors with respect to the mergers on the basis of such experience and its familiarity with Trizec.

JPMorgan has acted as a financial advisor to us with respect to the proposed mergers and will receive a fee of approximately $10 million from us for its services only if the proposed mergers are consummated. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, and will indemnify JPMorgan for certain liabilities arising out of its engagement.

JPMorgan and its affiliates have provided financial advisory services and other investment banking services to us over the past two years for which they have received aggregate fees of approximately $2.1 million, including acting as co-documentation agent on our $750.0 million unsecured credit facility, lender on our $381.0 million commercial mortgage-backed securities refinancing of the Grace Building in New York and lender on the $219.0 million refinancing of the World Apparel Center. In the ordinary course of business, JPMorgan and its affiliates may actively trade our debt and equity securities for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Financing

In connection with the mergers, Parent will cause approximately $• billion to be paid to our stockholders (other than Trizec Canada, its subsidiaries, Parent and affiliates of Parent), the members of our operating company (assuming none of the members of our operating company elect to receive preferred units or continuing common units in the surviving operating company in lieu of redeeming their redeemable preferred units for cash consideration) and the holders of our outstanding stock options, restricted stock, restricted stock units and rights, deferred restricted stock units and rights and warrants. These payments are expected to be funded by a combination of equity contributions to Parent and debt financing. Our revolving credit facility and our bridge loan will also be repaid and our mortgage loan agreements, secured debt and letters of credit will be repaid or remain outstanding. As of March 31, 2006, we had an aggregate of approximately $2.1 billion of outstanding indebtedness under our revolving credit facility, mortgage loan agreements, secured debt and letters of credit.

In connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from Merrill Lynch providing for a commitment of debt financing in an aggregate principal amount of up to $3.6 billion provided, that if additional Trizec properties are financed under the debt commitment letter, the amount of the commitment will be increased by 75% of the allocated values of such properties. Merrill Lynch has been joined in its commitment by Bear Stearns Commercial Mortgage, Inc., Morgan Stanley Mortgage Capital Inc., Deutsche Bank Securities, Inc.’s affiliate German American Capital Corporation and Royal Bank of Canada. In addition to the payment of the common stock merger consideration, the funds to be borrowed pursuant to the debt commitment letter will be used for purposes such as reserves, refinancing some of our existing debt, and for other costs and expenses related to the mergers. The funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on certain office complexes which are wholly owned or ground leased by us and certain other collateral required by the lenders.

The debt commitment letter terminates on December 31, 2006, unless extended, in accordance with the debt commitment letter and is conditioned on the completion of the mergers and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties by us or Trizec Canada or a material adverse effect with respect to us or Trizec Canada.

The merger agreement does not contain a financing condition. Under the terms of the merger agreement, Parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of Parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent is obligated to use its reasonable best efforts to obtain that portion from alternative sources. Parent is obligated to keep us informed of the status of its efforts to arrange debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. Before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter which would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the mergers, Parent must first obtain our written consent. With certain exceptions, we have agreed to provide, and to cause our and our subsidiaries’ and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Parent.

If all other closing conditions have been satisfied or waived but Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of its covenants under the merger agreement. In that event, so long as we, our operating company and Trizec Canada are not in material breach of each of our respective obligations under the merger agreement, we and Trizec Canada would be entitled to terminate the merger agreement and receive from Parent an amount equal to all reasonable expenses incurred by us and Trizec Canada in connection with the proposed transactions, up to $15.5 million for us and $9.5 million for Trizec Canada. In addition, we may take legal action against Brookfield Properties to seek damages of up to a maximum of $1.1 billion less the amount of any actual expense reimbursements that we have received under a guarantee provided by Brookfield Properties of such amount.

Guarantee and Remedies

In connection with the merger agreement, Brookfield Properties has agreed unconditionally to guarantee the prompt and complete payment when due of the payment obligations and the timely performance when required of all other obligations of Parent, MergerCo and AcquisitionCo that arise under the merger agreement, in an amount, in the aggregate not to exceed, $1.1 billion. The guarantee is not subject to an escrow of any funds supporting it and will terminate on the earlier of (a) the closing of the merger and payment of all obligations due by the Parent, MergerCo and AcquisitionCo under the merger agreement at such time, or (b) termination of the merger agreement by mutual written consent.

We cannot seek specific performance to require the Buyer Parties to complete the mergers, and our exclusive remedy for the failure of the Buyer Parties to complete the mergers is to seek damages up to the amount of the $1.1 billion guarantee.

Interests of Our Directors and Executive Officers in the Mergers and the Arrangement

Our directors and executive officers may have interests in the merger and the arrangement that are different from, or in addition to, yours. These potentially differing interests are described below.

Stock Options, Restricted Stock, Restricted Stock Units and Rights, Deferred Restricted Stock Units and Rights, Warrants and OPP Awards

As of the record date, there were approximately • shares of our common stock subject to stock options, of which approximately • were unvested, approximately • unvested restricted stock units and rights, and approximately • deferred restricted stock units and rights were granted to our directors and executive officers under our equity award plans. In addition, as of the record date, there were approximately • shares of our common stock subject to warrants, all of which were exercisable as of the record date, held by our directors and executive officers.

Under the terms of the merger agreement, immediately prior to the merger effective time, all of our outstanding stock options, restricted stock units and rights, and deferred restricted stock units and rights, including those held by our directors and executive officers, whether or not exercisable, payable or vested, as the case may be, will become fully exercisable, payable or vested, as the case may be, and, in the case of restricted stock units and rights and deferred restricted stock units and rights, free of any forfeiture restrictions. Specifically, under the merger agreement:

•	all unvested stock options owned by our directors and executive officers will become fully vested and exercisable immediately prior to the merger effective time and all stock options held by our directors and executive officers and not exercised prior to the merger effective time, will be canceled and converted into the right to receive a cash payment in respect of each share of common stock underlying their stock options equal to the excess, if any, of the common stock merger consideration over the exercise price per share of common stock subject to such stock options, without interest and less applicable withholding taxes;

•	shares of restricted common stock, restricted stock units and rights, and deferred restricted stock units and rights owned by our directors and executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes; and

•	warrants to purchase shares of our common stock owned by our directors and executive officers will be adjusted in accordance with their terms to provide that, as of the merger effective time, upon exercise of each such warrant and payment of the applicable exercise price, the holder of such warrant will be entitled to receive a cash payment in respect of each share of common stock underlying his or her warrants equal to the common stock merger consideration, without interest and less applicable withholding taxes.

In addition, in accordance with the terms of the OPP, shares of restricted common stock will be awarded under the OPP to participants, including our executive officers, based on the requisite performance criteria for the period beginning on October 20, 2004 and ending on the date of the merger agreement having been attained. Such shares of restricted common stock will be awarded to our executive officers immediately prior to the closing of the merger (and contingent on the consummation of the merger), will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration. The number of shares of restricted common stock that will be issued to each of our executive officers has been calculated by dividing the dollar value allocated to each such executive officer under the OPP at its adoption by the dollar value of the transaction consideration per share of common stock payable in connection with the proposed merger, or $29.01 in the case of the merger. None of our non-employee directors participates in the OPP.

The following table sets forth:

•	(a) the number of shares of our common stock that are subject to vested and unvested stock options with exercise prices of less than the common stock merger consideration, (b) the number of unvested restricted stock units and rights, (c) the number of deferred restricted stock units and rights, and (d) the number of shares of our common stock that are subject to vested and unvested warrants to purchase shares of our common stock with exercise prices of less than the common stock merger consideration, in each case held by each of our directors and executive officers as of July 5, 2006;

•	the dollar value of the restricted common stock award that will be awarded to each of our executive officers under the OPP upon consummation of the merger; and

•	the aggregate consideration that each of our directors and executive officers will receive pursuant to the merger agreement with respect to their stock options, restricted stock units and rights, deferred restricted stock units and rights, warrants and the OPP awards.

For the purposes of this table, we have assumed that the amount of the common stock merger consideration is $29.01 per share and have excluded the additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the common stock and allocable to the quarter in which the merger closes since it is not determinable at this time. The actual amount will differ depending on the date of the closing of the merger.

		Weighted					Weighted
	No. of	Average	Unvested				Average
	Shares	Exercise	Restricted				Exercise
	Underlying	Price of	Stock	Deferred		Vested	Price of
	Vested and	Vested and	Units	Restricted		and	Vested and		Aggregate
	Unvested	Unvested	and	Stock Units		Unvested	Unvested	Dollar Value of	Resulting
Name	Options	Options(1)	Rights	and Rights		Warrants	Warrants(1)	OPP Award ($)	Consideration

Executive Officers:
Timothy H. Callahan	1,500,000	$10.8300	717,403	158,532		—	—	$6,250,000	$58,930,874
Michael C. Colleran	45,000	10.9800	86,060	37,058		—	—	3,500,000	7,883,003
Brian K. Lipson	—	—	25,814	—		—	—	3,500,000	4,248,864
William R.C. Tresham	221,458	12.2100	82,912	37,935		—	—	3,500,000	10,726,266
Ted R. Jadwin	8,333	8.6100	32,349	16,307		—	—	750,000	2,331,504

Directors:
Peter Munk(2)	—	—	—	—		350,000	$15,4500	—	4,746,000
L. Jay Cross	—	—	—	8,582		—	—	—	248,964
The Right Honourable Brian Mulroney	45,625	16.2784	—	10,137	(3)	6,250	14,5800	—	965,141
James J. O’Connor	—	—	—	4,469		—	—	—	129,646
Glenn J. Rufrano	45,625	16.2784	—	7,320		6,250	14,5800	—	883,420
Richard M. Thomson	—	—	—	11,064	(3)	—	—	—	320,967
Polyvios C. Vintiadis	—	—	—	7,320		—	—	—	212,353

(1)	The weighted average exercise prices of options and warrants have been rounded to the nearest one-hundredth.

(2)	Does not include shares of our common stock and warrants to acquire our common stock that are owned by Trizec Canada and its subsidiaries that may be deemed beneficially owned by Mr. Munk as a result of his position as the chairman of the board of directors and chief executive officer of Trizec Canada and indirect owner of all of the multiple voting shares and approximately • % of the subordinate voting shares of Trizec Canada. Such shares of our common stock and warrants will continue to remain outstanding after the merger and no common stock merger consideration will be paid in respect of such shares and warrants. Mr. Munk will receive certain consideration in connection with the arrangement as a result of his ownership of multiple voting shares and subordinate voting shares of Trizec Canada and options to purchase subordinate voting shares. See below under “— Interests of Our Directors and Executive Officers in the Arrangement.”

(3)	Represents deferred compensation rights credited to the account of the non-employee director under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan that are payable to such person in cash, based on the common stock consideration of $29.01 per share of our common stock.

Change in Control Severance Benefits and Retention Payments

Severance Benefits under Timothy H. Callahan’s Employment Agreement

Pursuant to the terms of Mr. Callahan’s employment agreement, if we terminate him without “cause” or he resigns with “good reason” (as each term is defined in his employment agreement), at any time within six months prior to, or within two years following the merger, he will be entitled to receive an aggregate lump sum payment, within 15 business days after such termination or resignation, equal to the sum of (a) any unpaid base salary through the date of such termination or resignation, (b) earned but unpaid annual incentive bonus for a previously completed fiscal year, (c) reimbursement for any unreimbursed business expenses incurred prior to the date of termination or resignation, (d) payment for vacation time accrued as of the date of termination or resignation, (e) any other amounts or benefits that are required to be paid or provided by law or under any plan, program, policy or practice of Trizec, and (f) an annual incentive bonus for the fiscal year in which his termination or resignation occurs, prorated over the number of days employed during such fiscal year and based on the average of the annual incentive bonuses paid to Mr. Callahan during the immediately preceding two fiscal years, which we refer to as the “average bonus.” In addition, Mr. Callahan is entitled to receive (x) three times the sum of his base salary (at the rate in effect on the date of Mr. Callahan’s termination or resignation) and the average bonus, which payment is required to be made in a lump sum cash payment within 15 business days after such date of termination or resignation and (y) continued participation under our medical insurance plans and programs as in effect for senior executive officers for a period of three years following the date of Mr. Callahan’s termination or resignation or until such date as Mr. Callahan becomes eligible to participate in the plans of a subsequent employer. We also will make an additional tax gross-up payment to Mr. Callahan if any payment or benefit made or provided to him in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code.

Severance Benefits for Our Other Executive Officers Under the Trizec Properties, Inc. Change in Control Severance Pay Plan

Under the terms of our severance plan, Messrs. Colleran, Lipson, Tresham and Jadwin are entitled to severance payments if they are terminated or if they are constructively terminated within one year following the consummation of the merger. In the case of Messrs. Colleran, Lipson and Tresham, each such officer will be entitled to receive a severance payment equal to two times the sum of (a) such officer’s annual base salary and (b) the greater of such officer’s 2005 annual bonus paid or 2006 target bonus. In the case of Mr. Jadwin, he will be entitled to receive a severance payment equal to one times the sum of (x) his annual base salary and (y) the greater of his 2005 annual bonus paid or 2006 target bonus. In addition, each such officer will be entitled to receive (i) professional outplacement services as selected by us consistent with such officer’s duties or profession and of a type and level customary for his position, (ii) continued benefits under our health plans for two years in the case of Messrs. Colleran, Lipson and Tresham and one year in the case of Mr. Jadwin, (iii) a pro rata annual bonus (with respect to the greater of such officer’s 2005 annual bonus paid or 2006 target bonus), based on the number of days the officer was employed during the fiscal year in which his employment is terminated, (iv) the value of the stock incentive awards accrued to the officer through the date of termination, to the extent not yet paid, (v) any accrued but unpaid vacation pay, (vi) the officer’s annual base salary through the date of termination to the extent not yet paid, (vii) any compensation previously deferred by the officer (together with any accrued interest or earnings thereon), and (viii) any other amounts or benefits required to be paid or provided or which the officer is entitled to receive under any plan, program, policy, practice, contract or agreement of Trizec and its subsidiaries. Furthermore, the severance plan provides for an additional tax-gross up payment to be made if any payments made or benefits provided in connection with the merger would be subject to the excise tax imposed by Section 4999 of the Code. The severance plan benefits described here are in lieu of the severance benefits that Messrs. Colleran, Lipson, Tresham and Jadwin are entitled to under their respective employment agreements.

Retention Bonus Program

Under the terms of our retention plan, a retention bonus based on each employee’s years of service and weekly base salary amount is payable to each active, exempt professional employee or non-union, active hourly employee who continues to be actively employed with our successor for the 90-day period following the date of closing of the merger. If an eligible employee is terminated prior to the end of this 90-day period under circumstances that would entitle him or her to a severance benefit under the severance plan (described above), he or she will be paid the retention bonus within ten business days of termination of employment. If the eligible employee resigns or is terminated before the end of this 90-day period under circumstances that do not entitle him or her to severance benefits under the severance plan, he or she will not be paid any retention bonus. Different payment schedules apply for eligible professional and hourly employees.

As eligible professional employees, each of Messrs. Callahan, Colleran, Lipson, Tresham and Jadwin is entitled to receive a lump sum retention bonus amount if he remains actively employed by our successor on the 90th day following the closing date of the merger (or, if the merger does not occur, if he remains employed by the Company on June 1, 2007), or if he is terminated without “cause” or resigns for “good reason” (as such terms are defined for purposes of the severance plan) prior to such date. Their retention bonus amounts shall be calculated as follows: (i) if the executive has less than three years of service, three weeks of base salary plus two weeks of base salary per year of service; (ii) if the executive has at least three years of service but less than seven years, seven weeks of base salary plus two weeks of base salary per year of service; (iii) if the executive has at least seven years of service but less than ten years, nine weeks of base salary plus two weeks of base salary per year of service; or (iv) if the executive has ten or more years of service, 11 weeks of base salary plus two weeks of base salary per year of service. For purposes of this retention bonus calculation, “years of service” means the employee’s most recent continuous years and fractional years of service with us and our subsidiaries. Any fractional year of service will be rounded to the nearest month.

The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event our executive officers become entitled to such severance amounts pursuant to their employment agreements and/or the severance plan (described above) following the merger (assuming for illustrative purposes that the executive officer’s employment is terminated on September 30, 2006 and utilizing current base salaries and the bonus compensation amounts provided for in the agreements). In addition, the following table sets forth the estimated tax “gross-up” payment (described above), if applicable, that may be paid to our executive officers and potential retention bonus payments that could be payable to our executive officers assuming that each of our executive officers remains employed with us through September 30, 2006. The table does not include an amount referable to the value of the continued health and welfare benefits to be received by the executive officers, which aggregate amount is estimated to be $180,000.

		Amount of	Amount of
	Amount of Potential	Potential Tax	Potential
	Cash Severance	Gross-Up	Retention Bonus
Name	Payment(1)	Payment	Payment

Executive Officers
Timothy H. Callahan	$10,627,826	$13,764,173	$323,808
Michael C. Colleran	3,141,033	3,745,503	111,317
Brian K. Lipson	2,438,549	2,585,219	51,591
William R.C. Tresham	2,828,845	3,480,410	278,538
Ted R. Jadwin	791,660	922,792	81,808

(1)	The amounts in this column include pro rata annual bonus and the pro rata value of equity compensation payable in respect of the employment termination year.

Operating Company Units

None of our directors and executive officers owns any operating company units. As a result, they will not receive any consideration in connection with the operating company merger.

Interests of Our Directors and Executive Officers in the Arrangement

In connection with the arrangement, the shareholders of Trizec Canada will receive, with respect to each multiple voting share or subordinate voting share of Trizec Canada that they own, the Trizec Canada arrangement consideration, which is $30.97 in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the multiple voting shares and subordinate voting shares and allocable to the quarter in which the arrangement closes. We have been advised by Trizec Canada that, on    •    , 2006, PMCI, a Canadian corporation that is wholly owned by Mr. Munk owned • multiple voting shares and • subordinate voting shares of Trizec Canada which as of such date represented approximately • % of the aggregate voting power of the outstanding multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. In addition, we have been advised by Trizec Canada that Mr. Munk owned, as of July 5, 2006 options to purchase 550,000 subordinate voting shares of Trizec Canada. Further, certain of our other directors and two of our executive officers owned, as of the record date, subordinate voting shares and/or options to purchase subordinate voting shares in Trizec Canada.

The following table sets forth:

•	the number of subordinate voting shares of Trizec Canada that are subject to vested and unvested stock options with exercise prices of less than the Trizec Canada arrangement consideration and (b) the number of multiple voting shares and subordinate voting shares of Trizec Canada, in each case held by each of our directors and executive officers as of July 5, 2006; and

•	the aggregate consideration that each of our directors and executive officers will receive pursuant to the arrangement with respect to the foregoing interests.

For the purposes of this table, we have assumed that the amount of the Trizec Canada arrangement consideration is $30.97 per share and have excluded the additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the multiple voting shares and subordinate voting shares and allocable to the quarter in which the arrangement closes since it is not determinable at this time. The actual amount will differ depending on the date of the closing of the arrangement.

	No. of	Weighted
	Shares	Average
	Underlying	Exercise Price
	Vested and	of Vested and	No. of	No. of	Aggregate
	Unvested	Unvested	Multiple Voting	Subordinate	Resulting
Name	Options	Options (US$)(1)	Shares	Voting Shares	Consideration

Executive Officers:
Timothy H. Callahan	—	—	—	—	—
Michael C. Colleran	—	—	—	—	—
Brian K. Lipson	—	—	—	823	$25,488
William R.C. Tresham	4,167	$21.969272	—	7,500	$269,781
Ted R. Jadwin	—	—	—	—	—

Directors:
Peter Munk	550,000	$21.650087	7,522,283	1,972,435	$299,177,368
L. Jay Cross	—	—	—	—	—
The Right Honourable Brian Mulroney	9,125	$21.905795	—	448	$96,585
James J. O’Connor	—	—	—	—	—
Glenn J. Rufrano	9,125	$21.905795	—	—	$82,711
Richard M. Thomson	9,125	$21.874912	—	2,692	$166,364
Polyvios C. Vintiadis	—	—	—	—	—

(1)	The weighted average exercise prices of options have been rounded to the nearest one-hundredth. The exercise prices in this table are presented in U.S. dollars based on the exchange rate between U.S. dollar and Canadian dollar in effect as of July 5, 2006 of US$0.900380 to CAN$1.00.

Indemnification of Our Directors and Officers

The merger agreement provides that for a period of at least six years after the merger effective time, the organizational documents of the surviving corporation will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws, and that those provisions will not be modified during that period in any manner that would affect adversely the rights of any person who at or prior to the merger effective time were our or our subsidiaries’ directors, officers, trustees, employees, agents, or fiduciaries or fiduciaries with respect to any of our or our subsidiaries’ employee benefit plans, except as required by law and then only to the minimum extent required by law.

Parent and the surviving corporation have agreed to indemnify, to the fullest extent permitted by applicable laws, persons who were at the date of the merger agreement or during the period between the signing of the merger agreement and the closing date serving as a director, officer or trustee, or as a fiduciary under or with respect to any of our or our subsidiaries’ employee benefit plans, with respect to any legal action, suit or proceeding, or any inquiry or investigation arising out of or relating to such service occurring at or prior to the merger effective time and, subject to certain conditions, shall pay or advance related reasonable legal fees, costs, obligations and expenses incurred by them.

The merger agreement requires that, with respect to claims arising from facts or events that occurred on or prior to the merger effective time, the surviving corporation maintain in effect, for a period of at least six years after the merger effective time, our and our subsidiaries’ current directors’ and officers’ liability insurance policies; provided, however, that the surviving corporation may instead substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. This requirement is subject to a maximum cost per year of coverage of 300% of the annual premiums we paid for such insurance prior to the date we signed the merger agreement. If the cost per year of insurance coverage exceeds such maximum amount, the surviving corporation must obtain as much comparable insurance as possible for an annual premium equal to 300% of the annual premiums we paid prior to the date we signed the merger agreement.

Parent and MergerCo have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger effective time now existing in favor of the current or former directors, officers, trustees, employees, agents or fiduciaries of us or our subsidiaries as provided in our existing charter and bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of our subsidiaries) and certain indemnification agreements of us or our subsidiaries will be assumed by the surviving corporation and will continue in full force and effect.

The merger agreement provides that Parent shall have the right to participate in the defense or settlement of any stockholder or member litigation against us, our directors or officers, or the operating company relating to the mergers or the other transactions contemplated by the merger agreement; provided, however, that no such settlement will be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

The obligations described above regarding directors’ and officers’ indemnification, and directors’ and officers’ liability insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Voting Agreements

Concurrently with the execution of the merger agreement, Trizec Canada entered into the Trizec voting agreement with Parent and MergerCo pursuant to which Trizec Canada has agreed to vote or cause to be voted all of the shares of our common stock that Trizec Canada and its subsidiaries own (including any shares of our common stock that may be acquired after the date of the merger agreement) for the adoption of the merger agreement, subject to the terms and conditions contained in the Trizec voting agreement. As of the record date, Trizec Canada and its subsidiaries owned •  shares of our common stock, entitling them to exercise approximately • % of the aggregate voting power of our common stock entitled to vote at the special meeting.

In addition, PMCI, a corporation that is wholly owned by Mr. Munk and through which Mr. Munk owns multiple voting shares and subordinate voting shares of Trizec Canada, has entered into the Trizec Canada voting agreement with Parent and AcquisitionCo pursuant to which PMCI has agreed to vote all shares that it owns (including any shares that may be acquired by PMCI after the date of the merger agreement) for the arrangement, subject to the terms and conditions contained in the Trizec Canada voting agreement. We have been advised by Trizec Canada that on • , 2006, PMCI owned • multiple voting shares and • subordinate voting shares of Trizec Canada which as of such date represented approximately • % of the aggregate voting power of the outstanding multiple voting shares and subordinate voting shares that are eligible to be voted at the special meeting of the shareholders of Trizec Canada to consider the arrangement. Under the Trizec Canada voting agreement, Mr. Munk may not acquire directly or indirectly shares of Trizec Canada, Parent, Brookfield Properties or its affiliates other than pursuant to or as contemplated by the arrangement for a period of 12 months following the closing of the arrangement. The covenants in the Trizec Canada voting agreement are subject to the ability of PMCI to convert into subordinate voting shares and transfer up to 3.0 million multiple voting shares of Trizec Canada held by PMCI. In addition, pursuant to the voting trust agreement, PMCI agreed not to vote more than the number of multiple voting shares which in the aggregate represent a simple majority of all votes entitled to be cast on a matter by all holders of voting securities of Trizec Canada.

Regulatory Approvals

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division and certain waiting period requirements have been satisfied. On • , 2006, Trizec and Brookfield Properties each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant authorities is not made, the waiting period will expire at 11:59 p.m. on • , 2006.

The Competition Act provides that transactions such as the arrangement may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting periods have been satisfied. It is anticipated that the required information will be submitted to the Commissioner of Competition by • , 2006. If the information is submitted by that date, and the Commissioner of Competition does not ask for additional information, the waiting period will end on • , 2006.

Other than the HSR Act and Competition Act filings, we are unaware of any other material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either of the mergers, other than the filing of a certificate of merger by each of us and our operating company with the Secretary of State of the State of Delaware. However, the completion of the mergers is conditioned upon, among other things, the filing of the plan of arrangement by Trizec Canada relating to the arrangement with the Ontario Superior Court of Justice, approval and issuance of a final order by such court approving the arrangement and the transactions contemplated by the plan of arrangement, and sending to the director appointed under the Canada Business Corporations Act, for endorsement and filing by such director, the articles of arrangement and such other documents as may be required under the Canada Business Corporations Act to give effect to the arrangement.

Under the terms of the merger agreement, us, our operating company, Trizec Canada and the Buyer Parties have agreed to make promptly their respective filings and any other required submissions under the HSR Act with respect to the merger, and under the Competition Act with respect to the merger and the arrangement. In addition, us, our operating company, Trizec Canada and the Buyer Parties have agreed to use their reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable under applicable laws of the United States and Canada to consummate and make effective the merger and the arrangement as promptly as practicable, including using their reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill conditions to the merger and the arrangement as promptly as practicable.

Litigation Relating to the Mergers

On June 6, 2006, two substantially identical purported stockholder class action lawsuits related to the merger agreement were filed by the same counsel in the Circuit Court of Cook County, Illinois, Doris Staehr v.

Trizec Properties, et al. (Case No. 06CH11226) and Hubert Van Gent v. Trizec Properties, et al. (Case No. 06CH11571), naming us and each of our directors as defendants. The lawsuits allege, among other things, that our directors were conflicted, unjustly enriched, and engaged in self-dealing, and violated their fiduciary duties to our stockholders in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The lawsuits seek to enjoin the completion of the merger and the related transactions. Additionally, among other things, the lawsuits seek class action status, rescission of, to the extent already implemented, the merger, voting agreements, and the termination fees, and costs and disbursements incurred in connection with the lawsuits, including attorneys’ and experts’ fees. We intend to vigorously defend the actions. However, even if these lawsuits are determined to be without merit, they may potentially delay or, if the delay is substantial enough to prevent the consummation of the mergers by December 31, 2006, potentially prevent the closing of the mergers.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are surrendered in the merger and who receive the common stock merger consideration. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or the “IRS,” concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of stock options, restricted stock units, restricted stock awards, deferred restricted stock units or rights. In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as partnerships or otherwise as pass-through entities under the Code;

•	holders that hold 5% or more of our common stock; and

•	non-U.S. holders, as defined below.

This summary also does not discuss any state, local, foreign or other tax considerations that may be relevant to any person.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding our common stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our common stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above. Because our certificate of incorporation effectively prohibits the ownership of our common stock by non-U.S. holders, other than by Trizec Canada and its subsidiaries, we assume to that no such non-U.S. holders own any of our common stock and thus no summary of the U.S. federal income tax consequences of the mergers to such holders is provided.

Consequences of the Merger to U.S. Holders of Our Common Stock

General.  The receipt of cash by U.S. holders as a result of the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of the common stock merger consideration received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

As described more fully below under the caption “The Merger Agreement — Treatment of Common Stock, Stock Options, Restricted Stock, Restricted Stock Units and Rights, Deferred Restricted Stock Units and Rights, Warrants and OPP Awards — Common Stock,” each share of our common stock held by holders other than Trizec Canada and its subsidiaries and Parent and AcquisitionCo will be converted into, and canceled in exchange for, one share of redeemable preferred stock of the surviving corporation. Immediately thereafter, the redeemable preferred stock will be redeemed for the right to receive $29.01 in cash plus an additional cash amount that represents the pro rata portion of the regular quarterly dividend payable on our common stock and allocable to the quarter in which the merger closes, in each case without interest and less applicable withholding taxes. Although the matter is not free from doubt, we believe that the issuance of the redeemable preferred stock and its immediate redemption should be treated as transitory steps and disregarded for U.S. federal income tax purposes, and the foregoing summary is based upon that intended characterization. We also believe, however, that even if issuance and immediate redemption of the redeemable preferred stock were not disregarded for

U.S. federal income tax purposes, the tax consequences described above generally should apply in the specific circumstances of the proposed transactions for holders of our common stock who will not have a continuing interest in the surviving corporation, directly or indirectly, following consummation of the merger.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months.  A U.S. holder who has held our common stock for six months or less at the merger effective time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares of common stock.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the merger agreement attached to this proxy statement as Annex A in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, our operating company, Trizec Canada, Parent, MergerCo, AcquisitionCo and Merger Operating Company. These representations and warranties, which are set forth in the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our “subsidiaries” do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.

Structure

The Merger

At the merger effective time, MergerCo will merge with and into Trizec, MergerCo’s separate corporate existence will cease, and we will survive the merger, with Parent owning all of our common stock not owned by Trizec Canada and its subsidiaries. All of our and MergerCo’s properties, assets and liabilities will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

The Operating Company Merger

Immediately after the merger effective time, at the operating company merger effective time, Merger Operating Company will merge with and into our operating company, Merger Operating Company’s separate existence will cease and our operating company will survive the operating company merger and continue to exist with the surviving corporation being the sole managing member of the surviving operating company. All of our operating company’s and Merger Operating Company’s properties, assets and liabilities will become those of the surviving operating company.

The Arrangement

At or about the merger effective time, pursuant to the plan of arrangement and at the arrangement effective time, AcquisitionCo and its affiliates will acquire all of the outstanding multiple voting shares and subordinate voting shares of Trizec Canada in connection with the arrangement for $30.97 per share in cash plus an additional cash amount that represents a pro rata portion of the regular quarterly dividend payable on the multiple voting shares and subordinate voting shares and allocable to the quarter in which the arrangement closes. The $30.97 per share that Trizec Canada’s shareholders will receive in the arrangement represents $29.01 per share attributable to the shares of our common stock that Trizec Canada and its subsidiaries own plus an additional $1.96 per share which reflects the agreed value of Trizec Canada’s net other assets.

Effective Times

The merger effective time will occur under all applicable laws upon (a) the time the certificate of merger is executed and filed with the Secretary of State of the State of Delaware or (b) such later time agreed to by the parties to the merger agreement and designated in the certificate of merger. The closing will occur as promptly as practicable, but in no event earlier than the tenth nor later than the twentieth business day after all of the conditions set forth in the merger agreement have been satisfied or waived, unless the parties otherwise agree. In addition, in the event that the final order with respect to the arrangement is appealed, the closing of the merger will occur no earlier than the first business day following the date of such appeal is denied or withdrawn.

The operating company merger effective time will occur under applicable law at (a) the time the certificate of merger (relating to the operating company merger) is executed and filed with the Secretary of State of the State of Delaware or (b) such later time agreed to by the parties to the merger agreement and designated in the certificate of merger. It is the intention of the parties that the operating company merger effective time will occur immediately after the merger effective time.

At or about the merger effective time, Trizec Canada will send to the director appointed under the Canada Business Corporations Act, for endorsement and filing by such director, the articles of arrangement and such other documents as may be required under the Canada Business Corporations Act to give effect to the arrangement. The arrangement effective time will occur effective upon the issuance of a certificate of arrangement and at the time designated as the effective time in the plan of arrangement. It is the intention of the parties that the arrangement effective time will occur at or about the merger effective time.

Organizational Documents

Our certificate of incorporation, as amended at the merger effective time (as required by the merger agreement), will be the certificate of incorporation of the surviving corporation, and our bylaws, as in effect immediately prior to the merger effective time will be the bylaws of the surviving corporation, in each case until amended in accordance with applicable law.

The certificate of formation of our operating company, as in effect immediately prior to the operating company merger effective time, will be the certificate of formation of the surviving operating company until amended in accordance with applicable law. The limited liability company operating company agreement of our operating company, as amended at the operating company merger effective time (to the extent required to implement the terms of the redeemable preferred units and as required by the merger agreement, as discussed below), will be the limited liability company operating company agreement of the surviving operating company, until amended in accordance with applicable law.

Directors and Officers

The directors of MergerCo immediately prior to the merger effective time will be the initial directors of the surviving corporation, and the officers of Trizec immediately prior to the merger effective time will be the initial officers of the surviving corporation. The managing member of our operating company immediately prior to the operating company merger effective time will be the managing member of the surviving operating company following the operating company merger effective time.

Treatment of Special Voting Stock and Class F Convertible Stock

Immediately after the merger effective time, each share of our special voting stock and Class F convertible stock will continue to remain outstanding as a share of special voting stock and Class F convertible stock, respectively, of the surviving corporation.

Treatment of Common Stock, Stock Options, Restricted Stock, Restricted Stock Units and Rights, Deferred Restricted Stock Units and Rights, Warrants and the OPP Awards

Common Stock

At the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held in treasury and shares owned by Trizec Canada, its subsidiaries, Parent and affiliates of Parent, and shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted and exchanged into one share of redeemable preferred stock and, immediately after the completion of the merger, each share of redeemable preferred stock will be redeemed, without further action on the part of the holder, for the right to receive cash in the amount of $29.01 per share plus an amount that represents a pro rata portion of the regular quarterly dividend and allocable to the quarter in which the merger closes, without interest and less applicable withholding taxes. The foregoing does not apply to (a) shares held in treasury, by our subsidiaries or MergerCo, which in each case will be automatically canceled and retired and cease to exist with no payment being made with respect thereto, (b) shares of common stock held by Trizec Canada or any of Trizec Canada’s subsidiaries, Parent and AcquisitionCo, which shares will continue to remain outstanding shares of common stock of the surviving corporation, and (c) shares in respect of which appraisal rights have been perfected, which will be treated as described in the section entitled “Dissenters’ Right of Appraisal.”

Stock Options, Restricted Stock, Restricted Stock Units and Rights and Deferred Restricted Stock Units and Rights

Immediately prior to the merger effective time, all of our outstanding stock options, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units and deferred restricted stock rights, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units, and deferred restricted stock rights, free of forfeiture restrictions. Immediately prior to the merger effective time, as discussed below, all outstanding restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units and deferred restricted stock rights will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration.

Each stock option to purchase shares of our common stock that remains outstanding immediately prior to the merger effective time, whether vested or unvested, will be canceled and converted into the right to receive immediately prior to the merger effective time a single lump sum cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the merger effective time, multiplied by

•	the excess, if any, of the common stock merger consideration over the exercise price per share of our common stock subject to such stock option.

If the exercise price of any stock option is equal to or greater than the common stock merger consideration, such option will be canceled without any cash payment being made in respect thereof. As of the date of this proxy statement, none of our outstanding stock options had an exercise price equal to, or greater than, the common stock merger consideration.

Under the terms of the merger agreement, immediately prior to the merger effective time, each share of restricted stock that remains unvested will become fully vested and will be considered an outstanding share of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes.

Under the terms of the merger agreement, immediately prior to the merger effective time, each restricted stock unit, restricted stock right, deferred restricted stock unit and deferred restricted stock right automatically will become fully vested and will be considered outstanding shares of common stock, for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes. The amount of cash payable with respect to stock options, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units and deferred restricted stock rights, will be reduced by the amount of any applicable taxes required to be withheld. All stock options, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units and deferred restricted stock rights, will be canceled and all of our stock option plans and employee stock purchase plans will terminate at the merger effective time.

Warrants

Immediately prior to the merger effective time, the terms of each outstanding warrant to purchase shares of our common stock will be adjusted to provide that, from and after the merger effective time, each warrant will entitle the holder thereof, upon exercise of such warrant and payment of the exercise price thereof, a single lump sum cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such warrant immediately prior to the merger effective time, multiplied by

•	the common stock merger consideration.

OPP Awards

In addition, shares of restricted common stock will be awarded to participants under the OPP in accordance with the terms of the OPP based on the requisite performance criteria in connection with the merger for a performance period from October 20, 2004 and ending on the date of the merger agreement having been attained, which shares of restricted common stock will become fully vested and free of any forfeiture or holding restrictions immediately prior to the merger effective time and will be considered outstanding shares of common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration, without interest and less applicable withholding taxes.

Treatment of Operating Company Units

In connection with the operating company merger, at the operating company merger effective time, each Class A and Class B operating company unit issued and outstanding immediately prior to the operating company merger effective time (other than units owned directly or indirectly by us) will be converted into, and canceled in exchange for, one fully paid redeemable preferred unit. Prior to the operating company merger, holders of Class B operating company units (in their capacity as holders of redeemable preferred units) will be given an opportunity to elect to (a) redeem each such redeemable preferred unit at any time (including immediately after the operating company merger effective time) in exchange for an amount per unit equal to the common stock merger consideration plus all accrued and unpaid distributions on such preferred units, (b) retain each such redeemable preferred unit or (c) convert each such redeemable preferred unit on a one-for-one basis within 15 days following the completion of the merger into a Class B common unit in the surviving operating company, subject to the terms and conditions of the amended and restated operating agreement of the surviving operating company that will be adopted in connection with the operating company merger. The foregoing does not apply to units held by us or our subsidiaries, which will remain outstanding as units of the surviving operating company.

In general, preferred units in the surviving operating company will have the following terms:

•	each preferred unit will have a stated liquidation preference of $29.01 and will be entitled to distributions of legally available assets by the surviving operating company when, as and if made by the surviving operating company, in preference to all holders of other classes of interests in the surviving operating company, equal to 6% per annum on the stated liquidation preference;

•	the preferred units will be redeemable for cash equal to the liquidation preference plus any accrued and unpaid distributions:

•	at the holder’s option commencing on the closing date of the operating company merger, and

•	at the surviving operating company’s option commencing on the first anniversary of the closing date of the operating company merger, subject to the operating company paying any required amounts due under the applicable tax protection agreements with holders of the operating company units. Under certain circumstances, if the surviving operating company exercises this redemption right prior to May 2, 2016 with respect to certain holders of operating company units, the cash amount paid to such holders will reflect an additional amount determined pursuant to a separate agreement previously entered into among such holders, us and certain other parties; and

•	holders of preferred units will generally have no voting or other consent rights in the surviving operating company, other than the right to consent to material and adverse amendments to certain provisions of the operating company agreement relating to rights, preferences, privileges or voting powers applicable to the preferred units, and to limited other amendments.

This proxy statement does not constitute any solicitation of consents in respect of the operating company merger, and does not constitute an offer to convert the operating company units that you may own for or into continuing common units in the surviving operating company.

No Further Ownership Rights

At the merger effective time, holders of our common stock will cease to be, and have no rights as, our stockholders, other than the right to receive the common stock merger consideration.

Exchange and Payment Procedures

On or before the operating company merger effective time, Parent will cause to be deposited the cash in respect of the consideration to be paid to the holders of our common stock, stock options, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units, deferred restricted stock rights, warrants and operating company units, respectively, with a paying agent selected by us and that is reasonably satisfactory to Parent. Promptly after the merger effective time, Parent and the surviving corporation will cause the paying agent to mail a letter of transmittal and, if applicable, instructions for surrendering certificates for our common stock and warrants to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common stock certificates and warrant certificates, as applicable, in exchange for the applicable merger consideration. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Parent that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and Trizec will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time, our stock transfer books will be closed and there will be no further registration of transfers of our shares of common stock.

None of the paying agent, Parent, MergerCo, AcquisitionCo, us or our operating company or any respective employees, officers, directors, stockholders, partners, agents or affiliates will be liable to any person for any cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of shares of our common stock, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units, deferred restricted stock rights or warrants for 12 months after the merger effective time will be delivered to the surviving corporation. Holders of our common stock, stock options, restricted stock, restricted stock units, restricted stock rights, deferred restricted stock units, deferred restricted stock rights or warrants prior to the merger who have not complied with the exchange and payment procedures contained in the merger agreement within 12 months after the merger effective time may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by Parent or paying agent, to post a bond in the form and amount reasonably required by Parent or the paying agent as indemnity against any claim that may be made against Parent and the paying agent on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

We and our operating company made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, our operating company, our other subsidiaries and, in some cases, other entities in which we own equity interests (which we refer to as our joint ventures);

•	our charter and bylaws and the similar organizational documents of our operating company, our other subsidiaries and certain of our joint ventures;

•	our capitalization and the capitalization of our operating company and, in some cases, our ownership in our other subsidiaries and joint ventures and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our joint ventures;

•	our and our operating company’s power and authority to execute and deliver, and to perform our and our operating company’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating company;

•	the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement and the approval of us as the sole managing member of our operating company;

•	the absence of conflicts with, or breaches or violations of, our, our operating company’s, or certain of our subsidiaries’ organizational documents, and laws, permits and certain contracts applicable to us, our operating company or our other subsidiaries as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and our operating company’s obligations under the merger agreement;

•	possession of all permits necessary to operate our, our subsidiaries’ and certain of our joint ventures’ properties and carry on our, our subsidiaries’ and certain of our joint ventures’ businesses and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits other than as would not be reasonably expected to have a material adverse effect with respect to us;

•	our SEC filings since May 8, 2002 and the financial statements contained therein;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States, or GAAP other than as would not be reasonably expected to have a material adverse effect with respect to us;

•	the absence of any event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result material adverse effect and certain other changes and events since December 31, 2005;

•	the absence of litigation or orders against us or our subsidiaries other than as would not be reasonably expected to have a material adverse effect with respect to us;

•	the nature, extent and scope of our and our subsidiaries’ employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•	the accuracy and completeness of information we and our operating company have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with the transactions contemplated by the merger agreement;

•	real property owned and leased by us, our subsidiaries and certain of our joint ventures; our, our subsidiaries’ and certain of our joint ventures’ leases, ground leases and participation agreements;

•	personal property owned by us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us, our subsidiaries and certain of our joint ventures;

•	our, our subsidiaries’ and certain of our joint ventures’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by us of a fairness opinion from JPMorgan to the effect that, as of the date of the merger agreement, the merger consideration to be received by holders of our common stock is fair from a financial point of view to such holders;

•	our and our subsidiaries’ insurance policies;

•	interested party transactions and compliance with the Sarbanes-Oxley Act of 2002; and

•	our and our subsidiaries’ status as an investment company under the Investment Company Act of 1940, as amended.

Additionally, Trizec Canada made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties are substantially the same as those described above relating to Trizec.

For the purposes of the merger agreement, “material adverse effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to us, our subsidiaries’, Trizec Canada’s and Trizec Canada’s subsidiaries’ assets, business, results of operations or financial condition taken as a whole.

A “material adverse effect” will not have occurred, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the U.S., Canadian or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries conduct business (unless and only to the extent such effect, event, development or change affects us, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	changes in GAAP or Canadian GAAP;

•	the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of June 5, 2006 (unless and only to the extent such effect, event, development or change affects us, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	earthquakes, hurricanes or other natural disasters (unless and only to the extent such effect, event, development or change affects us, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries, our joint ventures, Trizec Canada and Trizec Canada’s subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	any suit, claim, action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock or other equity interests in Trizec, Trizec’s subsidiaries, Trizec Canada or Trizec Canada’s subsidiaries, arising out of or relating to the transactions contemplated by the merger agreement; or

•	any action taken by us or our operating company or Trizec Canada at the request or with the consent of Parent, MergerCo or AcquisitionCo.

Under the merger agreement, the mere fact that there has been a decrease in the market price of our common stock or Trizec Canada’s subordinate voting shares will not itself constitute a material adverse effect. However, any effect, event, development or change underlying such price decrease will be considered in determining whether there has been a material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent, MergerCo and AcquisitionCo that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of MergerCo and AcquisitionCo and absence of prior conduct of activities or business of MergerCo and the AcquisitionCo;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or in the Trizec Canada circular in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation or orders against them;

•	their capital resources, including in particular the equity funding and the debt financing which will provide Parent with acquisition financing at the merger effective time and operating company merger effective time sufficient to consummate the mergers;

•	the guarantee executed by Brookfield Properties;

•	their ownership of our common stock or any other securities of ours and our subsidiaries; and

•	clarification that no broker’s or finder’s fees are payable based upon arrangements made by or on behalf of Parent, MergerCo or the AcquisitionCo.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the mergers.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between June 5, 2006 and the merger effective time, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact our and our subsidiaries’ business organization, to preserve the goodwill and current relationships with our and our subsidiaries’ lessees and other persons with whom we or any of our subsidiaries have significant business relations, and take all actions, or refrain from taking all actions, as are necessary to ensure we qualify as a REIT for our taxable year in which the merger closes.

We also have agreed that during the same time period, subject to certain exceptions as fully described in the merger agreement or unless Parent either gives its prior written consent or does not object within five business days from the date we request such consent, we and our subsidiaries will not, among other things:

•	amend our or our operating company’s organizational documents;

•	subject to certain exceptions, authorize for issuance, issue or sell, pledge, dispose of or subject to any lien or agree or commit to any of the foregoing in respect of, any shares of any class of capital stock or other equity interest of us or any of our subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other equity interest, of us or any of our subsidiaries; repurchase, redeem or otherwise acquire any securities or equity equivalent; or reclassify, combine, split or subdivide any capital stock or other equity interest of us or any of our subsidiaries;

•	repurchase, redeem or otherwise acquire any security or equity equivalents except in connection with the cashless exercise of stock options, the vesting of restricted stock rights or restricted stock, the lapse of restrictions on restricted stock rights or restricted stock, or the redemption of the operating company units pursuant to the limited liability company operating agreement of our operating company;

•	declare, set aside, make or pay dividends or other distributions, other than (a) dividends paid by our direct or indirect wholly owned subsidiaries, (b) the quarterly dividend payment on our common stock not to exceed $0.20 per share, (c) dividends on our special voting stock, (d) dividend equivalents paid with respect to our restricted stock rights, and (e) dividends on our Class F convertible stock;

•	acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization or any property (other than real property) or asset for consideration in excess of $500,000 (other than as set forth in our 2006 budget), or acquire, or enter into any option, commitment or agreement to acquire, any real property (other than certain commitments set forth in the merger agreement);

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness;

•	materially amend or terminate any material contract or enter into any new material contract;

•	increase compensation or benefits payable to our directors, officers or non-executive employees, or grant to any of our or our subsidiaries’ directors, officers, employees or independent contractors any new severance, change of control or termination pay;

•	grant any increase in, or alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor;

•	prepay any of our long-term indebtedness other than (a) in the ordinary course of business or (b) prepayments in an amount not to exceed $10.0 million in the aggregate for us and our subsidiaries, or pay, discharge or satisfy any material claims, liabilities or obligations;

•	materially change our financial accounting principles or policies except as recommended by our audit committee or independent auditors or as required by the SEC or changes in GAAP;

•	enter into a new lease or terminate, materially modify or amend any lease that relates to in excess of 100,000 square feet or net rentable area at any of our, our subsidiaries’ and our joint ventures’ properties, or enter into, terminate or materially modify or amend any ground lease;

•	authorize or enter into any commitment for any new material capital expenditure other than certain permitted expenditures;

•	waive, release, assign, settle or compromise any material legal actions or material liabilities or certain securities-related legal actions;

•	make, change or rescind any material tax election or change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, or enter into any material closing agreement related to taxes, or knowingly surrender any right to claim a material tax refund, other than as required by applicable law or necessary to preserve our status as a REIT under the Code, or to qualify or preserve the status of any subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the Code, as the case may be (provided that in such events we shall notify Parent of such election and shall not fail to make such election in a timely manner);

•	enter into, amend or modify any tax protection agreements, or take any action that would, or could reasonably be expected to, violate any tax protection agreement or otherwise give rise to any liability of us or any of our subsidiaries under such agreements;

•	amend any term of any outstanding security of us or any of our subsidiaries;

•	sell or otherwise dispose of, or subject to any encumbrance, any of our, our subsidiaries’ or our joint ventures’ properties or other material assets other than pending sales pursuant to definitive agreements executed prior to June 5, 2006;

•	adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such liquidation or dissolution;

•	fail to maintain in full force and effect existing insurance policies or to replace such insurance policies with comparable insurance policies covering us, our subsidiaries, and our and our subsidiaries’ properties, assets and businesses;

•	take any action that would cause any of our representations or warranties contained in the merger agreement to become inaccurate in any material respect or any of our covenants to be breached in any material respect or result in the failure to be satisfied of any of the conditions to closing set forth in the merger agreement;

•	enter into, or amend or modify, any material agreement or arrangement with any of our directors or executive officers, or with Trizec Canada or certain of its subsidiaries, without prior written consent of Parent and the approval of a majority of the independent members of our board; or

•	announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.

In addition, under the merger agreement, Trizec Canada has agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between June 5, 2006 and the merger effective time, Trizec Canada and its subsidiaries will conduct their business only in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve substantially intact their businesses. Trizec Canada also has agreed that during the same time period, subject to certain exceptions as fully described in the merger agreement or unless Parent either gives its prior written consent or does not object within five business days from the date Trizec Canada requests such a consent, Trizec Canada and its subsidiaries will not take certain actions, which actions are substantially the same as those described above with respect to Trizec.

Further, under the merger agreement, Trizec and Parent have agreed to engage in the marketing and sale of certain of Trizec’s properties as the second step of “reverse like-kind exchange” transactions. Any such sale of these properties will occur on or before October 27, 2006 and will not affect the common stock merger consideration to be received by holders of our common stock in the merger. The completion of the sale of these properties is not a condition to the completion of the merger.

No Solicitation of Transactions

We have agreed that, between June 5, 2006 and the merger effective time and subject to specified exceptions described below, we, Trizec Canada and our respective subsidiaries will not, nor shall any of us knowingly permit our respective representatives to:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Trizec acquisition proposal;

•	enter into discussions or negotiate with any person in furtherance of those inquiries or to obtain a Trizec acquisition proposal; or

•	enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the merger agreement) relating to a Trizec acquisition proposal.

For purposes of the merger agreement, “Trizec acquisition proposal” means any proposal or offer (other than the mergers or any of the other transactions contemplated by the merger agreement, or any merger or similar transaction solely among us and our subsidiaries, or among our subsidiaries) for any:

•	merger, consolidation or similar transaction involving us or any of our subsidiaries representing 20% or more of our and our subsidiaries’ assets or income, taken as a whole;

•	sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of 20% or more of our and our subsidiaries’ assets, taken as a whole;

•	issue, sale or other disposition by us of securities representing 20% or more of the voting power of our voting equity securities;

•	tender offer or exchange offer in which any person or group offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of our common stock; or

•	other transaction which is similar in form, substance or purpose to any of the foregoing transactions.

Prior to the approval of the merger by our stockholders, following the receipt of an unsolicited bona fide written Trizec acquisition proposal, our board of directors or the special committee may contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, to determine whether such Trizec acquisition proposal is, or is reasonably likely to lead to, a Trizec superior proposal and, if our board of directors or the special committee determines in good faith, after consultation with its legal and financial advisors, that such Trizec acquisition proposal is, or is reasonably likely to lead to, a Trizec superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, our board of directors or the special committee may:

•	furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with Parent and we concurrently disclose the same non-public information to Parent if not previously disclosed;

•	participate in negotiations regarding such Trizec acquisition proposal; or

•	following receipt of a proposal that constitutes both a Trizec superior proposal and a Trizec Canada superior proposal, which we refer to as a “combined superior proposal,” terminate the merger agreement to accept such proposal pursuant to the relevant termination provisions described under “Termination” below.

For purposes of the merger agreement, “Trizec superior proposal” means a written Trizec acquisition proposal:

•	that relates to more than 50% of our common stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	which our board of directors or the special committee determines in its good faith judgment, after consultation with its outside financial and legal advisors, to be more favorable from a financial point of view to our stockholders than the merger; and

•	for which financing, to the extent required, is then committed or, in the good faith judgment of our board of directors, is reasonably likely to be available.

We and our operating company have agreed to promptly notify Parent (but no less than 24 hours after initial receipt) of our receipt of any Trizec acquisition proposal. In our notice to Parent, we have agreed to provide a copy of such Trizec acquisition proposal and any relevant details, including the identity of parties making the proposal. We and our operating company also have agreed to keep Parent informed on a prompt basis of the status of and any material developments regarding any such Trizec acquisition proposal. Under the merger agreement, we may not, and may not permit any of our subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party and we have agreed to, and to cause each of our subsidiaries to, enforce the provisions of any such agreements. We also agreed to, and to cause each of our subsidiaries to, terminate or cause to be terminated any existing discussions, negotiations or communications with any parties regarding any Trizec acquisition proposal.

We also agreed not to take any action to exempt any person from the ownership restrictions in Article IV of our charter or otherwise cause such restrictions not to apply.

We are obligated to call and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement. In connection with such meeting, (a) our board of directors will recommend to our stockholders to adopt the merger agreement, and (b) we will use our reasonable best efforts to solicit from our stockholders proxies for the adoption of the merger agreement and to take all other action necessary or advisable to secure the approval of the stockholders of the adoption of the merger agreement. However, our board of directors or the special committee may determine not to make, or may determine to change or withdraw its recommendation and not solicit such proxies from our stockholders or take such other necessary or advisable action in favor of the adoption of the merger agreement if, after consultation with its legal counsel, our board of directors or the special committee determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. In the event that we receive a bona fide written unsolicited Trizec acquisition proposal, we may delay the mailing of this proxy statement or the meeting of our stockholders for a reasonable period of time as would allow our board of directors or the special committee to consider such Trizec acquisition proposal and to determine the effect, if any, on the recommendation of our board of directors (but in any event not longer than ten days). If there is an insufficient number of shares of common stock represented in person or by proxy at the meeting of our stockholders to constitute a quorum or to adopt the merger agreement, we may adjourn or postpone the meeting for up to ten business days, so long as, during such period, we use our reasonable best efforts to obtain a quorum and the requisite vote to adopt the merger agreement as promptly as practicable. However, unless the merger agreement is terminated in accordance with its terms, we are obligated to hold the stockholders’ meeting notwithstanding that our board may have changed its recommendation. Trizec Canada has agreed to substantially similar provisions with respect to its stockholders’ meeting and the approval of the arrangement.

In addition, Trizec Canada has agreed, pursuant to the merger agreement, to take, or refrain from taking, substantially the same actions with respect to a different acquisition proposal to purchase Trizec Canada and with respect to its stockholder approval process, as described more fully in the merger agreement. The merger agreement also contains definitions of “Trizec Canada acquisition proposal” and “Trizec Canada superior proposal.” These definitions are substantially similar to the definitions of “Trizec acquisition proposal” and “Trizec superior proposal” set forth above.

Employee Benefits

For a period of one year following the closing date, Parent has agreed that it will cause the surviving corporation to provide all employees employed by us or our subsidiaries as of the merger effective time and who continue to be employed by the surviving corporation or successors or assigns or any of their subsidiaries, whom we refer to as “active employees,” with base salary, cash incentive compensation and the value of any equity-based incentive or other compensation in an amount at least equal to the same level that was provided to each active employee, or to which such active employee was entitled, prior to the merger effective time, and benefits (other than equity-based benefits) that are no less favorable in the aggregate as those provided under our benefit plans in effect immediately prior to the merger effective time.

Parent has agreed to honor all severance, change of control and similar plans and agreements in accordance with their terms as in effect immediately prior to the merger effective time.

In addition, Parent has agreed to:

•	provide each of our active employees with credit for service with us and our subsidiaries with respect to any employee benefit plans established by Parent or its subsidiaries under which our active employees may be eligible to participate after the merger effective time, or the “new plans,” to the same extent as such active employee was entitled to credit for such service under the respective Trizec benefit plans, provided that such crediting of service shall not operate to duplicate any benefits and shall not be counted for the purpose of crediting benefit accrual under any defined benefit plan; and

•	for purposes of each new plan providing health benefits to any active employee, cause such active employee to receive credit for all amounts paid by such active employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the surviving corporation.

Parent also has agreed to provide similar benefits with respect to the employees of Trizec Canada, as described more fully in the merger agreement.

Pre-Closing Transactions

Parent may request that, immediately prior to the closing, we or Trizec Canada, among other things, use commercially reasonable efforts to (a) convert any subsidiary organized as a corporation or limited partnership into a limited liability company, (b) sell the stock, partnership interests or limited liability interests owned by us in any subsidiary at a price designated by Parent, (c) sell any of our or our subsidiaries’ assets at a price designated by Parent, (d) effect certain reorganizations of our, our operating company’s and Trizec Canada’s business, and (e) cooperate with AcquisitionCo to structure and implement any such reorganization. These rights of Parent are limited, however, in that, among other things (i) the foregoing transactions will not delay or prevent completion of the mergers or arrangement, (ii) the transactions will be implemented as close to the merger effective time as possible and Parent has either waived or confirmed all conditions to the mergers and the arrangement have been satisfied, (iii) Parent may not require us or Trizec Canada to take any action that contravenes applicable law or the organizational documents or a material contract, (iv) any such actions or transactions would be contingent upon our confirmation from Parent confirming that Parent, MergerCo and AcquisitionCo are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (v) these actions (or the inability to complete them) will not affect or modify the obligations of Parent, MergerCo and AcquisitionCo under the merger agreement, and (vi) we, Trizec Canada and our and their subsidiaries will not be required to take any action that could adversely affect our classification as a REIT within the meaning of the Code or Trizec Canada’s qualification as a “mutual fund corporation” or that could result in any additional United States federal, state or local income tax being imposed on the equity holders of us and Trizec Canada. Parent shall advance to us and Trizec Canada, or reimburse us and Trizec Canada for, all reasonable out-of-pocket costs incurred, and Parent, MergerCo and AcquisitionCo shall indemnify us and Trizec Canada from all liabilities relating to these pre-closing transactions that are undertaken by us or Trizec Canada at Parent’s request.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable law, each party to the merger agreement has agreed to use its reasonable best efforts to take, or to cause to be taken, all appropriate actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable law to consummate the mergers, the arrangement and the transactions contemplated by the merger agreement, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill the conditions to the mergers and the other transactions contemplated by the merger agreement as promptly as practicable.

Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the mergers or the arrangement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Conditions to the Mergers

The obligations of the parties to complete the mergers and the arrangement are subject to the following mutual conditions:

•	the approval of the merger agreement by Trizec’s stockholders shall have been obtained;

•	the approval of the arrangement by Trizec Canada’s shareholders shall have been obtained;

•	the approval of the arrangement by the Ontario Superior Court of Justice shall have been obtained;

•	the applicable Canadian regulatory approval with respect to the arrangement shall have been obtained;

•	any waiting period applicable to (a) the consummation of the mergers under the HSR Act and (b) the arrangement under the Competition Act must have expired or terminated, and any approvals required under such laws must have been obtained; and

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that would make the consummation of the mergers or the arrangement illegal or otherwise prohibit the consummation of the mergers or the arrangement.

The obligations of Parent, MergerCo and AcquisitionCo to complete the mergers and the arrangement are subject to the following additional conditions:

•	our, our operating company’s and Trizec Canada’s representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of our, our operating company’s and Trizec Canada’s representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representations relating to the absence of any material adverse effect) does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the performance, in all material respects, by us, our operating company and Trizec Canada of our, our operating company’s and Trizec Canada’s obligations under the merger agreement and compliance by us, our operating company and Trizec Canada, in all material respects, with the agreements and covenants to be performed or complied with by us, our operating company and Trizec Canada under the merger agreement on or prior to the arrangement effective time;

•	the receipt by Parent of (a) a certificate signed by one of our officers with respect to the truth and correctness of our and our operating company’s representations and warranties, the performance of our and our operating company’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement and, (b) a similar certificate with respect to Trizec Canada signed by an officer of Trizec Canada;

•	on the closing date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had a material adverse effect; and

•	the receipt of a tax opinion of our counsel, Hogan & Hartson, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code.

The obligations of us, our operating company and Trizec Canada to complete the mergers and the arrangement are subject to the following additional conditions:

•	the representations and warranties of Parent, MergerCo and AcquisitionCo that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality or Parent material adverse effect qualifications does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•	the performance, in all material respects, by Parent of its obligations under the merger agreement and compliance by Parent, in all material respects, with the agreements and covenants to be performed or complied with by Parent under the merger agreement on or prior to the merger effective time; and

•	the receipt by us and Trizec Canada of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Parent, MergerCo and AcquisitionCo and the performance of Parent’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

For the purposes of the merger agreement, “Parent material adverse effect” means an event, circumstance, change or effect that could reasonably be expected to prevent or materially hinder or delay Parent, MergerCo or AcqusitionCo from consummating the mergers, the arrangement or the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the mergers and the arrangement may be abandoned at any time prior to the merger effective time or the arrangement effective time, as the case may be, even after Trizec’s stockholders have adopted the merger agreement and Trizec Canada’s shareholders have approved the arrangement, as follows:

•	by mutual written consent of the parties;

•	by any of Parent, us and our operating company, or Trizec Canada if:

•	the merger has not occurred on or before December 31, 2006, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur by such date;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which has the effect of making consummation of the mergers or the arrangement illegal or otherwise prevents or prohibits the consummation of the mergers or the arrangement and is final and non-appealable; or

•	the requisite vote of (a) our common stockholders to adopt the merger agreement upon a vote being taken at a duly convened stockholders meeting is not obtained, or (b) Trizec Canada’s shareholders to approve the arrangement upon a vote being taken of a duly convened shareholders meeting is not obtained;

•	by Parent if:

•	none of Parent, MergerCo and AcquisitionCo is in material breach of its obligations under the merger agreement, and (a) any of our, our operating company’s or Trizec Canada’s representations and warranties is or becomes untrue or incorrect such that the closing condition pertaining to our, our operating company’s or Trizec Canada’s representations and warranties would be incapable of being satisfied by December 31, 2006, or (b) there has been a breach of any of our, our operating company’s or Trizec Canada’s covenants and agreements under the merger agreement such that the closing condition pertaining to our, our operating company’s or Trizec Canada’s performance and compliance with covenants or agreements would be incapable of being satisfied by December 31, 2006;

•	our board of directors or a special committee of our board of directors (a) withdraws, modifies or amends its recommendation that our stockholders vote to adopt the merger agreement, (b) publicly approves or recommends a Trizec acquisition proposal, (c) within ten business days after it is commenced, fails to recommend the rejection of a tender offer or exchange offer relating to our outstanding common stock that constitutes a Trizec acquisition proposal or (d) publicly announces the intention to do any of the foregoing; or

•	Trizec Canada’s board of directors (a) withdraws, modifies or amends its recommendation that Trizec Canada’s shareholders vote to approve the arrangement, (b) publicly approves or recommends a Trizec Canada acquisition proposal, (c) within ten business days after it is commenced, fails to recommend the rejection of a tender offer or exchange offer relating to the outstanding shares of Trizec Canada that constitutes a Trizec Canada acquisition proposal or (d) Trizec Canada or its board of directors publicly announces the intention to do any of the foregoing;

•	by us and our operating company, or Trizec Canada if:

•	none of us, our operating company and Trizec Canada is in material breach of its respective obligations under the merger agreement, and (a) any of Parent’s, MergerCo’s or AcquisitionCo’s representations and warranties is or becomes untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by December 31, 2006, or (b) there has been a breach of any of Parent’s, MergerCo’s or AcquisitionCo’s covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by December 31, 2006; or

•	by us and our operating company and Trizec Canada if:

•	our board of directors or a special committee of our board of directors and Trizec Canada’s board of directors approves and authorizes us and Trizec Canada, respectively, to enter into a definitive agreement with respect to a combined superior proposal but only so long as:

•	the requisite stockholder vote for us (in connection with the merger) and the requisite shareholder vote for Trizec Canada (in connection with the arrangement) have not been obtained;

•	we, our operating company and Trizec Canada are not or have not been, in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•	we and Trizec Canada have first given Parent at least three business days notice that we intend to terminate the merger agreement (attaching the most current version of the agreement relating to such other proposal);

•	during the three business days following the receipt by Parent of the termination notice, (a) we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the merger and (b) our board of directors or a special committee of our board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the Trizec superior proposal giving rise to such notice continues to be a Trizec superior proposal;

•	during the three business days following the receipt by Parent of the termination notice, (a) Trizec Canada has offered to negotiate with, and if accepted, has negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable Trizec Canada to proceed with the arrangement, and (b) Trizec Canada’s board of directors has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any amendment to the merger agreement entered into, or for which Parent has irrevocably covenanted to enter into, that the Trizec Canada superior proposal giving rise to such notice continues to be a Trizec Canada superior proposal; and

•	we pay to Parent the termination fee and reasonable transaction expenses in accordance with the merger agreement concurrently with or prior to the termination of the merger agreement.

Termination Fee and Expenses

We and Trizec Canada have agreed to pay to Parent a termination fee and to reimburse Parent’s transaction expenses up to a maximum of $25.0 million if the merger agreement is terminated under certain circumstances. Under the merger agreement, there are three alternative termination fees: (a) the “Trizec termination fee,” which is equal to $71.3 million; (b) the “Trizec Canada termination fee,” which is equal to $43.7 million; and (c) the “full termination fee,” which is an amount equal to the Trizec termination fee plus the Trizec Canada termination fee, or $115.0 million.

Trizec

We will pay to Parent the full termination fee and the full amount of its expenses (subject to the $25.0 million limit) in the event that:

•	we and Trizec Canada have terminated the merger agreement because we and Trizec Canada enter into an agreement to implement a combined superior proposal;

•	Parent has terminated the merger agreement because our board of directors or the special committee has withdrawn, modified or amended its recommendation that stockholders vote to adopt the merger agreement, publicly recommended or approved a Trizec acquisition proposal, failed to recommend the rejection of a tender offer or exchange offer relating to our common stock within ten business days of its commencement or publicly announced the intention to do any of the foregoing; or

•	we, our operating company, Trizec Canada or Parent has terminated the merger agreement because the requisite stockholder vote to adopt the merger agreement upon a vote being taken has not been obtained at a duly convened meeting, and (a) at or prior to the later of the meeting of our stockholders and the termination date, a Trizec acquisition proposal has been made to us, or otherwise publicly announced, and (b) concurrently with the termination or within 12 months following the termination we enter into a contract with respect to or consummate any Trizec acquisition proposal (with reference to 20% in the definition of “Trizec acquisition proposal” above being deemed to be references to 50%).

We will also pay to Parent an amount equal to 62% of Parent’s expenses, subject to certain limitations, if:

•	Parent has terminated the merger agreement because (a) our or our operating company’s respective representations and warranties are or become untrue or incorrect or (b) we or our operating company breach any of our or our operating company’s respective covenants or agreements that would be incapable of being satisfied by December 31, 2006.

In addition, if and when we consummate a Trizec acquisition proposal, if the merger agreement is terminated under the circumstances described in the two bullets below and, within 12 months of the termination date, we enter into a contract with respect to or consummate a Trizec acquisition proposal (with reference to 20% in the definition of “Trizec acquisition proposal” above being deemed to be references to 50%), we will be required to pay to Parent an amount equal to the Trizec termination fee plus the remaining 62% of Parent’s expenses that are not paid by Trizec Canada under such circumstances, subject to certain limitations.

Trizec Canada

Trizec Canada will pay to Parent the Trizec Canada termination fee and 38% of Parent’s expenses (subject to the $25.0 million limit) in the event that:

•	Parent has terminated the merger agreement because Trizec Canada’s board of directors has withdrawn, modified or amended its recommendation that Trizec Canada’s shareholders vote to approve the arrangement, publicly recommended or approved a Trizec Canada acquisition proposal, failed to recommend the rejection of a tender offer or exchange offer relating to the shares of Trizec Canada that constitutes a Trizec Canada acquisition proposal within ten business days of its commencement, or publicly announced the intention to do any of the foregoing; or

•	we, Trizec Canada or Parent has terminated the merger agreement because the requisite stockholder vote to approve the arrangement upon a vote being taken has not been obtained and (a) at or prior to later of the meeting of Trizec Canada’s shareholders or the termination date, a Trizec Canada acquisition proposal has been made to Trizec Canada, or otherwise publicly announced, and (b) concurrently with the termination or within 12 months following the merger agreement termination, Trizec Canada consummates any Trizec Canada acquisition proposal (with reference to 20% in the definition of “Trizec Canada acquisition proposal” being deemed to be references to 50%).

Trizec Canada will pay to Parent an amount equal to 38% of Parent’s expenses, subject to certain limitations, if:

•	Parent has terminated the merger agreement because (a) Trizec Canada’s representations and warranties are or become untrue or incorrect or (b) Trizec Canada breaches any of its covenants or agreements that would be incapable of being satisfied by December 31, 2006.

Parent

If we, our operating company and Trizec Canada are not in material breach of each of our respective obligations under the merger agreement, Parent will pay us and Trizec Canada all reasonable out-of-pocket costs and expenses up to an aggregate maximum of $15.5 million and $9.5 million, respectively, if the Merger Agreement is terminated by us or Trizec Canada because either (a) any of the representations and warranties of Parent, MergerCo or AcquisitionCo is or becomes untrue or incorrect or (b) Parent, MergerCo or AcquisitionCo breaches any of its respective covenants or agreements that would be incapable of being satisfied by December 31, 2006.

The parties also have agreed that in the event that either of them fails to pay the termination fee or any termination expenses when due, we, Trizec Canada or Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party in connection with the collection under and enforcement of relevant provisions of the merger agreement.

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger agreement, provided that after any such stockholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further stockholder approval without first obtaining such stockholder approval. The merger agreement also provides that, at any time prior to the merger effective time, we, our operating company and Trizec Canada, on the one hand, and the Buyer Parties, on the other hand, may extend the time for the performance of any obligations of the other party, waive any inaccuracy in the representations and warranties of the other party or waive compliance with any agreement or condition to its obligations contained in the merger agreement.

ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments

Under our bylaws, the presiding officer of the special meeting may adjourn the special meeting without the approval of our common stockholders under certain circumstances, including if there is no quorum present for the adoption of the merger agreement, our board of directors determines that adjournment is necessary or appropriate to enable our common stockholders to consider fully information that our board of directors determines has not been made sufficiently or timely available to our common stockholders, or our board of directors determines that adjournment is otherwise in our best interests. Notwithstanding this provision in our bylaws, we are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement. As a result, we will not adjourn the special meeting for the purpose of soliciting additional proxies without having obtained the requisite approval by our common stockholders for the proposal to approve any adjournments of the special meeting.

Our board of directors recommends that you vote “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Postponements of the Special Meeting

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least ten days’ notice of the new meeting date.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “TRZ.” As of • , 2006, there were • stockholders of record. The following table sets forth the high and low sale prices of our common stock as reported on the New York Stock Exchange Composite Tape (rounded to the nearest cent) and the dividends paid per share of our common stock for each quarterly period for the past two years and for the first, second and third quarterly periods (through July  • , 2006) of the fiscal year ending December 31, 2006.

	Market Price Range
	High	Low	Dividend

Fiscal Year Ending December 31, 2006:
Third Quarter (through July 7, 2006)	$28.73	$28.60	$—
Second Quarter	$28.77	$22.34	$0.20	(1)
First Quarter	26.39	22.62	0.20
Fiscal Year Ended December 31, 2005:
Fourth Quarter	$23.50	$20.45	$0.20
Third Quarter	23.75	20.40	0.20
Second Quarter	20.61	18.65	0.20
First Quarter	19.85	17.26	0.20
Full Year	23.75	17.26	0.80
Fiscal Year Ended December 31, 2004:
Fourth Quarter	$19.05	$15.75	$0.20
Third Quarter	17.55	15.80	0.20
Second Quarter	17.38	13.50	0.20
First Quarter	17.15	14.98	0.20
Full Year	19.05	13.50	0.80

(1)	The second quarter dividend was declared on June 13, 2006 and is payable on July 17, 2006 to our common stockholders of record as of close of business on June 30, 2006.

On June 2, 2006, the last trading day prior to the date of the public announcement of our entering into the merger agreement, the closing price of our common stock on the New York Stock Exchange was $24.60 per share. On • , 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $  •  per share. You are encouraged to obtain current market quotations for our common stock.

Under the merger agreement, we are permitted to declare and pay to our common stockholders prior to the merger effective time regular quarterly dividends of up to $0.20 per share of our common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of July 5, 2006 for:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our Chief Executive Officer and our four other most highly compensated executive officers; and

•	all of our directors and executive officers as a group.

For purposes of the following table, the number of shares of our common stock that is beneficially owned by each of the persons named below represents the aggregate of (a) shares of our common stock such person holds, (b) deferred compensation rights payable to such person in shares of our common stock within 60 days of July 5, 2006, and (c) shares of our common stock that may be issued to such person upon exercise of options or warrants that are exercisable through September 3, 2006, the 60th day from July 5, 2006. The extent to which a person holds shares of our common stock, deferred compensation rights payable in shares of our common stock and options or warrants to purchase our common stock is set forth in the footnotes. As of July 5, 2006, the number of shares of our common stock deemed outstanding was 157,388,162. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

	Number of Shares		Percent
Beneficial Owner	Beneficially Owned		of All Shares(1)

More than 5% Beneficial Owner
Peter Munk	61,169,921	(2)(3)	38.6%
c/o Trizec Canada BCE Place, 181 Bay Street Suite 3820, Box 800 Toronto, ON M5J 2T3
Trizec Canada	60,819,921	(2)(4)	38.4%
BCE Place, 181 Bay Street Suite 3820, Box 800 Toronto, ON M5J 2T3
FMR Corp.	12,569,150	(5)	8.0%
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA	9,443,102	(6)	6.0%
45 Fremont Street San Francisco, CA 94105

Directors
Peter Munk	61,169,921	(2)(3)	38.6%
Timothy H. Callahan	1,542,220	(7)	1.0%
L. Jay Cross	8,582	(8)	*
Brian Mulroney	49,475	(9)	*
James J. O’Connor	11,688	(10)	*
Glenn J. Rufrano	68,795	(11)	*
Richard M. Thomson	—	(12)	*
Polyvios C. Vintiadis	25,320	(13)	*

	Number of Shares		Percent
Beneficial Owner	Beneficially Owned		of All Shares(1)

Executive Officers
Michael C. Colleran	45,000	(14)	*
Brian K. Lipson	8,693		*
William R.C. Tresham	307,701	(15)	*
Ted R. Jadwin	38,149	(16)	*
Directors and executive officers as a group (12 individuals)	63,275,544	(17)	39.4%

*	Represents less than one percent.

(1)	For the purpose of calculating the percentage of class of voting stock held by a person, shares of our common stock outstanding as of July 5, 2006, together with shares of our common stock that may be issued only to such person upon exercise of options or warrants that are exercisable within 60 days from July 5, 2006 and upon settlement of deferred compensation rights payable in shares of our common stock within 60 days of July 5, 2006, are deemed outstanding, and no other shares of our common stock that may be issued to any other person upon exercise of options or warrants that are exercisable within 60 days from July 5, 2006 or upon settlement of deferred compensation rights payable in shares of our common stock within 60 days of July 5, 2006 are deemed outstanding.

(2)	Because Mr. Munk’s beneficial ownership of Trizec Canada’s multiple voting shares gives him voting control over Trizec Canada, beneficial ownership of shares of our common stock that are beneficially owned by Trizec Canada, directly or indirectly, is attributable to Mr. Munk pursuant to Rule 13d-3 under the Exchange Act.

(3)	According to a Schedule 13D/A filed by Mr. Munk, he beneficially owns with shared voting power and shared dispositive power 60,819,921 shares of our common stock that are also beneficially owned by Trizec Canada, and with sole voting power and sole dispositive power 350,000 shares of our common stock, which amounts include warrants to purchase 1,247,542 shares of our common stock that are currently exercisable and held by Trizec Canada and/or Mr. Munk.

(4)	According to a Schedule 13D/A filed by Trizec Canada, it beneficially owns with shared voting power and shared dispositive power 60,819,921 shares of our common stock, which amount includes warrants to purchase 897,542 shares of our common stock that are currently exercisable.

(5)	According to a Schedule 13G/A filed by FMR Corp., or “FMR,” and Edward C. Johnson III, Chairman of FMR, with the SEC, (A) FMR has sole dispositive power with respect to 12,469,050 of the listed shares and sole voting power with respect to 914,100 of the listed shares, (B) Edward C. Johnson III has sole dispositive power over 12,469,050 of the listed shares and sole voting power with respect to 914,100 of the listed shares and (C) these shares represented (i) 11,554,950 shares beneficially owned by Fidelity Management & Research Company, or “Fidelity,” a wholly owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies, or “Funds,” (ii) 914,100 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts and (iii) 100,100 shares beneficially owned by Fidelity International Limited, or “FIL,” a Bermuda joint stock company of which a partnership controlled predominantly by Mr. Johnson and his family members owns shares with the right to cast approximately 38% of the total votes that may be cast by all holders of FIL voting stock. The voting power with respect to the 11,554,950 shares beneficially owned by Fidelity is held by the Funds’ Boards of Trustees. Mr. Johnson and FMR each has sole dispositive power and sole voting power over the 914,100 shares beneficially owned by Fidelity Management Trust Company.

(6)	According to a Schedule 13G filed by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited, the reporting entities, taken as a whole, had sole voting and sole dispositive power as to 8,984,498 shares and 9,443,102 shares, respectively, and did not have shared power as to any shares. According to the Schedule 13G, (i) Barclays Global Investors, NA has sole voting power with respect to 7,768,906 of the shares and sole dispositive power with respect to 8,213,154 of the shares; (ii) Barclays Global Fund Advisors has sole voting and dispositive power with respect to 650,633 of the shares;

(iii) Barclays Global Investors, Ltd has sole voting power with respect to 564,959 of the shares and sole dispositive power with respect to 579,315 of the shares. In the Schedule 13G, the reporting entities do not affirm the existence of a group.

(7)	Includes beneficial ownership of 1,500,000 shares, representing options exercisable for 1,500,000 shares that may be acquired within 60 days of July 5, 2006. Also includes 34,797 shares held by a trust for the benefit of Mr. Callahan, for which Mr. Callahan serves as trustee. Does not include 158,532 shares of common stock underlying restricted stock rights that have vested or will vest within 60 days of July 5, 2006, but for which receipt has been deferred under the Trizec Properties, Inc. Deferred Compensation Plan such that Mr. Callahan could not receive such shares of common stock within 60 days of July 5, 2006 by terminating service with Trizec.

(8)	Includes 8,582 shares of common stock underlying deferred compensation rights credited to the account of Mr. Cross under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan. The deferred compensation rights are payable solely in shares of our common stock, for which receipt has been deferred such that Mr. Cross could receive the shares within 60 days of July 5, 2006 by terminating service with Trizec.

(9)	Includes beneficial ownership of 49,475 shares, representing options exercisable for 43,225 shares and warrants exercisable for 6,250 shares that may be acquired within 60 days of July 5, 2006. Due to restrictions in our certificate of incorporation that prohibit “non-qualifying U.S. persons” from holding shares of our common stock, Mr. Mulroney, as a Canadian resident, must immediately sell any shares that he acquires upon exercise of such options and warrants. This number does not include 10,137 deferred compensation rights credited to the account of Mr. Mulroney under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan that are payable to Mr. Mulroney solely in cash, based on the share price of our common stock on the date of payment, in lieu of shares of our common stock.

(10)	Includes 4,469 shares of common stock underlying deferred compensation rights credited to the account of Mr. O’Connor under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan. The deferred compensation rights are payable solely in shares of our common stock, for which receipt has been deferred such that Mr. O’Connor could receive the shares within 60 days of July 5, 2006 by terminating service with Trizec.

(11)	Includes beneficial ownership of 49,475 shares, representing options exercisable for 43,225 shares and warrants exercisable for 6,250 shares that may be acquired within 60 days of July 5, 2006. Also includes 1,000 shares of common stock held in trust for Mr. Rufrano’s son, for which Mr. Rufrano serves as trustee, and 1,000 shares of common stock held in trust for his daughter, for which Mr. Rufrano serves as trustee. This number also includes 7,320 shares of common stock underlying deferred compensation rights credited to the account of Mr. Rufrano under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan. The deferred compensation rights are payable solely in shares of our common stock, for which receipt has been deferred such that Mr. Rufrano could receive the shares within 60 days of July 5, 2006 by terminating service with Trizec.

(12)	Does not include 11,064 deferred compensation rights credited to the account of Mr. Thomson under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan that, due to restrictions in our certificate of incorporation that prohibit “non-qualifying U.S. persons” from holding shares of our common stock, are payable to Mr. Thomson, a Canadian resident, solely in cash, based on the share price of our common stock on the date of payment, in lieu of shares of our common stock.

(13)	Includes 7,320 shares of common stock underlying deferred compensation rights credited to the account of Mr. Vintiadis under the Trizec Properties, Inc. Non-Employee Directors Deferred Compensation Plan. The deferred compensation rights are payable solely in shares of our common stock, for which receipt has been deferred such that Mr. Vintiadis could receive the shares within 60 days of July 5, 2006 by terminating service with Trizec.

(14)	Includes beneficial ownership of 45,000 shares, representing options exercisable for 45,000 shares of our common stock that may be acquired within 60 days of July 5, 2006. It does not include 37,058 shares of common stock underlying restricted stock rights that have vested or will vest within 60 days of July 5, 2006, but for which receipt has been deferred under the Trizec Properties, Inc. Deferred Compensation

Plan such that Mr. Colleran could not receive such shares of common stock within 60 days of July 5, 2006 by terminating service with Trizec.

(15)	Includes beneficial ownership of 221,458 shares, representing options exercisable for 221,458 shares of our common stock that may be acquired within 60 days of July 5, 2006. It does not include 37,935 shares of common stock underlying restricted stock rights that have vested or will vest within 60 days of July 5, 2006, but for which receipt has been deferred under the Trizec Properties, Inc. Deferred Compensation Plan such that Mr. Tresham could not receive such shares of common stock within 60 days of July 5, 2006 by terminating service with Trizec.

(16)	Includes beneficial ownership of 8,333 shares, representing options exercisable for 8,333 shares of our common stock that may be acquired within 60 days of July 5, 2006. It does not include 16,307 shares of common stock underlying restricted stock rights that have vested or will vest within 60 days of July 5, 2006, but for which receipt has been deferred under the Trizec Properties, Inc. Deferred Compensation Plan such that Mr. Jadwin could not receive such shares of common stock within 60 days of July 5, 2006 by terminating service with Trizec.

(17)	The amount of shares beneficially owned by all directors and executive officers as a group includes options exercisable for 1,861,241 shares of our common stock, warrants exercisable for 1,260,042 shares of our common stock and 27,691 shares of common stock underlying deferred compensation rights, as further described in the other notes to this table.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law, or “DGCL,” you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, or the “Chancery Court,” together with a fair rate of interest, if any, as determined by the Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Trizec stockholders electing to exercise appraisal rights must comply with the provisions of Section 262, of the DGCL or “Section 262,” the full text of which appears in Annex C to this proxy statement, in order to perfect their rights. We will require strict compliance with the Delaware statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Trizec’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Trizec a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, by Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will nullify any previous written demand for appraisal.

•	If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Trizec common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Trizec common stock.

All demands for appraisal should be addressed to Trizec Properties, Inc., 10 South Riverside Plaza, Suite 1100, Chicago, Illinois 60606, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Trizec common stock. The demand must reasonably inform Trizec of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s shares.

To be effective, a demand for appraisal by a holder of Trizec’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock certificate(s). Beneficial owners who are not record holders may not directly make appraisal demands to Trizec. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Trizec common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the merger effective time, the surviving corporation must give written notice that the merger has become effective to each Trizec stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Trizec common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in the Chancery Court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Trizec common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the merger effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the merger effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the merger effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of our common stock held by such stockholder pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the merger effective time may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Trizec stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the mergers are not completed. Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act that are intended to be presented at the 2007 annual meeting of stockholders, if such meeting is held, must be received by us at our executive offices in Chicago, Illinois, on or before December 11, 2006 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. In accordance with our bylaws, for business to be properly brought before a meeting, but not included in the proxy statement pursuant to Rule 14a-8 of the Exchange Act, a stockholder must submit a proposal, including nominations for the board of directors, not earlier than January 18, 2007 and not later than March 4, 2007.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy card confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that our board of directors does not know of at this time, if such matters are presented within a reasonable time before proxy solicitation. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act, including annual, quarterly and current reports and proxy statements. You may obtain copies of this information in person or by mail from the public reference room at the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Trizec, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement. Our public filings are also available on our website at www.trz.com under Investor Relations  —  SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Trizec Properties, Inc., 10 South Riverside Plaza, Suite 1100, Chicago, Illinois 60606. If you would like to request documents, please do so by • , 2006, in order to receive them before the special meeting.

We are incorporating by reference information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 14, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 5, 2006; and

•	Current Reports on Form 8-K dated February 6, 2006, March 1, 2006, March 24, 2006, May 2, 2006, June 5, 2006, June 4, 2006 and June 16, 2006, as filed with the SEC on February 10, 2006, March 7, 2006, March 24, 2006, May 4, 2006, June 5, 2006, June 8, 2006 and June 16, 2006, respectively.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated • , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
AND
ARRANGEMENT AGREEMENT
Among
TRIZEC PROPERTIES, INC.
TRIZEC HOLDINGS OPERATING LLC,
TRIZEC CANADA INC.,
GRACE HOLDINGS LLC,
GRACE ACQUISITION CORPORATION
GRACE OP LLC
and
4162862 CANADA LIMITED
Dated as of June 5, 2006

A-i

A-ii

A-iii

Page

Section 11.13.	Counterparts	A-74
Section 11.14.	Waiver	A-74

EXHIBITS

Exhibit A	Plan of Arrangement
Exhibit B	Knowledge of Trizec and the Operating Company
Exhibit C	Knowledge of Parent, MergerCo and AcquisitionCo
Exhibit D	Knowledge of TZ Canada
Exhibit E	Terms of Redeemable Preferred Units
Exhibit F	Surviving Corporation Charter
Exhibit G	Form of Guaranty
Exhibit H	1031 Asset Dispositions
Exhibit I	Form of Hogan & Hartson L.L.P. Tax Opinion

A-iv

AGREEMENT AND PLAN OF MERGER
AND
ARRANGEMENT AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT, dated as of June 5, 2006 (this “Agreement”), is by and among Trizec Properties, Inc., a Delaware corporation (“Trizec”), Trizec Holdings Operating LLC, a Delaware limited liability company (the “Operating Company”, and together with Trizec, the “Trizec Parties”), Trizec Canada Inc., a Canadian corporation (“TZ Canada”), Grace Holdings LLC, a Delaware limited liability company (“Parent”), Grace Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“MergerCo”), 4162862 Canada Limited, a Canadian corporation and an affiliate of Parent (“AcquisitionCo”), and Grace OP LLC, a Delaware limited liability company (“Merger Operating Company”, and together with Parent, MergerCo and AcquisitionCo, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into Trizec (the “Trizec Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the parties also wish to effect a merger of the Merger Operating Company with and into the Operating Company (the “Operating Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the parties also wish to effect an arrangement involving TZ Canada pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”)(the “Arrangement”), on the terms and subject to the conditions set forth in the Plan of Arrangement, substantially in the form attached hereto as Exhibit A (the “Plan of Arrangement”), subject to any amendments or variations made thereto pursuant to, or by the parties to, this Agreement or at the direction of the Superior Court of Justice (Ontario)(the “Court”), pursuant to which, subject to the provisions of this Agreement, among other things, AcquisitionCo will acquire all of the outstanding shares of TZ Canada.

WHEREAS, the board of directors of Trizec (the “Trizec Board”), on the recommendation of a special committee of the disinterested directors of the Trizec Board (the “Special Committee”), and the boards of directors of each of Parent and MergerCo deem it advisable and in the best interests of their respective stockholders to consummate the Trizec Merger on the terms and subject to the conditions set forth in this Agreement, and each of the Trizec Board and the boards of directors of Parent and MergerCo have approved this Agreement and declared its advisability and, in the case of the Trizec Board, recommended that this Agreement be adopted by Trizec’s stockholders;

WHEREAS, the board of directors of TZ Canada (the “TZ Canada Board”) and the board of directors of AcquisitionCo deem it advisable and in the best interests of their respective companies (and in the case of TZ Canada, fair to the TZ Canada Shareholders (as defined herein)) to consummate the Arrangement on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and have approved this Agreement and the Arrangement and, in the case of the TZ Canada Board, recommended that the Arrangement be approved by the TZ Canada Shareholders;

WHEREAS, the Trizec Board, on behalf of Trizec, in its capacity as the sole managing member of the Operating Company, has approved this Agreement and deemed it advisable and in the best interests of the Operating Company and the members of the Operating Company for the Operating Company to enter into this Agreement;

WHEREAS, concurrently herewith, Parent and TZ Canada are entering into a support agreement, dated as of the date hereof, providing that, among other things, TZ Canada will vote, or cause to be voted, its Trizec Common Shares (as defined herein) (including such shares held by its subsidiary Emerald Blue Szolgálttó Korlátolt Felelõsségü Társaság (“TZ Hungary”) in favor of this Agreement, the Trizec Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently herewith, Parent and P.M. Capital Inc., a Canadian corporation incorporated under the laws of Ontario (“PMCI”), have entered into a support agreement, dated as of the date hereof, providing that, among other things, PMCI will vote, or cause to be voted, its TZ Canada Shares (as defined herein) in favor of the Arrangement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Acquisition Proposal” means a Trizec Acquisition Proposal or a TZ Canada Acquisition Proposal.

“Articles of Arrangement” means the articles of arrangement of TZ Canada in respect of the transactions contemplated by the Plan of Arrangement that are required by the CBCA to be filed with the Director appointed under the CBCA after the Final Order is made in order to effect the transactions contemplated by the Plan of Arrangement.

“beneficial owner” or “beneficial ownership”, with respect to any Trizec Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. and the principal offices of the Ontario Securities Commission are open to accept filings and on which banks are not required or authorized to close in either New York, New York or Toronto, Ontario.

“Canadian GAAP” means generally accepted accounting principles as applied in Canada.

“Canadian Law” means any Canadian federal, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Canadian Securities Laws” means the securities laws of each Canadian province and the rules and regulations promulgated in connection therewith.

“Combined Superior Proposal” means an Acquisition Proposal that is both a Trizec Superior Proposal and a TZ Canada Superior Proposal, where the amount by which such Acquisition Proposal is more favorable than the Mergers and Arrangement, respectively, is substantially equivalent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CSA” means the Canadian Securities Administration.

“Disclosure Schedule” means, collectively, the Trizec Disclosure Schedule, the TZ Canada Disclosure Schedule and the Parent Disclosure Schedule.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Environmental Laws” means any applicable (A) Law in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources, and (B) in the case of TZ Canada, Canadian Law in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Final Order” means the final order of the Court approving the transactions contemplated by the Plan of Arrangement as such order may be amended by the Court at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (i) any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, or (ii) any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (A) (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law, and (B) in the case of TZ Canada, (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) polychlorinated biphenyls, asbestos and radon and (iii) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States, Canadian and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the transactions contemplated by the Plan of Arrangement, as contemplated by this Agreement.

“knowledge of Trizec and the Operating Company” means the actual knowledge of those individuals listed on Exhibit B.

“knowledge of Parent, MergerCo and AcquisitionCo” means the actual knowledge of those individuals listed on Exhibit C.

“knowledge of TZ Canada” means the actual knowledge of those individuals listed on Exhibit D.

“Law” means any applicable national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material Adverse Effect” means, with respect to Trizec or TZ Canada, an effect, event, development or change that, is materially adverse to the assets, business, results of operations or financial condition of Trizec and the Trizec Subsidiaries and TZ Canada and the TZ Canada Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S., Canadian or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Trizec, the Trizec Subsidiaries, the Trizec JV Entities, TZ Canada and the TZ Canada Subsidiaries (collectively, the “Group”) conduct their respective businesses (unless, and only to the extent, such effect, event, development or change affects such entity or entities in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP or Canadian GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, vendors, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects any of the entity or entities in the Group in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes, floods, or other natural disasters (unless, and only to the extent, such effect, event, development or change affects any of the entity or entities in the Group in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock or other equity interests in Trizec, the Trizec Subsidiaries, TZ Canada or the TZ Canada Subsidiaries, arising out of or relating to the transactions contemplated by this Agreement or (h) any action taken by the Trizec Parties or TZ Canada at the request or with the consent of any of the Buyer Parties. The parties agree that the mere fact of a decrease in the market price of the Trizec Common Shares or TZ Canada SVS shall not, in and of itself, constitute a Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Material Adverse Effect.

“Material Trizec JV Entities” means the Trizec JV Entities set forth in Section 4.01(d)(ii) of the Trizec Disclosure Schedule.

“Mergers” means the Trizec Merger and the Operating Company Merger.

“Operating Company LLC Agreement” means the Limited Liability Company Agreement of the Operating Company, dated as of December 22, 2004, as amended through the date hereof.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent, MergerCo and AcquisitionCo to the Trizec Parties and TZ Canada concurrently with the execution of this Agreement for which the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is readily apparent from the nature of such disclosure.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder or delay Parent, MergerCo or AcquisitionCo from consummating the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Trizec or TZ Canada, as applicable (if such reserves are required pursuant to GAAP, in the case of Trizec, and Canadian GAAP, in the case of TZ Canada), (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Trizec, any Trizec Subsidiary, TZ Canada or any TZ Canada

Subsidiary, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (v) with respect to real property, any title exception disclosed in any Trizec Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under or in connection with the Trizec Material Contracts or TZ Canada Material Contracts, as applicable (including but not limited to any Lien securing mortgage debt disclosed in the Trizec Disclosure Schedule or TZ Canada Disclosure Schedule, as applicable), Trizec Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (vii) other Liens being contested in good faith in the ordinary course of business.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Trizec Subsidiaries, Trizec Material Subsidiaries, Trizec Joint Ventures, TZ Canada Subsidiaries and TZ Canada Joint Ventures.

“Redeemable Preferred Shares” means shares of Redeemable Preferred Stock, par value $.01, of the Surviving Corporation.

“Redeemable Preferred Units” means the redeemable preferred units of limited liability company interests of the Surviving Operating Company, the rights and terms of which are generally described in Exhibit E attached hereto.

“subsidiary” or “subsidiaries” of Trizec, TZ Canada, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner, managing member or functional equivalent; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled, directly or indirectly, by such party; provided, however, that for purposes of this Agreement, TZ Canada’s subsidiaries shall not include Trizec or any subsidiary of Trizec.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States, Canadian or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority including any of the foregoing imposed upon any other person but for which TZ Canada, the Trizec Parties or any of their subsidiaries may be liable by operation of law, as a successor or by contract.

“Tax Protection Agreement” means any written or oral agreement to which Trizec or any Subsidiary is a party pursuant to which: (a) any liability to holders of Operating Company Common Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Operating Company Common Units, Trizec or the Trizec Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) holders of the Operating Company Common Units (other than Trizec) have guaranteed debt of a Trizec Subsidiary and/or (d) any other agreement that would require the managing member of the Operating Company to consider separately the interests of holders of the Operating Company Common Units as they relate to Taxes. For greater certainty, the parties acknowledge that the Tax Co-

operation Agreement dated May 8, 2002 between Trizec and TrizecHahn Office Properties Ltd. (a predecessor to TZ Canada) is not a Tax Protection Agreement.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Trizec Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving Trizec or any Trizec Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of Trizec or the Trizec Subsidiaries representing 20% or more of the consolidated assets of Trizec and the Trizec Subsidiaries, (c) issue, sale or other disposition by Trizec of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of Trizec, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Trizec Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Trizec Acquisition Proposal” shall not include (i) the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement (including, without limitation, the sale of one or more of the 1031 Assets pursuant to Section 7.02), or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Trizec and one or more Trizec Subsidiaries or among Trizec Subsidiaries.

“Trizec Charter” means the Fourth Amended and Restated Certificate of Incorporation of Trizec dated as of February 8, 2002, as amended.

“Trizec Common Shares” means shares of common stock, par value $.01 per share, of Trizec.

“Trizec Disclosure Schedule” means the disclosure schedule delivered by the Trizec Parties to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Trizec Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Trizec Parties made herein.

“Trizec Superior Proposal” means a Trizec Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the Trizec Common Shares or all or substantially all of the assets of Trizec and the Trizec Subsidiaries, taken as a whole, and (ii) which the Trizec Board or Special Committee determines in its good faith judgment (after consultation with its outside financial and legal advisors) to be more favorable to the stockholders of Trizec (in their capacities as stockholders) than the Trizec Merger from a financial point of view, and (iii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Trizec Board, is reasonably likely to be available.

“TZ Canada Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) sale or other disposition, directly or indirectly, by amalgamation, consolidation, share exchange or any similar transaction, of any assets of TZ Canada or the TZ Canada Subsidiaries representing 20% or more of the consolidated assets of TZ Canada and the TZ Canada Subsidiaries, (b) issue, sale or other disposition by TZ Canada of (including by way of plan of arrangement, amalgamation, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding TZ Canada Shares, (c) take-over bid, tender offer or other offer or proposal pursuant to which any Person or group of Persons acting jointly or in concert within the meaning of Section 91 of Securities Act (Ontario) proposes to acquire beneficial ownership (as determined in accordance with Part XX of the Securities Act (Ontario)) of TZ Canada Shares representing 20% or more of the votes associated with the outstanding TZ Canada Shares, or (d) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “TZ Canada Acquisition Proposal” shall not include (i) the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement (including, without limitation, the sale of one or more of the 1031 Assets pursuant to Section 7.02), or (ii) any amalgamation, consolidation, business combination, reorganization, recapitalization or similar transaction solely among TZ Canada and one or more TZ Canada Subsidiaries or among TZ Canada Subsidiaries.

“TZ Canada Articles” means the articles of amalgamation of TZ Canada dated January 1, 2006.

“TZ Canada Bylaws” means the by-laws of TZ Canada as in effect immediately prior to the Plan of Arrangement Effective Time.

“TZ Canada Circular” means the management information circular of TZ Canada to be sent to TZ Canada Shareholders in connection with the transactions contemplated by the Plan of Arrangement.

“TZ Canada Disclosure Schedule” means the disclosure schedule delivered by TZ Canada to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the TZ Canada Disclosure Schedule is intended to broaden the scope of any representation or warranty of TZ Canada made herein.

“TZ Canada Dissent Rights” means the rights of dissent described in the Plan of Arrangement.

“TZ Canada MVS” means the multiple voting shares in the capital of TZ Canada.

“TZ Canada Shareholders” means holders of TZ Canada Shares.

“TZ Canada Shares” means the TZ Canada MVS and the TZ Canada SVS.

“TZ Canada Superior Proposal” means a TZ Canada Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the TZ Canada Shares or all or substantially all of the assets of TZ Canada and the TZ Canada Subsidiaries, taken as a whole, and (ii) which the TZ Canada Board determines in its good faith judgment (after consultation with its outside financial and legal advisors) to be more favorable to TZ Canada Shareholders (in their capacities as shareholders) than the Arrangement from a financial point of view, and (iii) and for which financing, to the extent required, is then committed or, in the good faith judgment of the TZ Canada Board, is reasonably likely to be available.

“TZ Canada SVS” means the subordinate voting shares in the capital of TZ Canada.

“TZ Canada Transaction Resolution” means the special resolution of TZ Canada Shareholders approving the transactions contemplated by the Plan of Arrangement.

“US Law” means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Trizec, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary (as applicable), may vote.

(a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2006 Budget	§ 7.01(b)
AcquisitionCo	Preamble
Additional Filings	§ 5.12
Agreement	Preamble
Amended Operating Agreement	§ 2.02(c)
Arden Section 1031 Properties	§ 4.15(e)
Arrangement	Recitals
Blue Sky Laws	§ 4.05(b)
Buyer Parties	Preamble
Capital Expenditures	§ 7.01(i)
CBCA	Recitals
CERCLA	§ 4.16(c)
Claim	§ 8.07(a)
Closing	§ 2.04
Closing Date	§ 2.04
Code	§ 4.10(b)
Commitment	§ 7.01(b)
Confidentiality Agreement	§ 8.03(b)
Continuing Employees	§ 8.05(b)
Contract	§ 4.17(a)
Court	Recitals
Debt Commitment Letter	§ 6.07(b)
Delaware Courts	§ 11.10
DGCL	Recitals
DLLCA	Recitals
DRIP	§ 3.07
DSOS	§ 2.03(a)
Election	§ 3.03(d)
Environmental Permits	§ 4.16(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(g)
ESPP	§ 3.06
ESPP Date	§ 3.06
Exchange Act	§ 4.05(b)
Existing Units	§ 3.03
Expenses	§ 8.07(a)
Financing	§ 6.07(b)
Financing Commitments	§ 6.07(b)
Full Termination Fee	§ 10.03(c)
Form of Election	§ 3.03(d)(i)
Governmental Order	§ 10.01(c)
Guaranty	§ 6.07(c)
HSR Act	§ 4.05(b)

Defined Term	Location of Definition

Incentive Plans	§ 3.01(f)
Indemnified Parties	§ 8.07(a)
Indemnitors	§ 8.07(a)
IRS	§ 4.10(a)
Lenders	§ 6.07(b)
Loan Activities	§ 8.13
Material Trizec Leases	§ 4.13(e)
Material Trizec Subsidiary	§ 4.01(b)
Merger Operating Company	Preamble
Merger Shares	§ 3.01(c)
MergerCo	Preamble
Multiemployer Plan	§ 410(d)
Non-Qualified Account Plans	§ 8.06(d)
NYSE	§ 4.05(b)
OPP	§ 3.01(g)
Operating Company	Preamble
Operating Company Certificate of Merger	§ 2.03(c)
Operating Company Class F Units	§ 4.01(c)
Operating Company Merger	Recitals
Operating Company Merger Consideration	§ 3.03
Operating Company Common Units	§ 4.01(c)
Operating Company Merger	Preamble
Operating Company Merger Effective Time	§ 2.03(c)
Operating Company SV Units	§ 4.01(c)
Organizational Documents	§ 4.02
Other Filings	§ 4.12
Outside Date	§ 10.01(b)
Parent	Preamble
Parent Expenses	§ 10.03(c)
Participation Agreement	§ 4.13(i)
Participation Interest	§ 4.13(i)
Participation Party	§ 4.13(i)
Permits	§ 4.06(a)
Permitted Activities	§ 2.07
Plan of Arrangement	Recitals
Plan of Arrangement Effective Time	§ 2.03(b)
Plans	§ 4.10(a)
PMCI	Recitals
Pre-Acquisition Reorganization	§ 2.07
Proxy Statement	§ 4.05(b)
Post Signing Returns	§ 8.10(b)
Qualifying Income	§ 10.04(a)
Redemption Amount	§ 3.01(c)
REIT	§ 2.07

Defined Term	Location of Definition

REIT Certificate	§ 9.02(e)
Representatives	§ 8.04(a)
Sarbanes-Oxley Act	§ 4.07(d)
SEC	§ 4.05(b)
Section 16	§ 8.06(c)
Section 262	§ 3.05(d)
Securities Act	§ 4.05(b)
Seller Party Expenses	§ 10.03(d)
Special Committee	Recitals
Special Committee Recommendation	§ 4.04(c)
Surviving Corporation	§ 2.01(a)
Surviving Corporation Bylaws	§ 2.02(b)
Surviving Corporation Charter	§ 2.02(a)
Surviving Corporation Redemption Fund	§ 3.05(b)
Surviving Operating Company	§ 2.01(c)
Surviving Operating Company Redemption Fund	§ 3.05(b)
Termination Date	§ 10.01
Third Party	§ 4.13(g)
Transfer Taxes	§ 8.12
Trizec	Preamble
Trizec Board	Recitals
Trizec Bylaws	§ 2.02(b)
Trizec Certificate of Merger	§ 2.03(a)
Trizec Change in Recommendation	§ 8.01(b)
Trizec Class F Stock	§ 3.01(e)
Trizec Common Share Certificates	§ 3.05(a)
Trizec Common Share Merger Consideration	§ 3.01(c)
Trizec Consideration	§ 3.03
Trizec Dissenting Shares	§ 3.08(a)
Trizec Employees	§ 8.06(b)
Trizec Expenses	§ 10.03(d)
Trizec Financial Advisors	§ 4.20
Trizec Ground Lease	§ 4.13(f)
Trizec Ground Leases	§ 4.13(f)
Trizec Intellectual Property	§ 4.14
Trizec JV Entities	§ 4.01(d)
Trizec Leases	§ 4.13(e)
Trizec Material Contract	§ 4.17
Trizec Merger	Recitals
Trizec Merger Effective Time	§ 2.03(a)
Trizec Option Consideration	§ 3.01(f)
Trizec Parties	Preamble
Trizec Paying Agent	§ 3.05(b)
Trizec Preferred Shares	§ 4.03(a)

Defined Term	Location of Definition

Trizec Properties	§ 4.13(a)
Trizec Property	§ 4.13(a)
Trizec Property Restrictions	§ 4.13(a)
Trizec Recommendation	§ 8.01(b)
Trizec Restricted Shares	§ 3.01(g)
Trizec Restricted Share Rights	§ 3.01(h)
Trizec SEC Reports	§ 4.07(a)
Trizec Special Voting Stock	§ 3.01(d)
Trizec Stock Awards	§ 4.03(c)
Trizec Stock Options	§ 3.01(f)
Trizec Stockholder Approval	§ 4.04(a)
Trizec Stockholders	§ Recitals
Trizec Stockholders’ Meeting	§ 8.01(b)
Trizec Subsidiaries/Subsidiary	§ 4.01(b)
Trizec Termination Fee	§ 10.03(c)
Trizec Title Insurance Policy	§ 4.13(c)
Trizec Warrant Consideration	§ 3.01(i)
Trizec Warrants	§ 3.01(i)
TZ Canada	Preamble
TZ Canada Board	Recitals
TZ Canada Change in Recommendation	§ 8.02(b)
TZ Canada Employees	§ 8.06(f)
TZ Canada Expenses	§ 10.03(d)
TZ Canada Financial Advisor	§ 5.21
TZ Canada Indemnified Parties	§ 8.08(a)
TZ Canada Intellectual Property	§ 5.14
TZ Canada JV Entities	§ 5.01(c)
TZ Canada Material Contract	§ 5.18
TZ Canada Options	§ 5.03(c)
TZ Canada Plans	§ 5.10(a)
TZ Canada Reports	§ 5.07(a)
TZ Canada Recommendation	§ 8.02(b)
TZ Canada Shareholder Approval	§ 5.04(a)
TZ Canada Shareholder Meeting	§ 8.02(b)
TZ Canada Subsidiaries	§ 5.01(b)
TZ Canada Termination Fee	§ 10.03(c)
TZ Hungary	Recitals
WARN	§ 4.11(b)

Section 1.02.  Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j) references to monetary amounts are to the lawful currency of the United States;

(k) words importing the singular include the plural and vice versa and words importing gender include all genders;

(l) time is of the essence in the performance of the parties’ respective obligations; and

(m) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGERS AND THE ARRANGEMENT

Section 2.01.  Mergers and Arrangement.

(a) Subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the DGCL, at the Trizec Merger Effective Time, MergerCo and Trizec shall consummate the Trizec Merger pursuant to which (i) MergerCo shall be merged with and into Trizec and the separate existence of MergerCo shall thereupon cease and (ii) Trizec shall be the surviving corporation in the Trizec Merger (the “Surviving Corporation”). The Trizec Merger shall have the effects specified in the DGCL, including Section 261 thereof.

(b) Subject to the terms and conditions of this Agreement, pursuant to the Plan of Arrangement and in accordance with the CBCA, at the Plan of Arrangement Effective Time, TZ Canada will effect the Arrangement pursuant to which, among other things, AcquisitionCo, or one or more affiliates designated by AcquisitionCo, will acquire all of the outstanding shares of TZ Canada. AcquisitionCo shall have the right to include, upon reasonable consultation with TZ Canada, in the Plan of Arrangement provisions entitling the holders of TZ Canada Shares, whether or not upon conditions, to elect, at their sole option, to receive securities of AcquisitionCo or an affiliate of AcqusitionCo in lieu of cash for some or all of their shares of TZ Canada.

(c) Subject to the terms and conditions of this Agreement and in accordance with applicable provisions of the DLLCA, at the Operating Company Merger Effective Time, the Merger Operating Company and the Operating Company shall consummate the Operating Company Merger pursuant to which (i) the Merger

Operating Company shall be merged with and into the Operating Company and the separate existence of the Merger Operating Company shall thereupon cease and (ii) Operating Company shall be the surviving limited liability company in the Operating Company Merger (the “Surviving Operating Company”). The Operating Company Merger shall have the effects specified in the DLLCA.

Section 2.02.  Charter and Bylaws; Limited Liability Company Agreement.

(a) At the Trizec Merger Effective Time, the Trizec Charter shall be amended to read in its entirety in the form attached hereto as Exhibit F, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by Law (the “Surviving Corporation Charter”).

(b) The Amended and Restated Bylaws of Trizec dated as of May 8, 2002, as in effect immediately prior to the Trizec Merger Effective Time (the “Trizec Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Trizec Charter or by such bylaws (the “Surviving Corporation Bylaws”).

(c) At the Operating Company Merger Effective Time, the Limited Liability Company Agreement of the Operating Company shall be amended to the extent required to implement the terms provided in Exhibit E with respect to the Redeemable Preferred Units (as so amended, the “Amended Operating Agreement”). From and after the Operating Company Merger Effective Time, the certificate of limited liability company of the Operating Company, as in effect immediately prior to the Operating Company Merger Effective Time, shall be the certificate of limited liability company of the Surviving Operating Company until thereafter amended as provided by law. From and after the Operating Company Merger Effective Time, the Amended Operating Agreement shall be the limited liability company agreement of the Surviving Operating Company until thereafter amended as provided by law or by such limited liability company agreement.

Section 2.03.  Effective Times of the Mergers and Arrangement.

(a) At the Closing, Trizec shall duly execute and file a certificate of merger with respect to the Trizec Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the “Trizec Certificate of Merger”), with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL. The Trizec Merger shall become effective upon such time as the Trizec Certificate of Merger has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Trizec Merger (the “Trizec Merger Effective Time”).

(b) At the Closing, immediately after the Trizec Merger Effective Time and redemption of the Redeemable Preferred Shares in accordance with Section 3.01(c), TZ Canada shall send to the Director appointed under the CBCA, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement. The Arrangement shall become effective upon the issuance of a certificate of arrangement and as at the “Effective Time” as such term is defined in the Plan of Arrangement (the “Plan of Arrangement Effective Time”).

(c) At the Closing, immediately after the Trizec Merger Effective Time, the Operating Company shall duly execute and file a certificate of merger with respect to the Operating Company Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the “Operating Company Certificate of Merger”), with the DSOS in accordance with the DLLCA. The Operating Company Merger shall become effective upon such time as the Operating Company Certificate of Merger has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DLLCA, as the effective time of the Operating Company Merger (the “Operating Company Merger Effective Time”).

Section 2.04.  Closing.  Unless this Agreement shall have been terminated in accordance with Section 10.01, the closings of the Mergers and the Arrangement (the “Closing”) shall occur as promptly as practicable (but in no event earlier than the tenth (10th) and no event later than the twentieth (20th) Business

Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties; provided that, in the event the Final Order is appealed, such date shall be no earlier than the first (1st) Business Day following the date such appeal is denied or withdrawn (the “Closing Date”). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., or at such other place as agreed to by the parties hereto.

Section 2.05.  Directors and Officers of the Surviving Corporation.  The directors of MergerCo as of immediately prior to the Trizec Merger Effective Time shall be the initial directors of the Surviving Corporation and the officers of Trizec as of immediately prior to the Trizec Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.06.  Operating Company Matters.  The managing member of the Operating Company immediately prior to the Operating Company Merger Effective Time shall be the managing member of the Surviving Operating Company following the Operating Company Merger Effective Time.

Section 2.07.  Other Transactions.  Parent may request by reasonable notice given to TZ Canada or Trizec, as applicable, that each of TZ Canada and Trizec, as the case may be, shall use commercially reasonable efforts to, immediately prior to the Closing, (u) convert or cause the conversion of one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (v) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by Trizec in one or more Subsidiaries at a price designated by Parent, and (w) sell or cause to be sold any of the assets of Trizec or one or more Subsidiaries at a price designated by Parent (clauses (u) through (w) being “Permitted Activities”), (x) effect, immediately prior to the Plan of Arrangement Effective Time in the case of TZ Canada, and immediately prior to the Trizec Merger Effective Time in the case of Trizec, a reorganization of such company’s business, assets, operations and subsidiaries (the “Pre-Acquisition Reorganization”), (y) cooperate with AcquisitionCo and its advisers to determine the nature of the Pre-Acquision Reorganization and the manner in which it most effectively could be implemented, and (z) work cooperatively with AcquisitionCo and use reasonable commercial efforts to prepare all documentation and do all such other acts and things prior to the Plan of Arrangement Effective Time (in the case of TZ Canada) or the Trizec Merger Effective Time (in the case of Trizec) as are necessary or desirable to give effect to the Pre-Acquision Reorganization. TZ Canada and Trizec shall consider any such request in good faith having regard to the following: (i) any Permitted Activities, Pre-Acquisition Reorganization or Loan Activities (as defined herein) shall not delay or prevent the completion of the Arrangement or the Mergers; (ii) Permitted Activities, any Pre-Acquision Reorganization or Loan Activities shall be implemented as close as possible to the last moment of the day preceding the Plan of Arrangement Effective Time or the Trizec Merger Effective Time, as applicable (but after Parent shall have waived or confirmed that all conditions to the consumation of the Mergers and the Arrangement have been satisfied), (iii) neither TZ Canada nor Trizec shall be required to take any action in contravention of any Laws, Canadian Laws, organizational document, TZ Canada Material Contract or Trizec Material Contract, (iv) any such Permitted Activities, Pre-Acquisition Reorganization or Loan Activities shall be contingent upon Parent confirming that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by TZ Canada or Trizec that the Closing will occur (it being understood that in any event the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities will be deemed to have occurred immediately prior to the Closing), (v) the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities (or the inability to complete the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Trizec Common Share Merger Consideration and the Arrangement Consideration (as defined in the Plan of Arrangement), (vi) none of TZ Canada, Trizec or any Trizec Subsidiary or TZ Canada Subsidiary shall be required to take any action that could adversely affect the classification of Trizec as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the

Code, (viii) none of TZ Canada or any TZ Canada Subsidiary shall be required to take any action that could adversely affect the qualification of TZ Canada as a “mutual fund corporation” and (ix) none of TZ Canada, Trizec or any TZ Canada Subsidiary or Trizec Subsidiary shall be required to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any shareholder or other equity interest holder of Trizec or TZ Canada incrementally greater than the Taxes or other consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.07. Parent shall upon request by TZ Canada or Trizec advance to TZ Canada or Trizec, as applicable, all reasonable out-of-pocket costs to be incurred by TZ Canada or Trizec or, promptly upon request by TZ Canada or Trizec, reimburse TZ Canada or Trizec for all reasonable out-of-pocket costs incurred by TZ Canada or Trizec in connection with any actions taken by TZ Canada (or any TZ Canada Subsidiary) or Trizec (or any Trizec Subsidiary) in accordance with this Section 2.07, (including reasonable fees and expenses of its Representatives). The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless TZ Canada, Trizec, the TZ Canada Subsidiaries and the Trizec Subsidiaries and each of their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of TZ Canada or of the Trizec Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions requested by Parent pursuant to this Section 2.07.

ARTICLE III

EFFECTS OF THE MERGER AND THE ARRANGEMENT

Section 3.01.  Effects of the Trizec Merger on Trizec Securities.  At the Trizec Merger Effective Time, by virtue of the Trizec Merger and without any action on the part of Trizec or the holders of any capital stock of Trizec (other than the requisite approval of the Trizec Merger by the stockholders of Trizec in accordance with DGCL):

(a) Each Trizec Common Share held in treasury and not outstanding and each Trizec Common Share that is owned by MergerCo immediately prior to the Trizec Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Trizec Common Share held by TZ Canada or any TZ Canada Subsidiaries, Parent, and AcquisitionCo immediately prior to the Trizec Merger Effective Time shall continue to remain an issued and outstanding share of common stock of the Surviving Corporation, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each Trizec Common Share issued and outstanding immediately prior to the Trizec Merger Effective Time (other than Trizec Dissenting Shares and Trizec Common Shares to be cancelled in accordance with Section 3.01(a) and Trizec Common Shares remain issued and outstanding in accordance with Section 3.01(b)), shall be converted and exchanged automatically into one fully paid and non-assessable Redeemable Preferred Share of the Surviving Corporation (the “Trizec Common Share Merger Consideration”, and the Trizec Common Shares that are to be so converted into the Trizec Common Share Merger Consideration are referred to herein as the “Merger Shares”). Immediately after the completion of the Trizec Merger, in accordance with the terms of the Surviving Corporation Charter, the Surviving Corporation shall cause each Redeemable Preferred Share to be redeemed for the right to receive cash in the amount of (i) $29.01 per share, plus (ii) an amount equal to $0.20 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the quarter for which a full quarterly dividend on the Trizec Common Shares has been declared and the Closing Date (including the Closing Date), by (y) the total number of days in the quarter in which the Closing Date occurs, without interest (the “Redemption Amount”), without interest subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment and payable upon surrender, in the manner provided in Section 3.05, of the certificate evidencing the Trizec Common Shares that are to be so converted into the Trizec Common Share Merger Consideration (the “Trizec Common Share Certificates”).

(d) Each share of special voting stock, par value $0.01 per share, of Trizec (“Trizec Special Voting Stock”) issued and outstanding immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding as a share of special voting stock, par value $0.01 per share, of the Surviving Corporation.

(e) Each share of Class F convertible stock, par value $0.01 per share, of Trizec (“Trizec Class F Stock”) issued and outstanding immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding as a share of Class F convertible stock, par value $0.01 per share, of the Surviving Corporation.

(f) Immediately prior to the Trizec Merger Effective Time, each outstanding qualified or nonqualified option to purchase Trizec Common Shares (“Trizec Stock Options”) under the 2002 Trizec Properties, Inc. Long-Term Incentive Plan, as amended and restated, and any employee or director share option or compensation plan or arrangement of Trizec (collectively, “Incentive Plans”), shall become fully vested and exercisable or payable, as the case may be (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Trizec Merger Effective Time, each Trizec Share Option not theretofore exercised shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Trizec Common Shares subject to such Trizec Share Option immediately prior to the Trizec Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Redemption Amount over the exercise price per share of such Trizec Share Option, without interest (the “Trizec Option Consideration”), subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment. If the exercise price per share of any such Trizec Share Option is equal to or greater than the Redemption Amount, such Trizec Share Option shall be cancelled without any cash payment being made in respect thereof.

(g) All restricted share awards (“Trizec Restricted Shares”) granted pursuant to the Incentive Plans or otherwise that remain unvested, including any awards of Trizec Restricted Shares that may be awarded pursuant to, or in connection with, the Trizec 2004 Long-Term Outperformance Company Program (the “OPP”), automatically shall become fully vested and free of any forfeiture or holding restrictions immediately prior to the Trizec Merger Effective Time, and each Trizec Restricted Share shall be considered an outstanding Trizec Common Share for all purposes of this Agreement, including the right to receive the Common Share Merger Consideration.

(h) All restricted share unit, deferred restricted share unit, restricted share rights and deferred restricted share rights awards (collectively, “Trizec Restricted Share Rights”) granted pursuant to the Incentive Plans or otherwise automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Trizec Merger Effective Time, and each Trizec Restricted Share Right shall be considered an outstanding Trizec Common Share for all purposes of this Agreement, including the right to receive the Common Share Merger Consideration. Payment of the Common Share Merger Consideration in respect of any Trizec Restricted Share Rights shall be performed in accordance with Section 8.06(d).

(i) Immediately prior to the Trizec Merger Effective Time, the terms of each outstanding warrant to purchase Trizec Common Shares (“Trizec Warrants”) (other than such Trizec Warrants that are held by TZ Canada or any TZ Canada Subsidiaries immediately prior to the Trizec Merger Effective Time), shall be adjusted in accordance with Section Eight of the warrant agreement with respect to each Trizec Warrant, to provide that from and after the Trizec Merger Effective Time, each such Trizec Warrant shall entitle the holder thereof upon exercise of such Trizec Warrant and payment of the exercise price thereof to receive solely, in full satisfaction thereof, a single lump sum cash payment, equal to the product of (i) the number of Trizec Common Shares subject to such Trizec Warrant immediately prior to the Trizec Merger Effective Time, whether or not vested or exercisable, and (ii) the Redemption Amount, without interest (the “Trizec Warrant Consideration”), and subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment. If the exercise price per share of any such Trizec Warrant is equal to or greater than the Redemption Amount, such Trizec Warrant shall be cancelled without any cash payment being made in respect thereof. Trizec Warrants that are held by TZ Canada or any TZ Canada Subsidiaries immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding of the Surviving Corporation.

Section 3.02.  Effects of the Trizec Merger on MergerCo Securities.  At the Trizec Merger Effective Time, by virtue of the Trizec Merger and without any action on the MergerCo or Parent, as the holder of all outstanding capital stock of MergerCo (other than the requisite approval by Parent as a stockholder of MergerCo in accordance with DGCL, which approval has been obtained), all outstanding shares of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Trizec Merger Effective Time shall collectively be converted into such aggregate number of shares of common stock, par value $0.01, of the Surviving Corporation in an amount equal to the aggregate number of Trizec Common Shares (other than the Trizec Common Shares held by TZ Canada and any TZ Canada Subsidiaries) outstanding immediately prior to the Trizec Merger Effective Time, including Trizec Common Shares deemed to be outstanding pursuant to Section 3.01(g) and 3.01(h).

Section 3.03.  Effects on Operating Company Securities.

(a) At the Operating Company Merger Effective Time, by virtue of the Operating Company Merger and without any action on the part of the holder of any limited liability company interest of Operating Company or Merger Operating Company, each Class A and Class B common unit of limited liability company interest in the Operating Company issued and outstanding immediately prior to the Operating Company Merger Effective Time (the “Existing Units”) (other than any Existing Units held by Trizec or any of Trizec Subsidiaries, which Existing Units shall remain outstanding and unchanged as units of limited liability company interest in the Surviving Operating Corporation), shall be converted and exchanged automatically into one fully-paid Redeemable Preferred Unit of the Surviving Operating Company (the “Operating Company Merger Consideration”, and together with the Redemption Amount, Trizec Option Consideration and the Trizec Warrant Consideration, the “Trizec Consideration”).

(b) At the Operating Company Merger Effective Time, the limited liability company interests of Operating Company held by Trizec shall remain outstanding and unchanged as limited liability company interests in the Surviving Operating Company, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Amended Operating Agreement.

(c) At the Operating Company Merger Effective Time, without any action of any Person, the limited liability company interests in the Merger Operating Company shall be converted and exchanged automatically into limited liability company interests in the Surviving Operating Company commensurate with their value.

(d) Each holder of Class B Common Units of the Operating Company shall be afforded the opportunity to make an unconditional election, prior to the Closing Date, to exercise the Preferred Redemption Right (as defined in Section F(i) of Exhibit G) or the Preferred Conversion Right (as defined in Section H(i) of Exhibit G) relating to the Redeemable Preferred Units that such holder will receive in the Operating Company Merger, effective immediately following the Operating Company Merger Effective Time, (an “Election”) as follows:

(i) Parent shall prepare and deliver to the Operating Company, as promptly as practicable following the date of this Agreement, and the Operating Company shall mail to the holders of Class B Common Units, a form of election, which form shall be subject to the reasonable approval of Trizec, in its capacity as the managing member of the Operating Company (the “Form of Election”). The Form of Election shall set forth the procedures, reasonably acceptable to Trizec, for holders of Class B Common Units to make an election to exercise the Preferred Redemption Right and the Preferred Conversion Right, including the deadline for making Elections and the procedures (if any) for revoking an Election.

(ii) The Trizec Parties agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act.

Section 3.04.  Effects of the Arrangement.  The Articles of Arrangement shall provide, with such other matters as are necessary to effect the transactions contemplated hereby, for the implementation of the Plan of Arrangement.

Section 3.05.  Surrender of Trizec Shares; Stock Transfer Books.

(a) From and after the Trizec Merger Effective Time, for all purposes of determining the record holders of the Redeemable Preferred Shares, the holders of Merger Shares as of immediately prior to the Trizec Merger Effective Time shall be deemed to be holders of the Redeemable Preferred Shares. No share certificates shall be issued in respect of the Redeemable Preferred Shares, and such shares shall be evidenced by the certificates representing the Merger Shares (the “Trizec Common Share Certificates”). Promptly after the completion of the Trizec Merger, the holders of Merger Shares as of immediately prior to the Trizec Merger Effective Time shall be entitled to receive a payment representing the aggregate Redemption Amount payable in respect of the Redeemable Preferred Shares into which their Trizec Common Shares were converted, upon surrender of the Trizec Common Share Certificates (which at and after the Trizec Merger Effective Time will represent Redeemable Preferred Shares) in accordance with this Section 3.05.

(b) Prior to the Trizec Merger Effective Time, Trizec shall appoint a bank or trust company reasonably satisfactory to Parent (the “Trizec Paying Agent”) and enter into a paying agent agreement with such Trizec Paying Agent for the payment of the Redemption Amount. Immediately following completion of the Trizec Merger, the redemption of the Redeemable Preferred Shares and the cancellation of the Trizec Stock Options and applicable Trizec Warrants, Parent shall cause to be deposited with the Trizec Paying Agent, (i) by the Surviving Corporation for the benefit of the holders of Redeemable Preferred Shares, Trizec Stock Options, Trizec Restricted Shares, Trizec Restricted Share Rights and applicable Trizec Warrants, cash in an amount sufficient to pay the aggregate Trizec Consideration required to be paid (such cash being hereinafter referred to as the “Surviving Corporation Redemption Fund”) and (ii) by the Surviving Operating Company for the benefit of Existing Units, certificates or other evidence of the Redeemable Preferred Units (the “Surviving Operating Company Redemption Fund”), and to cause the Trizec Paying Agent to make, and the Trizec Paying Agent shall make, payments of the Trizec Consideration out of the Surviving Corporation Redemption Fund or the Surviving Operating Company Redemption Fund, as applicable, to the holders of Redeemable Preferred Shares, Trizec Stock Options, Trizec Restricted Shares, Trizec Restricted Share Rights, applicable Trizec Warrants and Existing Units in accordance with this Agreement. If applicable, each of the Surviving Corporation Redemption Fund and the Surviving Operating Company Redemption Fund shall be invested by the Trizec Paying Agent as directed by and for the benefit of the Surviving Corporation and the Surviving Operating Company, respectively; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Redeemable Preferred Shares, Trizec Stock Options, Existing Units and applicable Trizec Warrants following completion of the Trizec Merger pursuant to this Article III. Any and all interest and other income earned on the Surviving Corporation Redemption Fund and the Surviving Operating Company Redemption Fund shall promptly be paid to the Surviving Corporation.

(c) As promptly as practicable after the Trizec Merger Effective Time, Parent and the Surviving Corporation shall cause the Trizec Paying Agent to mail to each person who was, as of immediately prior to the Trizec Merger Effective Time, a holder of record of the Merger Shares, Trizec Warrants and Existing Units: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to, if applicable, the Trizec Common Share Certificates, Existing Unit certificates or Trizec Warrant certificates shall pass, only upon proper delivery of, if applicable, the Trizec Common Share Certificates, Existing Unit certificates or Trizec Warrant certificates to the Trizec Paying Agent) and (ii) instructions for effecting the surrender of, if applicable, the Trizec Common Share certificates, Existing Unit certificates or Trizec Warrant certificates in exchange for the Trizec Consideration. Upon surrender to the Trizec Paying Agent of Trizec Common Share Certificates or, Existing Unit certificates or Trizec Warrant certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Trizec Common Share Certificate, Existing Unit certificates or Trizec Warrant certificate shall be entitled to receive in exchange therefor, in cash, or units, as applicable, the Redemption Amount in respect of the Redeemable Preferred Shares issued in the Trizec Merger and redeemed immediately following the Trizec Merger, the right to receive the Trizec Warrant Consideration or the right to receive the Operating Company Merger Consideration, as applicable, and the Trizec Common Share Certificate or Trizec Warrant certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares or Trizec Warrants that is not registered in the transfer records of Trizec, payment of the Redemption Amount in respect of the Redeemable Preferred Shares redeemed immediately following the Trizec Merger or cash amount in respect of the Trizec Warrants issued in the Trizec Merger may be made to a person other than the person in whose name the Trizec Common Share Certificate or Trizec Warrant certificate so surrendered is registered if such Trizec Common Share Certificate or Trizec Warrant certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Redemption Amount in respect of the Redeemable Preferred Shares issued in the Trizec Merger and redeemed immediately following the Trizec Merger or the payment of the Trizec Warrant Consideration to a person other than the registered holder of such Trizec Common Share Certificate or Trizec Warrant certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.05, each Trizec Common Share Certificate, Existing Unit certificate and Trizec Warrant certificate shall be deemed at all times after the Trizec Merger Effective Time to represent only the right to receive upon such surrender the applicable Trizec Consideration and, at all times after the redemption of the Redeemed Preferred Shares, the Redemption Amount to which the holder of such Trizec Common Share Certificate is entitled following redemption of the Redeemable Preferred Shares, or the Trizec Warrant Consideration or Operating Company Merger Consideration, as applicable. No interest shall be paid or will accrue on any cash payable to holders of Trizec Common Share Certificates, Existing Unit certificates or the Trizec Warrant Consideration pursuant to the provisions of this Article III.

(d) Any portion of the Surviving Corporation Redemption Fund deposited with the Trizec Paying Agent pursuant to Section 3.05(a) to pay for Merger Shares that become Trizec Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Redemption Amount for the Trizec Common Share Merger Consideration in respect of Trizec Common Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such shares under Section 262 of the DGCL (“Section 262”).

(e) Any portion of the Surviving Corporation Redemption Fund that remains undistributed to the holders of Redeemable Preferred Shares for one year after the Trizec Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Redeemable Preferred Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Redemption Amount. Any portion of the Surviving Corporation Redemption Fund remaining unclaimed by holders of Redeemable Preferred Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Trizec Paying Agent or the Surviving Corporation shall be liable to any holder of Redeemable Preferred Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) If any Trizec Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Trizec Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Trizec Common Share Certificate, the Trizec Paying Agent shall pay in respect of Redeemable Preferred Shares into which the Trizec Common Shares were converted in the Trizec Merger to which such lost, stolen or destroyed Trizec Common Share Certificate relate the Redemption Amount to which the holder thereof is entitled.

(g) At the Trizec Merger Effective Time, the stock transfer books of Trizec shall be closed and there shall be no further registration of transfers of Merger Shares or Redeemable Preferred Shares thereafter on the records of Trizec. From and after the Trizec Merger Effective Time, the holders of Trizec Common Share Certificates representing Merger Shares outstanding immediately prior to the Trizec Merger Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by Law. From and after the redemption of the Redeemable Preferred Shares immediately following the completion of the Trizec Merger, any Trizec Common Share Certificates presented to the Trizec Paying Agent or the Surviving Corporation for any reason shall be cancelled against delivery of the Redemption Amount to which the holders thereof are entitled.

(h) At the Operating Company Merger Effective Time, the Unit transfer books of the Operating Company shall be closed and there shall be no further registration or transfer of the Operating Company or the Surviving Operating Company of Existing Units. From and after the Operating Company Effective Time, the holders of Existing Units outstanding immediately prior to the Operating Company Effective Time shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

Section 3.06.  Employee Stock Purchase Plan of Trizec.  Trizec shall take all actions necessary to terminate its 2003 Employee Stock Purchase Plan, as amended and restated (the “ESPP”) at the end of the current “Offering Period” (as such term is defined in the ESPP) which is scheduled to end on June 30, 2006 (the “ESPP Date”). As of the ESPP Date, no new offering or purchasing periods shall be commenced. In addition, Trizec shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent permissible under the ESPP) existing participation levels.

Section 3.07.  Termination of Trizec’s DRIP.  Trizec shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Corporation or any other Trizec Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

Section 3.08.  Trizec Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Trizec Common Shares that are outstanding immediately prior to the Trizec Merger Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Trizec Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Trizec Common Share Merger Consideration or the Redemption Amount. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Trizec Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Trizec Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Trizec Merger Effective Time, the right to receive the Trizec Common Share Merger Consideration and the Redemption Amount (upon redemption of such stockholder’s Redeemable Preferred Shares pursuant to Section 3.01(c) hereof, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 3.05(b) or, if a portion of the Surviving Corporation Redemption Fund deposited with the Trizec Paying Agent to pay for Shares that become Trizec Dissenting Shares has been delivered to the Surviving Corporation in accordance with Section 3.05(d), upon demand to the Surviving Corporation.

(b) Trizec shall give Parent (i) prompt notice of any demands received by Trizec for appraisal of any Trizec Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Trizec and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Trizec shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.09.  Withholding Rights.  Trizec, the Surviving Corporation, the Surviving Operating Company or the Trizec Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Trizec Common Shares, Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, Trizec Dissenting Shares and Existing Units who will receive the Operating Company Merger Consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Trizec, the Surviving Corporation, or the Trizec Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Merger Shares, Redeemable Preferred Trizec Common Shares, Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, or Trizec Dissenting Shares in respect of which such deduction and withholding was made by the Trizec, the Surviving Corporation or the Trizec Paying Agent, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRIZEC PARTIES

Except as set forth in the Trizec Disclosure Schedule the Trizec Parties hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 4.01.  Organization and Qualification; Subsidiaries; Authority.

(a) Trizec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Trizec is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Trizec has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of Trizec’s subsidiaries (the “Trizec Subsidiaries”, and each of the Trizec Subsidiaries with net quarterly revenue greater than 5% of the consolidated net revenue of Trizec for the quarter ended March 31, 2006 being set forth on Section 4.01(b) of the Trizec Disclosure Schedule, a “Material Trizec Subsidiary”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by Trizec and each other subsidiary of Trizec, is set forth on Section 4.01(b) of the Trizec Disclosure Schedule. Except as set forth in Sections 4.01(b) and 4.01(c) of the Trizec Disclosure Schedule, Trizec does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each Trizec Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Material Trizec Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the Trizec Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Trizec is the sole managing member of the Operating Company. As of June 2, 2006 Trizec directly owned 157,199,870 Class A common units of limited liability company interest of the Operating Company, which represented approximately 98.4% of the outstanding Class A and Class B common units of limited liability company interest of the Operating Company (the “Operating Company Common Units”) as of such date, 100 SV Units of the Operating Company (the “Operating Company SV Units”), representing 100% of the outstanding SV Units as of such date, and 100,000 Class F Convertible Units of the Operating Company (the “Operating Company Class F Units”), representing 100% of the outstanding Class F Units as of such date. Section 4.01(c) of the Trizec Disclosure Schedule sets forth, as of June 2, 2006, a list of all holders of units of limited liability company interest of the Operating Company, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the Operating Company LLC Agreement or Section 4.01(c) of the Trizec Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Company to issue, repurchase, redeem, transfer or sell any limited liability company interests of the Operating Company. Except as set forth in Section 4.01(c) of the Trizec Disclosure Schedule, the limited liability company interests in the Operating Company that are owned by Trizec are subject only to the restrictions on transfer set forth in the Operating Company LLC Agreement, and those imposed by applicable securities laws.

(d) A correct and complete list of entities that are not Trizec Subsidiaries and in which Trizec or any Trizec Subsidiary has a direct or indirect interest (the “Trizec JV Entities”), together with the jurisdiction of organization of each Trizec JV Entity, the names of the other members and partners in each Trizec JV Entity and the respective percentage interests of each such member or partner in each Trizec JV Entity is set forth in Section 4.01(d)(i) of the Trizec Disclosure Schedule.

Section 4.02.  Organizational Documents.  Trizec has previously provided or made available complete copies of the Trizec Charter and Trizec Bylaws, the Operating Company LLC Agreement and the certificate of formation of the Operating Company (and in each case, all amendments thereto) and all organizational documents of the Trizec JV Entities that own one or more Trizec Properties as set forth in Section 4.02 of the Trizec Disclosure Schedule as in effect on the date of this Agreement (collectively, the “Organizational Documents”). All Organizational Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Trizec, any Trizec Subsidiaries, the Operating Company or, to the knowledge of Trizec, the Material Trizec JV Entities have been commenced.

Section 4.03.  Capitalization.

(a) The authorized capital stock of Trizec consists of 500,000,000 Trizec Common Shares, 100 shares of Trizec Special Voting Stock, 100,000 shares of Trizec Class F Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Trizec Preferred Shares”). As of June 2, 2006, (i) 157,199,870 Trizec Common Shares, 100 shares of Trizec Special Voting Stock and 100,000 shares of Trizec Class F Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 61,545 Trizec Common Shares were held in the treasury of Trizec. As of the date of this Agreement, no Trizec Preferred Shares are issued and outstanding.

(b) Each outstanding share of capital stock of, or other equity interest in, a Trizec Subsidiary owned by Trizec or by another Trizec Subsidiary is owned free and clear of all Liens except as set forth on Section 4.03(b) of the Trizec Disclosure Schedule.

(c) As of June 2, 2006, 6,466,000 Shares were reserved for future issuance pursuant to outstanding Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, and other purchase rights and stock awards granted pursuant to the Incentive Plan, the ESPP and DRIP (collectively, the “Trizec Stock Awards”). As of June 2, 2006, 2,498,671 Trizec Common Shares have been reserved for issuance upon the redemption of the Operating Company Common Units. Except as set forth in Section 4.03(c) of the Trizec Disclosure Schedule, the Trizec Charter and the Operating Company LLC Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Trizec or any Trizec Subsidiary or obligating Trizec or any Trizec Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Trizec or any Trizec Subsidiary. Trizec has made available to Parent accurate and complete copies of all Incentive Plans pursuant to which Trizec has granted Trizec Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Trizec Stock Awards. All Trizec Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in Section 4.03(d) of the Trizec Disclosure Schedule, there are no outstanding contractual obligations of, or other equity interest in, Trizec to repurchase, redeem or otherwise acquire any shares of capital stock of Trizec.

(e) Except as set forth in Section 4.03(e) of the Trizec Disclosure Schedule, Trizec is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f) Except as set forth in Trizec Charter, there are no agreements or understandings to which Trizec or any Trizec Subsidiary is a party with respect to the voting of any shares of capital stock of Trizec or which restrict the transfer of any such shares, nor does Trizec have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(g) There is no Voting Debt of Trizec or any Trizec Subsidiary outstanding.

(h) Except as set forth on Section 4.03(h) of the Trizec Disclosure Schedule, all dividends or distributions on securities of Trizec or any Trizec Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

Section 4.04.  Authority Relative to this Agreement, Validity and Effect of Agreements.

(a) Trizec has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by Trizec of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Trizec. No other corporate proceedings on the part of Trizec are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval and adoption of this Agreement by the holders of a majority of outstanding Trizec Common Shares entitled to vote thereon at a meeting of the stockholders of Trizec duly called and held for such purpose (the “Trizec Stockholder Approval”) and (ii) the filing and recordation of the Trizec Certificate of Merger and other appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Trizec, and the Operating Company and the Merger Operating Company, assuming the due authorization, execution and delivery by each of TZ Canada, Parent, MergerCo, Merger Operating Company and AcquisitionCo, constitutes a legal, valid and binding obligation of Trizec, enforceable against Trizec in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Company (through Trizec, as its sole managing member) has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Operating Company of this Agreement and the consummation by the Operating Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on behalf of the Operating Company, including by all necessary action of Trizec as the sole managing member of the Operating Company, and no other limited liability company proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Company and, assuming the due authorization, execution and delivery by each of TZ Canada, Parent, MergerCo and AcquisitionCo, constitutes a legal, valid and binding obligation of the Operating Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c) The Special Committee, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Trizec Merger are fair to and in the best interests of Trizec and its stockholders (excluding TZ Canada and its affiliates), (ii) determined that this Agreement should be approved and declared advisable, and (iii) resolved to recommend that the Trizec Board approve and declare the advisability of this Agreement (collectively, the “Special Committee Recommendation”). The Trizec Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Trizec Merger are fair to and in the best interests of Trizec and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) recommended that the stockholders of Trizec adopt this Agreement, and (iv) directed that this Agreement be submitted for consideration by the stockholders of Trizec at the Trizec Stockholders’ Meeting.

Section 4.05.  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Trizec Disclosure Schedule, subject to the receipt of the consents, approvals and other authorizations described in Section 4.05(b), the execution and delivery by the Trizec Parties of this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) Trizec Charter, Trizec Bylaws, the Operating Company LLC Agreement or the certificate of formation of the Operating Company, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Material Trizec Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to Trizec or any Trizec Subsidiary or by which any property or asset of Trizec or any Trizec Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of Trizec or any Trizec Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit, Material Trizec Lease or Trizec Material Contract to which Trizec or any Trizec Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 4.05(b) of the Disclosure Schedule, the execution and delivery by the Trizec Parties of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) if applicable, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Trizec Merger to be sent to Trizec’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (E) the approval of Canadian securities regulatory agency (including the CSA), (F) the filing of the appropriate merger documents as required by the DGCL and the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

Section 4.06.  Permits; Compliance with Laws.

(a) Each of Trizec and the Trizec Subsidiaries and, to the knowledge of Trizec, the Material Trizec JV Entities, are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their assets or to carry on their business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) None of Trizec, any of the Trizec Subsidiaries, or to the knowledge of Trizec, any of the Material Trizec JV Entities is in violation of any Laws or Permits applicable to Trizec or any Trizec Subsidiary, or by which any property or asset of Trizec or any Trizec Subsidiary is bound, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.07.  SEC Filings; Financial Statements.

(a) Trizec has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since May 8, 2002 (the “Trizec SEC Reports”). The Trizec SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Trizec SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Trizec and its consolidated Trizec Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(c) Except (i) as set forth in Section 4.07(c) of the Trizec Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of Trizec as of December 31, 2005 (including notes thereto) included in Trizec’s Form 10-K for the fiscal year ended December 31, 2005, (iii) liabilities incurred on behalf of Trizec or any Trizec Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of Trizec or the Trizec Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of Trizec or in the notes thereto, except for such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Since the enactment of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), Trizec has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Since Trizec became subject to the provisions of Rule 404 of the Sarbanes-Oxley Act, it has complied in all material respects with such provisions.

Section 4.08.  Absence of Certain Changes or Events.  Except as disclosed in the Trizec SEC Reports or as set forth in Section 4.08 of the Trizec Disclosure Schedule, since December 31, 2005 through the date hereof, (a) Trizec has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 4.09.  Absence of Litigation.  As of the date hereof, except (i) as listed in Section 4.09 of the Trizec Disclosure Schedule, (ii) as set forth in Trizec SEC Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of Trizec and Trizec Subsidiaries involving (A) eviction or collection matters, (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, or (C) claims for which Trizec is indemnified by a tenant or service provider of Trizec, there is no Action pending or, to the knowledge of Trizec, threatened in writing against Trizec or any of Trizec Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (y) has or reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of Trizec or any of Trizec Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.10.  Employee Benefit Plans.

(a) Section 4.10(a) of the Trizec Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Trizec or any ERISA Affiliate is a party, with respect to which Trizec or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by Trizec or any Trizec Subsidiary for the benefit of any current or former employee, officer, director or consultant of Trizec or any ERISA Affiliate (collectively, the “Plans”). Except as set forth in Section 4.10(a) of the Trizec Disclosure Schedule, Trizec has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended, (the “Code”), except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of Trizec, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Material Adverse Effect.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of Trizec no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) Neither Trizec nor any ERISA Affiliate sponsors or has sponsored any employee benefit plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Trizec nor any ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Trizec or any ERISA Affiliate, except as required by Section 4980B of the Code. Except as set forth on Section 4.10(d)(i) of the Trizec Disclosure Schedule, neither Trizec nor any ERISA Affiliate has any obligation with respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”). Neither Trizec nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and, except as set forth on Section 4.10(d)(ii) of the Trizec Disclosure Schedule,

neither Trizec nor any ERISA Affiliate would become subject to any liability under ERISA if Trizec or any such ERISA Affiliate were to withdraw (in whole or in part) from any such Multiemployer Plan.

(e) Full payment has been made, or otherwise properly accrued on the books and records of Trizec and any ERISA Affiliate, of all amounts that Trizec and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Trizec through the Closing Date.

(f) Except as set forth in Section 4.10(f)(i) of the Trizec Disclosure Schedule or as contemplated in Article III of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Trizec or any ERISA Affiliate. Except as set forth in Section 4.10(f)(ii) of the Trizec Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by Trizec or any ERISA Affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of Trizec if it would have ever been considered a single employer with Trizec under 4001(b) of ERISA or part of the same controlled group as Trizec for purposes of Section 302(d)(8)(C) of ERISA.

Section 4.11.  Labor Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.11(a) of the Trizec Disclosure Schedule, (i) neither Trizec nor any Trizec Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Trizec or any Trizec Subsidiary, (ii) neither Trizec nor any Trizec Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against Trizec or any Trizec Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of Trizec or any Trizec Subsidiary.

(b) Trizec and each of the Trizec Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay, equity and the collection and payment of withholding and/or social security taxes. Except as set forth on Section 4.11(b) of the Trizec Disclosure Schedule, neither Trizec nor any of the Trizec Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.

Section 4.12.  Information Supplied.  The information supplied by Trizec relating to Trizec and Trizec Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to Trizec’s stockholders or at the time of Trizec Stockholders’ Meeting or at the time of any amendment or supplement thereto, or, in the case of any Other Filing, at the date it is first mailed to Trizec’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by Trizec or any Trizec Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that Trizec is responsible for filing with the SEC in connection with the Trizec Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.13.  Property and Leases.

(a) Section 4.13(a) of the Trizec Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by Trizec, the Trizec Subsidiaries and the Material Trizec JV Entities, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Trizec Property” and collectively referred to herein as the “Trizec Properties”). As of the date hereof, each of the Trizec Properties is owned or leased by Trizec and the Material Trizec JV Entities or a Trizec Subsidiary or a Material Trizec JV Entity, as indicated in Section 4.13(a) of the Trizec Disclosure Schedule. As of the date hereof, Trizec, the Trizec Subsidiaries or, to the knowledge of Trizec, the Material Trizec JV Entities own or, if so indicated in Section 4.13(a) of the Trizec Disclosure Schedule, lease each of the Trizec Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Trizec Property Restrictions”), except for Permitted Liens and any other limitations of any kind, if any, that would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 4.13(b) of the Trizec Disclosure Schedule, as of the date hereof, none of Trizec, the Trizec Subsidiaries or to the knowledge of Trizec, any of the Material Trizec JV Entities has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any Trizec Properties or that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any Trizec Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any Trizec Properties is not in full force and effect, except for such failures that would not reasonably be expected to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of Trizec Properties or operations which would reasonably be expected to have a Material Adverse Effect.

(c) Except as provided for in Section 4.13(c) of the Trizec Disclosure Schedule, policies of title insurance (each a “Trizec Title Insurance Policy”) have been issued insuring, as of the effective date of each such Trizec Title Insurance Policy, Trizec’s and any Trizec Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in Trizec Properties, subject to the matters disclosed on Trizec Title Insurance Policies and Permitted Liens. A copy of each Trizec Title Insurance Policy has been previously made available to Parent.

(d) Except as provided for in Section 4.13(d) of the Trizec Disclosure Schedule, as of the date hereof, none of Trizec or any of the Trizec Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Trizec Properties (and to the knowledge of Trizec, no such proceeding is threatened) that would, individually or in the aggregate, have a Material Adverse Effect.

(e) Except as provided in Section 4.13(e) of the Trizec Disclosure Schedule and except for immaterial discrepancies or omissions, the rent rolls for Trizec Properties dated as of May 1, 2006 which have previously been made available to Parent, list each lease that was in effect as of May  1, 2006 and to which Trizec, any Trizec Subsidiary is or, to the knowledge of Trizec, any of the Material Trizec JV Entities is a party as landlord with respect to each of the applicable Trizec Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Trizec Leases”). Except as set forth on Schedule 4.13(e), Trizec has made available to Parent copies of all Trizec Leases that relate to in excess of 50,000 square feet of net rentable area (the “Material Trizec Leases”), in effect as of the date hereof, which copies are correct and complete in all material respects. Except as set forth in Section 4.13(e) of the Trizec Disclosure Schedule, none of Trizec, any Trizec Subsidiary or to the knowledge of Trizec, the Material Trizec JV Entities has received written notice that it is in default under any Material Trizec Lease, except for violations or defaults that have been cured in any material respect or are disclosed in the rent rolls.

Except as provided in Section 4.13(e) of the Trizec Disclosure Schedule, no tenant under a Material Trizec Lease is in monetary or, to the knowledge of Trizec, material non-monetary default under such Material Trizec Lease.

(f) Section 4.13(f) of the Trizec Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which Trizec or any Trizec Subsidiary, or to the knowledge of Trizec, any Material Trizec JV Entity is a lessee (individually, a “Trizec Ground Lease” and collectively, “Trizec Ground Leases”). Each Trizec Ground Lease is in full force and effect and neither Trizec nor any Trizec Subsidiary or to the knowledge of Trizec, any Material Trizec JV Entity has received a written notice that it is in default in any material respect under any Trizec Ground Lease which remains uncured. Trizec has made available to Parent copies of each Trizec Ground Lease and all amendments thereto, which copies are correct and complete in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, neither Trizec, nor any Trizec Subsidiary is and, to the knowledge of Trizec, no other party is in breach or violation of, or default under, any Trizec Ground Lease (in each case, with or without notice or lapse of time or both) and each Trizec Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Trizec or the Trizec Subsidiaries and, to the knowledge of Trizec, with respect to the other parties thereto.

(g) Except as set forth in Section 4.13(g) of the Trizec Disclosure Schedule or as contemplated by, or provided in, Trizec Leases, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Trizec Property or any portion thereof that is owned by Trizec or any Trizec Subsidiary, or any other unexpired rights in favor of any party other than Trizec or any Trizec Subsidiary (a “Third Party”) to purchase or otherwise acquire a Trizec Property or any portion that is owned by Trizec or any Trizec Subsidiary or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Trizec Property or any portion thereof that is owned by Trizec any Trizec Subsidiary.

(h) Trizec has provided or made available to Parent each agreement pursuant to which Trizec, any Trizec Subsidiary, or to the knowledge of Trizec, a Material Trizec JV Entity manages, acts as leasing agent for or provides development services for any real property for any Third Party and any other contract which otherwise produces fee income to Trizec, any of the Trizec Subsidiaries or, to the knowledge of Trizec, any of the Material Trizec JV Entities in excess of $500,000 per year, which agreements are correct and complete in all material respects.

(i) Except for those contracts or agreements set forth in Section 4.13(i) of the Trizec Disclosure Schedule or as contemplated by, or provided in, Trizec Leases, none of Trizec, any of the Trizec Subsidiaries or, to the knowledge of Trizec, any of the Material Trizec JV Entities has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which Trizec or any Trizec Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

Section 4.14.  Intellectual Property.  Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of Trizec, the conduct of the business of Trizec and the Trizec Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to Trizec or any Trizec Subsidiary that is material to the conduct of the business of Trizec and the Trizec Subsidiaries, taken as a whole, as currently conducted (“Trizec Intellectual Property”), Trizec or such Trizec Subsidiary has the right to use such Trizec Intellectual Property in the continued operation of its business as currently conducted.

Section 4.15.  Taxes.  Except as set forth on Section 4.15 of the Trizec Disclosure Schedule:

(a) Each of Trizec and the Trizec Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Trizec SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Trizec and the Trizec Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by Trizec and Trizec Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Trizec and the Trizec Subsidiaries in filing their Tax Returns. True, correct and complete copies of all federal Tax Returns for Trizec and the Trizec Subsidiaries with respect to the taxable years commencing on or after January 2001 have been delivered or made available to representatives of Parent. Neither Trizec nor any of the Trizec Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to Trizec or any of its Trizec Subsidiaries.

(b) Trizec, (i) for all taxable years commencing with Trizec’s taxable year ending December 31, 2001 through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of Trizec that will include the Trizec Merger. No challenge to Trizec’s status as a REIT is pending or has been threatened in writing by any Governmental Authority. No Trizec Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT Subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT Subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each Trizec Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Trizec of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused Trizec to violate Section 856(c)(4) of the Code or would cause Trizec to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

(d) Section 4.15(d) of the Trizec Disclosure Schedule sets forth each asset of Trizec or any Trizec Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 4.15(d) of the Trizec Disclosure Schedule sets forth the amount of gain that could be subject to tax pursuant to such rules, based upon Trizec’s estimate of the value of such asset at the relevant date that a determination thereof is required to be made under such rules.

(e) Since January 1, 2002, neither Trizec nor any Trizec Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of Trizec. The properties set forth on Schedule 4.15(e) of the Trizec Disclosure Schedule (the “Arden Section 1031 Properties”) are held pursuant to a “qualified exchange accommodation arrangement” (as defined in Revenue Procedure 2000-37) in compliance with Section 1031 of the Code and the Safe Harbor contained in Revenue Procedure 2000-37 (2000-2 C.B. 308).

(f) Trizec and the Trizec Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. To the knowledge of Trizec, neither Trizec nor any Trizec Subsidiary (other than a “taxable REIT Subsidiary” or any Trizec Subsidiary of a “taxable REIT Subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of Trizec, neither Trizec nor any Trizec Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Trizec or any Trizec Subsidiary.

(g) All deficiencies asserted or assessments made with respect to Trizec or any Trizec Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Trizec or any Trizec Subsidiary have been fully paid, and, to the knowledge of Trizec, there are no other audits, examinations or other proceedings relating to any Taxes of Trizec or any Trizec Subsidiary by any taxing authority in progress. Neither Trizec nor any Trizec Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither Trizec nor any Trizec Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).

(h) Trizec and the Trizec Subsidiaries have complied, in all materials respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) To the knowledge of Trizec, no claim has been made in writing by a taxing authority in a jurisdiction where Trizec or any Trizec Subsidiary does not file Tax Returns that Trizec or any such Trizec Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Neither Trizec nor any other Person on behalf of Trizec or any Trizec Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k) Neither Trizec nor any Trizec Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between Trizec and any Trizec Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l) Neither Trizec nor any Trizec Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(m) Neither Trizec nor any Trizec Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Trizec or a directly or indirectly wholly-owned Trizec Subsidiary) filing a consolidated federal income tax return and (B) has any liability for the Taxes of another person other than Trizec and the Trizec Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) There are no Liens for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of Trizec or any Trizec Subsidiary.

(o) To the knowledge of Trizec, foreign persons (as determined for purposes of Section 897(h)(4)(B) of the Code) have not owned directly or indirectly fifty percent or more in value of Trizec’s outstanding capital stock at any time since August 8, 2002.

(p) There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of Trizec threatened to raise, a material claim against Trizec or any Trizec Subsidiary for any breach of any Tax Protection Agreement.

(q) Neither Trizec nor any of the Trizec Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(r) Neither Trizec nor any of the Trizec Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(s) Trizec has not had as of the end of any taxable year commencing with the taxable year ended December 31, 2001, any undistributed earnings and profits (as computed for tax purposes) attributable to any “C” corporation year of Trizec or attributable to any other “C” corporation.

(t) Since January 1, 2001, all distributions by Trizec have been made in accordance with the rights of its shareholders set forth in Trizec’s organizational documents and Trizec has not made any “preferential dividends” within the meaning of Section 562(c) of the Code.

Section 4.16.  Environmental Matters.  Section 4.16 of the Trizec Disclosure Schedule sets forth a list of all reports related to the environmental condition of Trizec Property that have been provided to Parent. Except as set forth in such reports as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) each of Trizec, the Trizec Subsidiaries and, to the knowledge of Trizec, the Material Trizec JV Entities (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with all of, and have not violated any of, their respective Environmental Permits;

(b) neither Trizec nor any Trizec Subsidiary has released, and to the knowledge of Trizec, no other person has released, Hazardous Substances on any real property owned, leased or operated by Trizec or the Trizec Subsidiaries, and, to the knowledge of Trizec, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of or adversely affect Trizec, any Trizec Subsidiary or any Material Trizec JV Entity under or related to any Environmental Law;

(c) neither Trizec nor any Trizec Subsidiary nor, to the knowledge of Trizec, any Material Trizec JV Entity has received any written notice alleging that Trizec or any Trizec Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law and to the knowledge of Trizec, there is no basis for any such notice or claim;

(d) neither Trizec nor any Trizec Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of Trizec, no investigation, litigation or other proceeding is pending or threatened with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and

(e) notwithstanding any other provision of this Agreement, this Section 4.16 sets forth Trizec’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.17.  Material Contracts.  Other than any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) filed as an exhibit to the Trizec SEC Reports, Section 4.17 of the Trizec Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Trizec, any Trizec Subsidiary or, to the knowledge of Trizec, any Material Trizec JV Entity is a party affecting the obligations of any party thereunder) to which Trizec, any Trizec Subsidiary or, to the knowledge of Trizec, any Material Trizec JV Entity is a party or by which any of their respective properties or assets are bound (each such agreement and contract, a “Trizec Material Contract”):

(a) any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) (other than among consolidated Trizec Subsidiaries) relating to (i) indebtedness for borrowed money and having an outstanding principal amount in excess of $5,000,000 or (ii) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of Trizec, the Trizec Subsidiaries or Material Trizec JV Entity under such Contract are greater than $5,000,000;

(b) any Contract that purports to limit the right of Trizec or the Trizec Subsidiaries (i) to engage or compete in any line of business or (ii) to compete with any person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of Trizec and the Trizec Subsidiaries, taken as a whole;

(c) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of interests in real property, assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $3,500,000;

(d) any Contract which by its terms calls for annual aggregate payments by Trizec and the Trizec Subsidiaries under such Contract of more than $3,500,000 over the remaining term of such Contract;

(e) any indemnification agreements entered into by and between Trizec and any director or officer of Trizec (other than the organizational documents of Trizec or the Trizec Subsidiaries);

(f) any acquisition or disposition Contract pursuant to which Trizec or any of Trizec Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $3,500,000; and

(g) any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any Third Party.

Notwithstanding anything in this Section 4.17, “Trizec Material Contract” shall not include any Contract that (i) is terminable upon 90 days’ or less notice without a penalty-premium, (ii) will be fully performed or satisfied as of or prior to Closing, (iii) is a Trizec Lease, (iv) is a Trizec Ground Lease, or (v) is solely between Trizec and one or more Trizec Subsidiaries or is solely between Trizec Subsidiaries.

Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither Trizec nor any Trizec Subsidiary is and, to the knowledge of Trizec, no other party is in breach or violation of, or default under, any Material Contract, none of Trizec nor any Trizec Subsidiary has received any claim of default under any such agreement, and no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Trizec or Trizec Subsidiaries, as applicable, and, to the knowledge of Trizec, with respect to the other parties hereto.

Section 4.18.  Insurance.  Section 4.18 of the Trizec Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than Trizec Title Insurance Policies, held by, or for the benefit of, Trizec or any of the Trizec Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Trizec and each of the Trizec Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Material Adverse Effect. Neither Trizec nor any Trizec Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.18 of the Trizec Disclosure Schedule that is held by, or for the benefit of, any of Trizec or any of Trizec Subsidiaries, other than as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.19.  Interested Party Transactions.  Except as set forth in Section 4.19 of the Trizec Disclosure Schedule or in Trizec SEC Reports, each as amended to the date hereof, there are no Material Contracts, agreements or loans between Trizec or any Trizec Subsidiary, on the one hand, and (a) any officer or director of Trizec, (b) TZ Canada or any of TZ Canada Subsidiaries, (c) any record or beneficial owner of five percent (5%) or more of the voting securities of Trizec, or (d) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.20.  Brokers.  No broker, finder or investment banker or other Person (other than Morgan Stanley & Co. Inc. and J.P. Morgan Securities Inc. (collectively, the “Trizec Financial Advisors”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trizec or any Trizec Subsidiary. Trizec has made available to Parent a correct and complete copy of all agreements between Trizec, on the one hand, and the Trizec Financial Advisors, on the other hand, under which the Trizec Financial Advisors would be entitled to any payment in connection with the Mergers or other transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor.  J.P. Morgan Securities Inc. has delivered to Trizec the written opinion of J.P. Morgan Securities Inc. (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, the merger consideration to be received by the holders of Merger Shares is fair from a financial point of view to such holders. Trizec shall make any such opinion received by it available to Parent promptly following the execution of this Agreement.

Section 4.22.  Investment Company Act of 1940.  None of Trizec or any Trizec Subsidiary is, or at the Trizec Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TZ CANADA

Except as set forth in the TZ Canada Disclosure Schedule, TZ Canada hereby represents and warrants to the Buyer Parties as follows:

Section 5.01.  Organization and Qualification; Subsidiaries; Authority.

(a) TZ Canada is a corporation duly organized, validly existing and in good standing under the laws of Canada. TZ Canada is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing under the laws of each jurisdiction in which the character of the assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. TZ Canada has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.

(b) Each of TZ Canada’s subsidiaries (the “TZ Canada Subsidiaries”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by TZ Canada and each other TZ Canada Subsidiary, is set forth on Section 5.01(b) of the TZ Canada Disclosure Schedule. Except as set forth in Sections 5.01(b) of the TZ Canada Disclosure Schedule, TZ Canada does not own, directly or indirectly, any shares of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each TZ Canada Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the TZ Canada Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the TZ Canada Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the assets owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Other than Trizec, the Trizec Subsidiaries and the Material Trizec JV Entities, there are no entities that are not TZ Canada Subsidiaries in which TZ Canada or any TZ Canada Subsidiary has a direct or indirect equity interest greater than 5%.

Section 5.02.  Organizational Documents.  TZ Canada has previously provided or made available complete copies of the TZ Canada Articles and the TZ Canada Bylaws, and all organizational documents of the TZ Canada Subsidiaries (and in each case, all amendments thereto) and all such documents, except as set forth on Section 5.01(b) of the TZ Canada Disclosure Schedule, are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding TZ Canada or any TZ Canada Subsidiaries have been commenced.

Section 5.03.  Capitalization.

(a) The authorized capital of TZ Canada consists of an unlimited number of TZ Canada SVS and 7,522,283 TZ Canada MVS. As of June 4, 2006, 52,400,097 TZ Canada SVS and 7,522,283 TZ Canada MVS were issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Each outstanding share of, or other equity interest in, a TZ Canada Subsidiary owned by TZ Canada or by another TZ Canada Subsidiary is owned free and clear of all Liens except as set forth on Section 5.03(b) of the TZ Canada Disclosure Schedule.

(c) As of June 4, 2006, 784,042 TZ Canada SVS were reserved for future issuance pursuant to outstanding options to purchase TZ Canada SVS (“TZ Canada Options”) granted pursuant to TZ Canada’s 2002 stock option plan. Except as set forth in Section 5.03(c) of the TZ Canada Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of TZ Canada or any TZ Canada Subsidiary or obligating TZ Canada or any TZ Canada Subsidiary to issue or sell any shares of, or other equity interests in, TZ Canada or any TZ Canada Subsidiary. TZ Canada has made available to Parent accurate and complete copies of all TZ Canada stock plans pursuant to which TZ Canada has granted the TZ Canada Options that are currently outstanding and the form of all option award agreements evidencing the award of such TZ Canada Options. All TZ Canada SVS subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in Section 5.03(d) of the TZ Canada Disclosure Schedule, there are no outstanding contractual obligations of, or other equity interest in, TZ Canada to repurchase or otherwise acquire any TZ Canada Shares.

(e) Except as set forth in Section 5.03(e) of the TZ Canada Disclosure Schedule, TZ Canada is under no obligation, contingent or otherwise, by reason of any agreement to file a prospectus or similar document in respect of the offer and sale or resale of any of its securities under any applicable Law.

(f) Except as set forth in Section 5.03(f) of the TZ Canada Disclosure Schedule, there are no agreements or understandings to which TZ Canada or any TZ Canada Subsidiary is a party with respect to the voting of any TZ Canada Shares or which restrict the transfer of any such shares, nor does TZ Canada have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(g) Except as set forth in Section 5.03(g) of the TZ Canada Disclosure Schedule, there is no Voting Debt of TZ Canada or any TZ Canada Subsidiary outstanding.

(h) Except as set forth in Section 5.03(h) of the TZ Canada Disclosure Schedule, all dividends or distributions on securities of TZ Canada or any TZ Canada Subsidiary that have been declared or authorized prior to the date of this Agreement and that are due have been paid in full.

Section 5.04.  Authority Relative to this Agreement, Validity and Effect of Agreement.

(a) TZ Canada has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by TZ Canada of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the TZ Canada. No other corporate proceedings on the part of TZ Canada are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (i) other than the requisite affirmative vote of the TZ Canada Shareholders in accordance with the TZ Canada Articles, the Interim Order and applicable Canadian Law (the “TZ Canada Shareholder Approval”) and (ii) the approval by the TZ Canada Board of the TZ Canada Circular and other matters relating thereto. This Agreement has been duly and validly executed and delivered by TZ Canada and, assuming the due authorization, execution and delivery by each of Trizec, Operating Company, Parent, MergerCo, Parent Acquisition LLC and AcquisitionCo, constitutes a legal, valid and binding obligation of TZ Canada, enforceable against TZ Canada in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The TZ Canada Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that the Arrangement is fair to the TZ Canada Shareholders and in the best interests of TZ Canada, (ii) approved this Agreement and the Arrangement, (iii) determined as of June 4, 2006 to recommend that the TZ Canada Shareholders vote in favor of the TZ Canada Transaction Resolution, and (iv) directed that the TZ Canada Transaction Resolution be submitted for consideration by TZ Canada Shareholders at the TZ Canada Shareholders Meeting.

Section 5.05.  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.05(a) of the TZ Canada Disclosure Schedule, subject to the receipt of the consents, approvals and other authorizations described in Section 5.05(b), the execution and delivery by TZ Canada of this Agreement does not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) the TZ Canada Articles or the TZ Canada Bylaws, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any TZ Canada Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.05 have been obtained and all filings and obligations described in subsection (b) of this Section 5.05 have been made, conflict with or violate any Canadian Law applicable to TZ Canada or any TZ Canada Subsidiary or by which any property or asset of TZ Canada or any TZ Canada Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of TZ Canada or any TZ Canada Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or TZ Canada Material Contract to which TZ Canada or any TZ Canada Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by TZ Canada of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings under the CBCA contemplated by this Agreement and the Interim Order, (D) applicable requirements, if any, of the Competition Act (Canada) and the Investment Canada Act, (E) filings under Canadian Securities Laws, (F) filings under the rules and regulations of the TZ Canada Stock Exchange, (G) applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (H) if applicable, the pre-merger notification requirements of the HSR Act, or (I) if applicable, the filing with the SEC of written communications that may be deemed “soliciting materials” under Rule 14a-12, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Permits; Compliance with Law.

(a) TZ Canada and the TZ Canada Subsidiaries are in possession of all Permits necessary for them to own, lease and operate their assets or to carry on their business as it is now being conducted, and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) None of TZ Canada or any TZ Canada Subsidiary is in violation of any Law or Permits applicable to TZ Canada or any TZ Canada Subsidiary, or by which any property or asset of TZ Canada or any TZ Canada Subsidiary is bound, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07.  Securities Filings; Financial Statements.

(a) TZ Canada has filed all forms, reports and documents (including all exhibits) required to be filed by it under Canadian Securities Law since May  8, 2002 (the “TZ Canada Reports”). The TZ Canada Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of Canadian Securities Law, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the TZ Canada Reports, each as amended or restated prior to the date hereof, was prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of TZ Canada and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(c) Except (i) as set forth in Section 5.07(c) of the TZ Canada Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of TZ Canada as of December 31, 2005 (including notes thereto), (iii) liabilities incurred on behalf of TZ Canada or any TZ Canada Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of TZ Canada or the TZ Canada Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Canadian GAAP to be set forth in a consolidated balance sheet of TZ Canada or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.08.  Absence of Certain Changes or Events.  Except as disclosed in the TZ Canada Reports or as set forth in Section 5.08 of the TZ Canada Disclosure Schedule, since December 31, 2005 through the date hereof, (a) TZ Canada has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 5.09.  Absence of Litigation.  As of the date hereof, except (i) as listed in Section 5.09 of the TZ Canada Disclosure Schedule, (ii) as set forth in the TZ Canada Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of TZ Canada and the TZ Canada Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of TZ Canada, threatened in writing against TZ Canada or any of the TZ Canada Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (y) have or reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of TZ Canada nor any TZ Canada Subsidiary is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 5.10.  Employee Benefit Plans.

(a) Section 5.10(a) of the TZ Canada Disclosure Schedule lists all employee benefit plans and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control or other contracts or agreements to which TZ Canada is a party, with respect to which TZ Canada has any obligation or which are maintained, contributed to or sponsored by TZ Canada or any TZ Canada Subsidiary for the benefit of any current or former employee, officer, director or consultant of TZ Canada (collectively, the “TZ Canada Plans”). TZ Canada has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the TZ Canada Plans, (ii) the most recently prepared actuarial report or financial statement, if any, relating to a TZ Canada Plan, and (iii) the most recent summary plan description for such TZ Canada Plan (or other descriptions of such TZ Canada Plan provided to employees) and all modifications thereto.

(b) Each TZ Canada Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Canadian Laws, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. No Action is pending or, to the knowledge of TZ Canada, threatened with respect to any TZ Canada Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Material Adverse Effect.

(c) Full payment has been made of all amounts that TZ Canada is required under the terms of the TZ Canada Plans to have paid as contributions to such TZ Canada Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year will be made through the Closing Date.

Section 5.11.  Labor Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) neither TZ Canada nor any TZ Canada Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TZ Canada or any TZ Canada Subsidiary, (ii) neither TZ Canada nor any TZ Canada Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against TZ Canada or any TZ Canada Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of TZ Canada or any TZ Canada Subsidiary.

Section 5.12.  Information Supplied.  The information supplied by TZ Canada relating to TZ Canada and the TZ Canada Subsidiaries to be contained in the TZ Canada Circular and all other documents and instruments required under applicable Canadian Law (the “Additional Filings”) will not, in the case of the TZ

Canada Circular, at the date it is first mailed to TZ Canada Shareholders or at the time of the TZ Canada Shareholders Meeting or at the time of any amendment or supplement thereto, or, in the case of an Additional Filing, at the date it is first mailed to TZ Canada Shareholders or at the date it is first filed with an applicable securities regulator, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by TZ Canada or any TZ Canada Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent, AcquisitionCo or Trizec in connection with the preparation of the TZ Canada Circular for inclusion or incorporation by reference therein. All documents that TZ Canada is responsible for filing with the CSA in connection with the Arrangement, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act (Ontario).

Section 5.13.  Ownership of Trizec Common Shares.  Except as disclosed in section 5.13 of the TZ Canada Disclosure Schedule, as of the date hereof, TZ Canada and TZ Canada Subsidiaries are the record owners of, and on the Closing Date will be the record owners of 59,922,379 Trizec Common Shares, free and clear of all security interests, claims, Liens, equities or other encumbrances.

Section 5.14.  Intellectual Property.  Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of TZ Canada, the conduct of the business of TZ Canada and the TZ Canada Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party, and (b) with respect to Intellectual Property owned by or licensed to TZ Canada or any TZ Canada Subsidiary that is material to the conduct of the business of TZ Canada and the TZ Canada Subsidiaries, taken as a whole, as currently conducted (“TZ Canada Intellectual Property”), TZ Canada or such TZ Canada Subsidiary has the right to use such TZ Canada Intellectual Property in the continued operation of its business as currently conducted.

Section 5.15.  Taxes.  Except as set forth in Section 5.15 of the TZ Canada Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of TZ Canada (i) each of TZ Canada and each TZ Canada Subsidiary has timely filed all Tax Returns required to be filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than such payments as are being contested in good faith by appropriate proceedings as set forth in Section 5.15 of the TZ Canada Disclosure Schedule; (ii) neither TZ Canada nor any TZ Canada Subsidiary has received any written notice from any taxing authority or agency, domestic or foreign, asserting or threatening to assert against TZ Canada or any TZ Canada Subsidiary any deficiency or claim for additional Taxes; (iii) no claim has been made in writing by a taxing authority in a jurisdiction where TZ Canada or a TZ Canada Subsidiary does not file Tax Returns that TZ Canada or any such TZ Canada Subsidiary is or may be subject to taxation by that jurisdiction (iv) no currently effective waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, provincial, local or foreign income Tax has been granted by TZ Canada or any TZ Canada Subsidiary; (v) the most recent financial statements contained in TZ Canada Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with Canadian GAAP with respect to Taxes for taxable periods or portions of taxable periods through the date thereof; (vi) TZ Canada and each TZ Canada Subsidiary has withheld or collected and paid over to the appropriate Governmental Authority or is properly holding for such payment all Taxes required by Law to be so withheld or collected; and (vii) there are no Liens for Taxes upon the assets of TZ Canada or any TZ Canada Subsidiary, other than Liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 5.16.  Mutual Fund Status.  To the knowledge of TZ Canada, on the date hereof, TZ Canada is a “mutual fund corporation” as that term is defined in the Income Tax Act (Canada).

Section 5.17.  Environmental Matters.  Except (i) as set forth in Section 5.17 of the TZ Canada Disclosure Schedule or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) TZ Canada and the TZ Canada Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Environmental Permits required under any Environmental Law to own or operate their assets as currently owned and operated and (iii) are in compliance with all of, and have not violated any of, their respective Environmental Permits;

(b) except as set forth in such environmental reports, neither TZ Canada nor any TZ Canada Subsidiary has released, and no other person has released, Hazardous Substances on any real property owned, leased or operated by TZ Canada or the TZ Canada Subsidiaries and, to the knowledge of TZ Canada, no Hazardous Substances or other conditions are present at any other locations that could reasonably be expected to result in liability of or adversely affect TZ Canada or any TZ Canada Subsidiary under or related to any Environmental Law;

(c) neither TZ Canada nor any TZ Canada Subsidiary has received any written notice alleging that TZ Canada or any TZ Canada Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, any Environmental Law and to the knowledge of TZ Canada, there is no basis for any such notice or claim;

(d) neither TZ Canada nor any TZ Canada Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of TZ Canada, no investigation, litigation or other proceeding is pending or threatened with respect thereto or (ii) has assumed by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and

(e) notwithstanding any other provision of this Agreement, this Section 5.16 sets forth TZ Canada’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or any other environmental matters.

Section 5.18.  Material Contracts.  Other than any “material contract” identified as such in the TZ Canada Reports, Section 5.18 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which TZ Canada or any TZ Canada Subsidiary is a party affecting the obligations of any party thereunder) to which TZ Canada or any TZ Canada Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, including any “material contract” identified as such in the TZ Canada Reports, being a “TZ Canada Material Contract”):

(a) any Contract (other than among consolidated TZ Canada Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $1,500,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of TZ Canada and the TZ Canada Subsidiaries under such contract are greater than $1,500,000;

(b) any Contract that purports to limit the right of TZ Canada or any TZ Canada Subsidiary (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of TZ Canada and the TZ Canada Subsidiaries, taken as a whole;

(c) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $1,500,000;

(d) any Contract which by its terms calls for annual aggregate payments by TZ Canada and the TZ Canada Subsidiaries under such contract of more than $1,500,000 over the remaining term of such contract;

(e) any indemnification agreements entered into by and between TZ Canada and any director or officer of TZ Canada (other than the organizational documents of TZ Canada or any TZ Canada Subsidiary);

(f) any acquisition or disposition Contract pursuant to which TZ Canada or any TZ Canada Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $1,500,000; and

(g) any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any Third Party.

Notwithstanding anything in this Section 5.18, “TZ Canada Material Contract” shall not include any Contract that (i) is terminable upon 90 days’ or less notice without a penalty premium, (ii) will be fully performed or satisfied as of or prior to Closing or (iii) is solely between TZ Canada and one or more TZ Canada Subsidiaries or is solely between TZ Canada Subsidiaries.

Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither TZ Canada nor any TZ Canada Subsidiary is and, to the knowledge of TZ Canada, no other party is in breach or violation of, or default under, any TZ Canada Material Contract, (ii) none of TZ Canada nor any TZ Canada Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any TZ Canada Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Material Adverse Effect, each TZ Canada Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to TZ Canada or its TZ Canada Subsidiaries, as applicable, and, to the knowledge of TZ Canada, with respect to the other parties hereto.

Section 5.19.  Insurance.  Section 5.19 of the TZ Canada Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies held by, or for the benefit of, TZ Canada or any TZ Canada Subsidiary, including the underwriter of such policies and the amount of coverage thereunder. TZ Canada and each of the TZ Canada Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Material Adverse Effect. Neither TZ Canada nor any TZ Canada Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.19 of the TZ Canada Disclosure Schedule that is held by, or for the benefit of, any of TZ Canada or any of its TZ Canada Subsidiary, other than as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.20.  Interested Party Transactions.  Except as set forth in Section 5.20 of the TZ Canada Disclosure Schedule or in the TZ Canada Reports, each as amended to the date hereof, there are no TZ Canada Material Contracts, agreements or loans between TZ Canada or any TZ Canada Subsidiary, on the one hand, and (a) any officer or director of TZ Canada, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of TZ Canada or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 5.21.  Brokers.  No broker, finder or investment banker or other Person (other than RBC Capital Markets (the “TZ Canada Financial Advisor”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TZ Canada or any TZ Canada Subsidiary. TZ Canada has made available to Parent a correct and complete copy of all agreements between TZ Canada, on the one hand, and the TZ Canada

Financial Advisor, on the other hand, under which the TZ Canada Financial Advisor would be entitled to any payment in connection with the mergers or other transactions contemplated by this Agreement.

Section 5.22.  Opinion of Financial Advisor.  The TZ Canada Financial Advisor has delivered to TZ Canada the written opinion of the TZ Canada Financial Advisor (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, the TZ Canada “Cash Consideration” (as such term is defined in the Plan of Arrangement) to be received by holders of TZ Canada Shares is fair from a financial point of view to such holders. TZ Canada has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to TZ Canada prior to the date hereof, TZ Canada will promptly make such opinion available to Parent upon receipt).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Parent, MergerCo and AcquisitionCo hereby jointly and severally represent and warrant to the Trizec Parties and TZ Canada as follows:

Section 6.01.  Organization.  Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.

Section 6.02.  Ownership of MergerCo and AcquisitionCo; No Prior Activities.  Each of MergerCo and AcquisitionCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo and AcquisitionCo are, and as of the Closing Date will be, owned of record and beneficially by Parent.

Section 6.03.  Power and Authority.  Each of the Buyer Parties has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Trizec Parties and TZ Canada, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.04.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent, the articles of incorporation or bylaws of MergerCo or AcquisitionCo, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 6.04 have been obtained and all filings and obligations described in subsection (b) of this Section 6.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Trizec Merger or the Arrangement or otherwise prevent it from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state take-over Laws and Canadian Securities Law, (B) if applicable, filings under the rules and regulations of the Toronto Stock Exchange, (C) applicable requirements, if any, of the Competition Act (Canada) and the Investment Canada Act, (D) if applicable, the pre-merger notification requirements of the HSR Act, (E) the filing with the SEC of the Proxy Statement, and (F) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Trizec Merger or the Arrangement, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 6.05.  Information Supplied.  None of the information supplied by the Buyer Parties or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement, the TZ Canada Circular, the Other Filings or the Additional Filings will, in the case of the Proxy Statement, at the date it is first mailed to Trizec’s stockholders or at the time of Trizec Stockholders’ Meeting or at the time of any amendment or supplement thereto, in the case of any Other Filing, at the date it is first mailed to Trizec’s stockholders or, at the date it is first filed with the SEC, in the case of the TZ Canada Circular, at the date it is first mailed to TZ Canada Shareholders or at the time of TZ Canada Shareholders Meeting or at the time of any amendment or supplement thereof, or in the case of any Additional Filing, at the date it is first mailed to TZ Canada Shareholders or at the date it is first filed with the applicable securities regulator, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by Trizec or TZ Canada in connection with the preparation of the Proxy Statement, the TZ Canada Circular, the Other Filings or Additional Filings for inclusion or incorporation by reference therein. All Other Filings and Additional Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of applicable Law.

Section 6.06.  Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) have or reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 6.07.  Available Funds; Guaranty.

(a) Parent will have provided sufficient funds at the Closing to (i) pay the aggregate Trizec Consideration payable hereunder and aggregate Cash Consideration under the Plan of Arrangement and (ii) pay any and all fees and expenses in connection with the Trizec Merger, the Arrangement and the financing thereof.

(b) Parent has provided to Trizec and TZ Canada a true, complete and correct copy of each executed commitment letter (individually and collectively, the “Debt Commitment Letter” or the “Financing Commitment”) from Merrill Lynch (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent and/or an equity partner of Parent with financing in an aggregate amount of $3,600,000,000 (the “Debt Financing” or the “Financing”). The Financing Commitment is a legal, valid and binding obligation of Parent and/or an equity partner of Parent and, to the knowledge of

Parent, each of the other parties thereto. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitment is in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent or such equity partner of Parent or, to the knowledge of the Parent, any other parties thereto, under the Financing Commitment. As of the date hereof, the Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitment will not be satisfied or that the Financing will not be made available to Parent and/or such equity partner of Parent on the Closing Date. Parent will provide to Trizec and TZ Canada any amendments to the Debt Commitment Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(c) Concurrently with the execution of this Agreement, Parent has delivered to Trizec and TZ Canada a guaranty (the “Guaranty”) executed by Brookfield Properties Corporation substantially in the form attached as Exhibit G to this Agreement.

Section 6.08.  No Ownership of Trizec Capital Stock.  Except as set forth on Section 5.01 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (including MergerCo and AcquisitionCo) own any Trizec Common Shares or other securities of (i) Trizec or any of the Trizec Subsidiaries or (ii) TZ Canada or any TZ Canada Subsidiary.

Section 6.09.  Other Agreements or Understandings.  Parent has disclosed to Trizec and TZ Canada all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to Trizec and TZ Canada correct and complete copies thereof) between or among Parent, MergerCo, AcquisitionCo, or any affiliate of Parent, on the one hand, and any member of the management of Trizec and TZ Canada or any person that owns 5% or more of the share or of the outstanding capital stock of Trizec or TZ Canada, on the other hand.

Section 6.10.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, AcquisitionCo or any of their subsidiaries.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGERS AND ARRANGEMENT

Section 7.01.  Conduct of Business by Trizec Pending the Trizec Merger.  Trizec agrees that, between the date of this Agreement and the Trizec Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement (including, without limitation, Section 7.02 hereof with respect to the sale of 1031 Assets) or as set forth in Section 7.01 of the Trizec Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of Trizec and the Trizec Subsidiaries shall be conducted in, and Trizec and the Trizec Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice; Trizec shall use its commercially reasonable efforts to preserve substantially intact the business organization of Trizec and the Trizec Subsidiaries and to preserve the current relationships of Trizec and the Trizec Subsidiaries with lessees and other persons with which Trizec or any Trizec Subsidiary has significant business relations; and Trizec and the Trizec Subsidiaries shall take all actions, and refrain from taking all actions, as are necessary to ensure that Trizec will qualify as a REIT for the taxable year of Trizec that includes the Trizec Merger Effective Time. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.01 of the Trizec Disclosure Schedule, neither Trizec nor any Trizec Subsidiary shall, between the date of this Agreement and the Trizec Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which request for such consent is provided by Trizec to Parent:

(a) amend or otherwise change any provision of the Trizec Charter, Trizec Bylaws, Operating Company LLC Agreement, certificate of formation of the Operating Company, or similar organizational or governance documents;

(b) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of any shares of any class of capital stock or other equity interest of Trizec or any Trizec Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other equity interest, of Trizec or any Trizec Subsidiary, other than (A) the issuance of Trizec Common Shares issuable pursuant to Trizec Stock Awards outstanding on the date hereof, (B) the issuance of Trizec Common Shares in exchange for Operating Company Common Units pursuant to the Operating Company LLC Agreement, (C) the issuance of Trizec Common Shares in connection with the ESPP and DRIP, and (D) the issuance of Trizec Common Shares in accordance with the terms of the Trizec Class F Stock; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the cashless exercise of Trizec Stock Options, the vesting of Trizec Restricted Share Rights or Trizec Restricted Stock Shares, the lapse of restrictions on Trizec Restricted Share Rights or Trizec Restricted Stock Shares, or the redemption of Operating Company LLC Units pursuant to the Operating Company LLC Agreement; (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of Trizec’s capital stock or the shares of stock or other equity interests in any Trizec Subsidiary that is not directly or indirectly wholly-owned by Trizec, except for (A) dividends by any direct or indirect wholly owned Trizec Subsidiary to Trizec or any other Trizec Subsidiary, (B) regular quarterly dividends not in excess of $.20 per Trizec Common Share on Trizec Common Shares (including, without limitation, pursuant to the DRIP) declared and paid in cash at times consistent with past practice, (C) special dividends on the Trizec Special Voting Stock declared and paid in accordance with the terms of the Trizec Special Voting Stock as set forth in Trizec Charter, and (D) dividend equivalents paid with respect to Trizec Restricted Share Rights and (E) dividends on the Trizec Class F Stock declared and paid in accordance with the terms of the Class F Stock set forth in the Trizec Charter; or (iv) split, subdivide, combine or reclassify any shares, stock or other equity interests of Trizec or any Trizec Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(c) (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $500,000 other than as identified in Trizec’s Argus model under the line item “Capital,” as provided to Parent (the “2006 Budget”) (other than real property) or (ii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or agreement (each, a “Commitment”) for the acquisition of any real property, other than (A) any Commitment referred to in Section 7.01(c)(ii) of the Trizec Disclosure Schedule or (B) acquisitions of the office properties listed in Section 7.01(c)(ii) of the Trizec Disclosure Schedule;

(d) except as set forth in Section 7.01(d) of the Trizec Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Trizec Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred under Trizec’s line of credit facility or other existing similar lines of credit, including draws under existing construction loans, in the ordinary course of business; (ii) refinancing of mortgage indebtedness secured by one or more Trizec Properties as such loans become due and payable in accordance with their terms; (iii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $10,000,000 in the aggregate for Trizec and the Trizec Subsidiaries taken as a whole; (iv) indebtedness in connection with the acquisition of real properties as contemplated by Section 7.01(c) of the Trizec

Disclosure Schedule; or (v) indebtedness for borrowed money incurred in order for (A) Trizec to pay regular cash dividends per share of the Trizec Common Shares, declared and paid quarterly, in accordance with past practice, (B) the Operating Company to make corresponding regular quarterly distributions payable to holders of Operating Company LLC Units, (C) Trizec to pay special dividends on the Trizec Special Voting Stock declared and paid in accordance with the terms of the Trizec Special Voting Stock as set forth in Trizec Charter, and (D) the Operating Company to make corresponding special distributions payable to holders of Operating Company SV Units;

(e) except as set forth in Section 7.01(e) of the Trizec Disclosure Schedule, materially amend or terminate any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Trizec Disclosure Schedule as a Material Contract;

(f) except as set forth in Section 7.01(f) of the Trizec Disclosure Schedule or except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of non-executive employees of Trizec or any Trizec Subsidiary or (ii) grant to any director, officer, employee or independent contractor of Trizec or of any Trizec Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise adopt, alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance, welfare or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor;

(g) pre-pay any long-term debt, except (i) in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Trizec Properties in accordance with their terms, as such loans become due and payable) and (ii) prepayments in an amount not to exceed $10,000,000 in the aggregate for Trizec and the Trizec Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by Trizec’s audit committee or independent auditors, in which case Trizec shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) except as set forth in Section 7.01(i) or in connection with a right being exercised by a tenant under an existing Trizec Lease (and in accordance with the terms and conditions thereof), enter into any new lease (including renewals) for in excess of 100,000 square feet of net rentable area at a Trizec Property, (ii) except in connection with a right being exercised by a tenant under an existing Trizec Lease (and in accordance with the terms and conditions thereof), terminate or materially modify or amend any Trizec Lease that relates to in excess of 100,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Trizec Ground Lease;

(j) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to Trizec Properties other than (i) Capital Expenditures to be made in connection with Trizec Leases that Trizec is permitted to enter into pursuant to Section 7.01(i), (ii) Capital Expenditures identified in the 2006 Budget, (iii) any other individual Capital Expenditure not exceeding $5,000,000 in the aggregate, (iv) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of Trizec Properties and as reasonably determined by Trizec to be necessary to keep Trizec Properties in working order to comply with Laws, and to repair and/or prevent damage to any of Trizec Properties as is necessary in the event of an emergency situation, and (v) tenant improvements required under existing Trizec Leases and any leases that Trizec is permitted to enter into pursuant to Section 7.01(i);

(k) except as set forth in Section 7.01(k) of the Trizec Disclosure Schedule, waive, release, assign, settle or compromise any pending or threatened action or claim other than settlements or compromises for litigation where the amount paid (after reduction by any insurance proceeds actually received) exceeds $500,000 in the aggregate; provided that neither Trizec nor any Trizec Subsidiary shall waive, settle or compromise any pending or threatened action or claim relating to this Agreement, the Mergers or any of the transactions contemplated by the Agreement or any pending or threatened action or claim brought by or on behalf of Trizec’s shareholders without the prior consent of Parent, which consent shall not be unreasonably withheld;

(l) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless in each case such action is required by law or necessary (i) to preserve the status of the Trizec as a REIT under the Code, or (ii) to qualify or preserve the status of any Trizec Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Trizec shall notify Parent of such election and shall not fail to make such election in a timely manner);

(m) enter into, amend, supplement or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of Trizec or any Trizec Subsidiary with respect thereto;

(n) amend any term of any outstanding security of Trizec or any Trizec Subsidiary;

(o) sell or otherwise dispose of, or subject to any Lien, any of Trizec Properties other than (i) pending sales of Trizec Properties pursuant to definitive agreements executed prior to the date hereof, or (ii) the sale of Trizec Properties currently being marketed for sale, in each case as identified on Section 7.01(o) of the Trizec Disclosure Schedule;

(p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(q) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Trizec, Trizec Properties, Trizec Subsidiaries and their respective properties, assets and businesses;

(r) take any action that would cause any of the representation or warranties of Trizec contained herein to become inaccurate in any material respect or any of the covenants of Trizec to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.02;

(s) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable policies covering Trizec or Trizec Subsidiaries and their respective properties, assets and businesses.

(t) enter into, or amend or modify, any material agreement or arrangement with any of Trizec’s directors or executive officers, or TZ Canada or TZ Hungary, without the prior written consent of Parent and the approval of a majority of the “independent” members of the Trizec Board; and

(u) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 7.02.  Sale of 1031 Assets.  Trizec and Parent agree to engage in the sale of certain Trizec Properties as the second step of “reverse like-kind exchange” transactions intended to comply with Section 1031 of the Code, on the terms and conditions set forth on Exhibit H hereto.

Section 7.03.  Conduct of Business by TZ Canada Pending the Arrangement.  TZ Canada agrees that, between the date of this Agreement and the Plan of Arrangement Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.03(b) through Section 7.03(n) of the TZ Canada Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of TZ Canada and the TZ Canada Subsidiaries shall be conducted in, and TZ Canada and the TZ Canada Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice, and TZ Canada shall use its commercially reasonable efforts to preserve substantially intact the business organization of TZ Canada and the TZ Canada Subsidiaries and to preserve the current relationships of TZ Canada and the TZ Canada Subsidiaries with persons with which TZ Canada or any TZ Canada Subsidiary has significant business relations. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.03 of the TZ Canada Disclosure Schedule, neither TZ Canada nor any TZ Canada Subsidiary shall, between the date of this Agreement and the Plan of Arrangement Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which request for such consent is provided by TZ Canada to Parent:

(a) amend or otherwise change any provision of the TZ Canada Articles or TZ Canada Bylaws;

(b) except as set forth in Section 7.03(b) of the TZ Canada Disclosure Schedule, (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any lien or agree or commit to any of the foregoing in respect of any shares of any class of capital stock of TZ Canada or any TZ Canada Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other equity interest, of TZ Canada or any TZ Canada Subsidiary, other than the issuance of TZ Canada SVS issuable pursuant to the TZ Canada Options outstanding on the date hereof or pursuant to the TZ Canada Articles; (ii) repurchase, redeem or otherwise acquire any securities, or equity equivalents, (iii) reclassify, combine, split, or subdivide any shares in the capital of TZ Canada; or (iv) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares in the capital of TZ Canada or the shares or other equity interests in any TZ Canada Subsidiary that is not directly or indirectly wholly-owned by TZ Canada, except for (A) dividends by any direct or indirect wholly-owned TZ Canada Subsidiary to TZ Canada or any other TZ Canada Subsidiary and (B) regular quarterly dividends not in excess of $0.20 per TZ Canada Share;

(c) except as set forth in Section 7.03(c) of the TZ Canada Disclosure Schedule, sell or agree to sell, transfer, dispose, assign or otherwise encumber any shares of Trizec directly or indirectly owned by it, including Trizec Common Shares, or any other property other than in connection with management of assets in a manner consistent with past practice.

(d) except as set forth in Section 7.03(d) of the TZ Canada Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a TZ Canada Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred under TZ Canada’s line of credit facility or other existing similar lines of credit in the ordinary course of business; (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $4,000,000 in the aggregate for TZ Canada and the TZ Canada Subsidiaries taken as a whole; (iii) indebtedness for borrowed money incurred under TZ Canada’s existing lines of credit in order for TZ Canada to pay regular cash dividends per share of the TZ Canada SVS and the TZ Canada MVS, declared and paid quarterly, in accordance with past practice; or (iv) as between TZ Canada and any TZ Canada Subsidiary or as between TZ Canada Subsidiaries;

(e) except as set forth in Section 7.03(e) of the TZ Canada Disclosure Schedule, materially amend or terminate any TZ Canada Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 5.18 of the TZ Canada Disclosure Schedule as a TZ Canada Material Contract;

(f) except as set forth in Section 7.03(f) of the TZ Canada Disclosure Schedule or except as required by the contractual commitments with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of directors, officers or employees of TZ Canada or any TZ Canada Subsidiary or (ii) grant to any director, officer, employee or independent contractor of TZ Canada or of any TZ Canada Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise adopt, alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance, welfare or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor;

(g) except as set forth in Section 7.03(g) of the TZ Canada Disclosure Schedule, pre-pay any long-term debt (other than inter-corporate debt), except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $4,000,000 in the aggregate for TZ Canada and the TZ Canada Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(h) except as required by changes in Canadian GAAP which become effective after the date of this Agreement, or as recommended by TZ Canada’s independent auditors, in which case TZ Canada shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) except as set forth in Section 7.03(i) of the TZ Canada Disclosure Schedule, waive, release, assign, settle or compromise any pending or threatened action or claim other than settlements or compromises for litigation where the amount paid (after reduction by any insurance proceeds actually received) exceeds $500,000 in the aggregate; provided that neither TZ Canada nor any TZ Canada Subsidiary shall waive, settle or compromise any pending or threatened action or claim relating to this Agreement, the Mergers or any of the transactions contemplated by the Agreement or any pending or threatened action or claim brought by or on behalf of TZ Canada’s shareholders without the prior consent of Parent, which consent shall not be unreasonably withheld.

(j) except as set forth in Section 7.03(j) of the TZ Canada Disclosure Schedule, make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return or settle or compromise any material federal, provincial, local or foreign income Tax liability, audit, claim or assessment unless such action is required by law or necessary to preserve any status of TZ Canada or any TZ Canada Subsidiary for Tax purposes;

(k) except as set forth in Section 7.03(k) of the TZ Canada Disclosure Schedule, amend any term of any outstanding security of TZ Canada;

(l) in respect of TZ Canada, adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(m) except as set forth in Section 7.03(m) of the TZ Canada Disclosure Schedule, take any action that would cause any of the representation or warranties of TZ Canada contained herein to become inaccurate in any material respect or any of the covenants of TZ Canada to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.02;

(n) (i) acquire or invest in (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property or (ii) enter into any option to acquire or invest in, or exercise an option or other right or election or enter into any other commitment or agreement for the acquisition or investment of any property, other than any commitment referred to in Section 7.03(n) of the TZ Canada Disclosure Schedule or in connection with management of assets by TZ Canada in a manner consistent with past practice.

(o) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable policies covering TZ Canada or TZ Canada subsidiaries and their respective properties, assets and businesses.

(p) enter into, or materially amend or modify, any material agreement or arrangement with any of TZ Canada’s directors or executive officers without the prior written consent of Parent and the approval of a majority of the members of the TZ Canada Board; and

(q) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 7.04.  Conduct of Business by Buyer Parties Pending the Trizec Merger.  The Buyer Parties agree that, between the date of this Agreement and the Trizec Merger Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of Trizec and TZ Canada, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.03.

Section 7.05.  Advise of Changes.  Each of Trizec and TZ Canada shall promptly advise Parent of any event, effect, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such party and Parent shall promptly advise Trizec and TZ Canada of any event, effect, development or change that, individually or in the aggregate, has materially delayed or impaired, or would reasonably be expected to materially delay or impair, consummation of the transactions contemplated by this Agreement. Each of Trizec and TZ Canada shall give prompt notice to Parent, and Parent shall give prompt notice to Trizec and TZ Canada, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01.  Trizec Proxy Statement; Other Filings; Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, Trizec shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of Trizec and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of Trizec, TZ Canada and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of Trizec, TZ Canada and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and Trizec shall use its reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to Trizec’s stockholders as promptly as reasonably practicable following clearance from the SEC. Trizec shall promptly notify TZ Canada and Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide TZ Canada and Parent with copies of all correspondence between Trizec and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Trizec Stockholders’ Meeting, any information relating to Trizec, TZ Canada or the Buyer Parties or any of their respective affiliates, officers, members or directors, should be discovered by Trizec, TZ Canada or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Trizec. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Trizec shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, Trizec will provide TZ Canada and Parent with the opportunity to participate in any substantive calls between Trizec, or any of its representatives, and the SEC concerning the Proxy Statement.

(b) Trizec shall duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Trizec Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement. Subject to the following sentence, (i) the Trizec Board shall recommend to holders of the Shares that they adopt this Agreement (the “Trizec Recommendation”), and include such recommendation in the Proxy Statement, and (ii) Trizec will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will use its reasonable best efforts to take all other action necessary or advisable to secure the Trizec Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, the Trizec Board or the Special Committee may determine (1) not to make or to withdraw, modify or change such recommendation (a “Trizec Change in Recommendation”), and (2) not to use such efforts to solicit proxies or take such other necessary or advisable actions in favor of the adoption of this Agreement if, in the case of both clauses (1) and (2), it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Unless this Agreement has been terminated in accordance with Section 10.01, Trizec shall hold the Trizec Stockholders’ Meeting regardless of whether the Trizec Board has made a Trizec Change in Recommendation. If there are an insufficient number of Trizec Common Shares represented in person or by proxy at the Trizec Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, Trizec may adjourn or postpone, as applicable, the Trizec Stockholders’ Meeting for up to ten (10) business days so long as, during such period, Trizec uses its reasonable best efforts to obtain a quorum and the requisite vote to adopt this Agreement as promptly as practicable. Trizec may, if it receives a bona fide written unsolicited Trizec Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Trizec Stockholders’ Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Trizec Board and/or the Special Committee to consider such Trizec Acquisition Proposal and to determine the effect, if any, on the Trizec Recommendation (but in any event not longer than ten (10) days).

Section 8.02.  TZ Canada Circular

(a) TZ Canada shall, as soon as reasonably practicable, apply under the CBCA for an order of the Court approving the Arrangement and, in connection with such application, TZ Canada shall file and diligently prosecute an application for an Interim Order providing for the calling and holding of the TZ Canada Shareholders Meeting for the purpose of considering, and if deemed advisable, approving the Plan of Arrangement. The application shall request that the Interim Order provide (i) for the class of Persons to whom notice is to be provided in respect of the Plan of Arrangement and the TZ Canada Shareholders Meeting and for the manner in which such notice is to be provided, (ii) that the requisite approval for the TZ Canada Transaction Resolution shall be 66 2/3% of the votes cast on the TZ Canada Transaction Resolution by the TZ Canada Shareholders present in person or by proxy at the TZ Canada Shareholders Meeting, (iii) that, in all other respects, the terms, restrictions and conditions of the By-laws and Articles of TZ Canada, including quorum requirements and all other matters, shall apply in respect of the TZ Canada Shareholders Meeting, and (iv) for the grant of the TZ Canada Dissent Rights.

(b) Subject to Section 8.02(a), TZ Canada shall duly call, give notice of, convene and hold a meeting of its shareholders (including any adjustments or postponements thereof, the “TZ Canada Shareholders Meeting”) for the purpose of considering the TZ Canada Transaction Resolution. Subject to the following sentence, (i) the TZ Canada Board shall recommend to the TZ Canada Shareholders that they approve the TZ Canada Transaction Resolution (the “TZ Canada Recommendation”) and include each recommendation in the TZ Canada circular, and (ii) TZ Canada will use its reasonable best efforts to solicit from the TZ Canada Shareholders proxies in favor of the approval of the TZ Canada Transaction Resolution and will use its reasonable best efforts to take all other action necessary or advisable to secure the TZ Canada Shareholder Approval. Notwithstanding the foregoing or anything in this Agreement to the contrary, the TZ Canada Board may determine (1) not to make or may withdraw, modify or change such recommendation (a “TZ Canada Change in Recommendation”), and (2) not to use such efforts to solicit proxies or take such other necessary or advisable actions in favor of the approval of the TZ Canada Transaction Resolution if, in the case of both clauses (1) and (2), it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Canadian Law. Unless this Agreement has been terminated in accordance with Section 10.01, TZ Canada shall hold the TZ Canada Shareholders’ Meeting regardless whether the TZ Canada Board has made a TZ Canada Change in Recommendation. If there are an insufficient number of TZ Canada Shares represented in person or by proxy at the TZ Canada Shareholders’ Meeting to constitute a quorum or to adopt this Agreement, TZ Canada may adjourn or postpone, as applicable, the TZ Canada Shareholders’ Meeting for up to ten (10) business days so long as, during such period, TZ Canada uses its reasonable best efforts to obtain a quorum and the requisite vote to adopt this Agreement as promptly as practicable. TZ Canada may, if it receives an unsolicited TZ Canada Acquisition Proposal, delay the mailing of the TZ Canada Circular or the holding of the TZ Canada Shareholders Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the TZ Canada Board to consider such TZ Canada Acquisition Proposal and to determine the effect, if any, on the TZ Canada Recommendation (but in any event not longer than ten (10) days).

(c) TZ Canada shall, subject to obtaining the approvals as are required by the Interim Order, use commercially reasonable efforts to diligently prosecute the application to the Court for the Final Order.

(d) As promptly as practicable following the date of this Agreement, TZ Canada shall prepare, in consultation with Parent, the TZ Canada Circular and Trizec and Parent shall prepare and file, in consultation with TZ Canada, any Additional Filings that are required to be made with any securities regulator in connection with the transactions contemplated hereby. Each of Trizec, TZ Canada and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the TZ Canada Circular or, to the extent applicable, the Additional Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by the Plan of Arrangement. If applicable, each of Trizec, TZ Canada and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of applicable securities regulators with respect to the TZ Canada Circular or the Additional Filings. TZ Canada shall promptly notify Trizec and Parent upon the receipt of any comments from any applicable securities regulator or its staff or any request from any applicable securities regulator or its staff for amendments or supplements to the TZ Canada Circular or the Additional Filings and shall promptly provide Trizec and Parent with copies of all correspondence between TZ Canada and its representatives, on the one hand, and the applicable securities regulator and its staff, on the other hand, relating to the TZ Canada Circular or the Additional Filings. If at any time prior to the TZ Canada Shareholders Meeting, any information relating to Trizec, TZ Canada or the Buyer Parties or any of their respective affiliates, officers, members or directors, should be discovered by Trizec, TZ Canada or Parent which should be set forth in an amendment or supplement to the TZ Canada Circular or the Additional Filings, so that the TZ Canada Circular or the Additional Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the applicable securities regulator and, to the extent required by applicable Law, disseminated to the TZ Canada Shareholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the TZ Canada Circular or filing the Additional Filings (or any amendment or supplement thereto) or responding to any comments of an applicable securities regulator with respect thereto, TZ Canada shall provide Trizec and Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, TZ Canada will provide Trizec and Parent with the opportunity to participate in any substantive calls between TZ Canada, or any of its representatives, and the applicable securities regulator concerning the TZ Canada Circular.

Section 8.03.  Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Trizec Merger Effective Time, the Trizec Parties and TZ Canada shall, and shall cause their respective subsidiaries and the officers, directors, employees, auditors and agents of the Trizec Parties and TZ Canada and their respective subsidiaries to afford Parent and its financing sources, legal counsel, accountants and other representatives, following notice from Parent to the Trizec Parties and TZ Canada in accordance with this Section 8.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Trizec Parties and TZ Canada and each of their respective subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Trizec Parties’ or TZ Canada’s or either of their subsidiaries’ employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Trizec Parties or TZ Canada, as applicable, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sub landlords, tenants/subtenants, or licensees or franchisees of the Trizec Parties and TZ Canada or their respective subsidiaries, unless in each case Parent obtains the prior written consent of the Trizec Parties or TZ Canada, as applicable, which shall not be unreasonably withheld, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Trizec Parties’ or TZ Canada’s, as applicable, prior written consent. Parent shall schedule and coordinate all inspections with the Trizec Parties and TZ Canada and shall give the Trizec Parties and TZ Canada at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable, and Parent is required to give the Trizec Parties and TZ Canada such written notice at least one (1) Business Day prior to the date that any tenant of a Trizec Property which Parent wishes to inspect is entitled to receive notice of any such inspection under the applicable Trizec Lease. The Trizec Parties and TZ Canada shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Trizec Parties and TZ Canada nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Trizec Parties or TZ Canada or any of their respective subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b) Prior to the Trizec Merger Effective Time, all information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement dated May 15, 2006 between Brookfield Properties Corporation, Trizec and TZ Canada (the “Confidentiality Agreement”).

Section 8.04.  No Solicitation of Transactions by Trizec Parties.

(a) During the term of this Agreement, none of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate (each, a “Representative”) of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Trizec Acquisition Proposal, (y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Trizec Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.04) with respect to a Trizec Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the Trizec Stockholder Approval, following the receipt by the Trizec Parties or any Trizec Subsidiary of a bona fide written Trizec Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of, or did not otherwise result from a breach of, this Section 8.04(a)), the Trizec Board or the Special Committee may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Trizec Superior Proposal and (ii) if (x) the Trizec Board or the Special Committee determines in good faith after consultation with its outside legal and financial advisors that such Trizec Acquisition Proposal is, or is reasonably likely to lead to, a Trizec Superior Proposal and (y) the Trizec Board or the Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Trizec Board or the Special Committee may (A) furnish non-public information with respect to the Trizec Parties and the Trizec Subsidiaries to the Person who made such proposal (provided that Trizec (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Trizec as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).

(b) The Trizec Parties shall take, and shall cause the Trizec Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Trizec Acquisition Proposal; provided, however, that nothing in this Section 8.04 shall preclude Trizec, any Trizec Subsidiary or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 8.04(b). Trizec, the Trizec Subsidiaries and TZ Canada shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Trizec Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of Trizec, the Trizec Subsidiaries and TZ Canada.

(c) The Trizec Parties shall promptly notify Parent (but in no event less than twenty-four (24) hours following the initial receipt) of any Trizec Acquisition Proposal, including the relevant details relating to a Trizec Acquisition Proposal (including the identity of the parties, all material terms thereof and a copy of such Trizec Acquisition Proposal) which any of the Trizec Parties or any Trizec Subsidiary or any of their Representatives receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. None of TZ Canada, Trizec or any Trizec Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. None of TZ Canada, Trizec or any Trizec Subsidiary shall, and such parties shall not permit any of their subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which TZ Canada, Trizec or any Trizec Subsidiary is a party and TZ Canada, Trizec or any Trizec Subsidiary shall, and shall cause each of their Subsidiaries to, enforce the provisions of any such agreement.

(d) Nothing in this Section 8.04 or elsewhere in this Agreement shall prevent the Trizec Board or the Special Committee from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Trizec Acquisition Proposal; provided, however, that neither Trizec nor the Trizec Board shall be permitted to recommend that the Trizec Stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Trizec Acquisition Proposal) or withdraw or modify the Trizec Recommendation, unless in each case, to the extent applicable, the requirements of Sections 8.01(b) and 8.04(a) have been satisfied. In addition, nothing in this Section 8.04 or this Agreement shall prohibit Trizec Parties from taking any action that any court of competent jurisdiction orders Trizec Parties to take.

(e) Trizec shall not take any action to exempt any Person from the restrictions contained in Article IV of the Trizec Charter or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement in accordance with Section 10.01(h).

Section 8.05.  No Solicitation of Transactions by TZ Canada.

(a) During the term of this Agreement, none of TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any Representative of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any TZ Canada Acquisition Proposal, (y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a TZ Canada Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.05) with respect to a TZ Canada Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the TZ Canada Shareholder Approval, following the receipt by TZ Canada or any TZ Canada Subsidiary of a bona fide written TZ Canada Acquisition Proposal (that was not solicited, encouraged or facilitated in violation or did not otherwise result from a breach of, this Section 8.05(a)), the TZ Canada Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a TZ Canada Superior Proposal and (ii) if (x) the TZ Canada Board determines in good faith after consultation with its outside legal and financial advisors that such TZ Canada Acquisition Proposal is, or is reasonably likely to lead to, a TZ Canada Superior Proposal and (y) the TZ Canada Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Canadian Law, the TZ Canada Board may (A) furnish non-public information with respect to TZ Canada and the TZ Canada Subsidiaries to the Person who made such proposal (provided that TZ Canada (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to TZ Canada as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).

(b) TZ Canada shall take, and shall cause the TZ Canada Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any TZ Canada Acquisition Proposal; provided, however, that nothing in this Section 8.05 shall preclude TZ Canada, any TZ Canada Subsidiary or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 8.05(b). TZ Canada and the TZ Canada Subsidiaries shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a TZ Canada Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of TZ Canada and the TZ Canada Subsidiaries.

(c) TZ Canada shall promptly notify Parent (but in no event less than twenty-four (24) hours following the initial receipt) of any TZ Canada Acquisition Proposal including all of the relevant details relating to a TZ Canada Acquisition Proposal (including the identity of the parties, all material terms thereof and a copy of such TZ Canada Acquisition Proposal) which any of TZ Canada or any TZ Canada Subsidiary or any of their Representatives may receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. None of TZ Canada or any TZ Canada Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. None of TZ Canada, Trizec, or the Operating Company shall, and such parties shall not permit any of their Subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which TZ Canada, Trizec or any Trizec Subsidiary is a party and TZ Canada, Trizec or the Operating Company shall, and shall cause each of their Subsidiaries to, enforce the provisions of any such agreement.

(d) Nothing in this Section 8.05 or elsewhere in this Agreement shall prevent the TZ Canada Board from disclosing any information required to be disclosed under applicable Canadian Law; provided, however, that neither TZ Canada nor the TZ Canada Board shall be permitted to recommend that TZ Canada Shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any TZ Canada Acquisition Proposal) or withdraw or modify the TZ Canada Recommendation, unless in each case, to the extent applicable, the requirements of Sections 8.02(b) and 8.05(a) have been satisfied. In addition, nothing in this Section 8.05(d) or this Agreement shall prevent TZ Canada from taking any action that any court of competent jurisdiction orders TZ Canada to take.

Section 8.06.  Employee Benefits Matters.

(a) From and after the Trizec Merger Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of Trizec and the Trizec Subsidiaries, and Parent shall pay on the Closing Date to any applicable director, officer or employee of Trizec or any Trizec Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Trizec Merger at the Trizec Merger Effective Time or on the Closing Date, all of which are listed in Section 8.06 of the Trizec Disclosure Schedule. From and after the effective time, Parent shall honor in accordance with their terms any other employment related contracts, agreements, arrangements and commitments of Trizec and the Trizec Subsidiaries in effect immediately prior to the Trizec Merger Effective Time that are applicable to any current or former employees, officers or directors of Trizec or any Trizec Subsidiary or any of their predecessors.

(b) For a period of not less than twelve (12) months after the Closing Date, except as required by any applicable collective bargaining agreement, with respect to each employee of Trizec or any Trizec Subsidiary (collectively, the “Trizec Employees”) who remains an employee of Surviving Corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with (i) (A) base salary, (B) cash incentive compensation and (C) the value of any equity based incentive or other compensation (whether in the form of cash or equity), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Trizec Merger Effective Time, and (ii) employee benefits (other than equity awards) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Trizec Merger Effective Time. Each Continuing Employee will be credited with his or her years of service with Trizec and the Trizec Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or the Trizec Subsidiaries to the same extent as such employee was entitled, before the Trizec Merger Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or Surviving Corporation. Nothing herein shall detract from the existing right of any Trizec employee.

(c) Prior to the Trizec Merger Effective Time, the Trizec Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Trizec who is a covered person of Trizec for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Trizec Common Shares or Trizec Stock Options to acquire Trizec Common Shares (or Trizec Common Shares acquired upon the vesting of any Trizec Restricted Share Rights or Trizec Restricted Stock) pursuant to this Agreement and the Trizec Merger shall be an exempt transaction for purposes of Section 16.

(d) Prior to the Trizec Merger Effective Time, the Trizec Board shall take such actions as are necessary to terminate Trizec’s share of investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”). Such action shall be contingent upon, and effective as of, the Trizec Merger Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by Surviving Corporation immediately following the Trizec Merger Effective Time; provided, however, that payment shall be delayed to the date six (6) months following a participant’s separation from service in the event, and to the extent, prior to the Trizec Merger Effective Time the Trizec Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.

(e) From and after the Plan of Arrangement Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of TZ Canada and the TZ Canada Subsidiaries, and Parent shall pay on the Closing Date to any applicable director, officer or employee of TZ Canada or any TZ Canada Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Arrangement at the Plan of Arrangement Effective Time or on the Closing Date, all of which are listed in Section 8.06 of the TZ Canada Disclosure Schedule. From and after the Plan of Arrangement Effective Time, Parent shall honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of TZ Canada and the TZ Canada Subsidiaries in effect immediately prior to the Plan of Arrangement Effective Time that are applicable to any current or former employees, officers or directors of TZ Canada or any TZ Canada Subsidiary or any of their predecessors.

(f) For a period of not less than twelve (12) months after the Closing Date, except as required by any applicable collective bargaining agreement, with respect to each employee of TZ Canada or any TZ Canada Subsidiary (collectively, the “TZ Canada Employees”) who remains an employee of TZ Canada or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with (i) (A) base salary, (B) cash incentive compensation and (C) the value of any equity based incentive or other compensation (whether in the form of cash or equity), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Plan of Arrangement Effective Time, and (ii) employee benefits (excluding any equity-based awards) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Plan of Arrangement Effective Time. Each Continuing Employee will be credited with his or her years of service with TZ Canada and the TZ Canada Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or the TZ Canada Subsidiaries to the same extent as such employee was entitled, before the Plan of Arrangement Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or TZ Canada. Nothing herein shall detract from the existing rights of any TZ Canada employee.

Section 8.07.  Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Trizec Charter, Trizec Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Trizec Subsidiaries, from and after the Trizec Merger Effective Time, Parent and Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of Trizec or Trizec Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 8.07(a) shall extend to acts or omissions occurring at or before the Trizec Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer or trustee of Trizec, Trizec or any Trizec Subsidiary or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of Trizec or any Trizec Subsidiary after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 8.07(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party in his or her capacity as a director, officer or trustee of Trizec or any of the Trizec Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other person at or prior to the Trizec Merger Effective Time at the request of Trizec or any of Trizec Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.07(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Trizec Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of Trizec or any of the Trizec Subsidiaries as provided in Trizec Charter and Trizec Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of Trizec or any of the Trizec Subsidiaries identified on Section 8.07(b) of the Trizec Disclosure Schedule shall be assumed by Surviving Corporation in the Trizec Merger, without further action, at the Trizec Merger Effective Time and shall survive the Trizec Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Trizec Merger Effective Time, the organizational documents of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Trizec Charter and Trizec Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Trizec Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Trizec Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of Trizec or any of Trizec Subsidiaries or with respect to any Employee benefit plans (within the meaning of Section 3(3) of ERISA, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by Trizec and the Trizec Subsidiaries with respect to claims arising from facts or events that occurred on or before the Trizec Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Trizec Merger Effective Time; (ii) in no event shall Surviving Corporation be required to expend pursuant to this Section 8.07(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by Trizec for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving Corporation would be required to expend more than three hundred percent (300%) of the current annual premiums paid by Trizec, Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by Trizec. Parent shall, and shall cause Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assumes the obligations set forth in this Section 8.07.

(f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 8.07 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 8.07.

(g) This Section 8.07 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Trizec, the Operating Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.07.

(h) Parent shall have the right to participate in the defense or settlement of any shareholder or member litigation against Trizec, its directors or officers, or the Operating Company relating to the Mergers or the other transactions contemplated by this Agreement, provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 8.08.  Directors’ and Officers’ Indemnification and Insurance of TZ Canada.

(a) Without limiting any additional rights that any director, officer or trustee may have under any employment or indemnification agreement or under the TZ Canada Articles, TZ Canada Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the TZ Canada

Subsidiaries, from and after the Plan of Arrangement Effective Time, Parent and TZ Canada shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee of TZ Canada or the TZ Canada Subsidiaries (collectively, the “TZ Canada Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the TZ Canada Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the TZ Canada Indemnified Party of any Expenses incurred by such TZ Canada Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and TZ Canada pursuant to this Section 8.08(a) shall extend to acts or omissions occurring at or before the Plan of Arrangement Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of TZ Canada or the TZ Canada Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 8.08(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any TZ Canada Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to acts or omissions of such TZ Canada Indemnified Party in his or her capacity as a director, officer or trustee of TZ Canada, or any of the TZ Canada Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.08(a), including any Action relating to a claim for indemnification or advancement brought by a TZ Canada Indemnified Party. TZ Canada shall have the right to defend each TZ Canada Indemnified Party in any proceeding which may give rise to the payment of amounts hereunder; provided, however, that TZ Canada shall notify such TZ Canada Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding, and, provided further, that TZ Canada shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such TZ Canada Indemnified Party or enter into any settlement or compromise which (A) includes an admission of fault of such TZ Canada Indemnified Party or (B) does not include, as an unconditional term thereof, the full release of such TZ Canada Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such TZ Canada Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which a TZ Canada Indemnified Party is a party by reason of the TZ Canada Indemnified Party’s service as a director, officer, or trustee of TZ Canada or any of the TZ Canada Subsidiaries, (I) such TZ Canada Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such TZ Canada Indemnified Party and TZ Canada, or (III) if TZ Canada fails to assume the defense of such proceeding in a timely manner, such TZ Canada Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of TZ Canada; provided, however, that TZ Canada shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that TZ Canada shall have no obligation hereunder to any TZ Canada Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification by such entities of such TZ Canada Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(b) Without limiting the foregoing, Parent and AcquisitionCo acknowledge and agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Plan of Arrangement Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of TZ Canada or any of the TZ Canada Subsidiaries as provided in TZ Canada Articles and TZ Canada Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the TZ Canada Subsidiaries) and indemnification agreements of TZ Canada or any of the TZ Canada Subsidiaries shall continue in full force and effect in accordance with their terms.

(c) Parent and AcquisitionCo acknowledge and agree that for a period of at least six (6) years from the Plan of Arrangement Effective Time, the organizational documents of TZ Canada shall contain provisions no less favorable with respect to indemnification than are set forth in the TZ Canada Articles and TZ Canada Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Plan of Arrangement Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Plan of Arrangement Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of TZ Canada or any of the TZ Canada Subsidiaries, unless such modification shall be required by Canadian Law and then only to the minimum extent required by Canadian Law.

(d) TZ Canada shall maintain, and Parent and AcquisitionCo acknowledge and agree that TZ Canada shall maintain, for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by TZ Canada and the TZ Canada Subsidiaries (or implement run-off policies) with respect to claims arising from facts or events that occurred on or before the Plan of Arrangement Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) TZ Canada may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Plan of Arrangement Effective Time; (ii) in no event shall TZ Canada be required to expend pursuant to this Section 8.08(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by TZ Canada for such insurance. In the event that, but for the proviso to the immediately preceding sentence, TZ Canada would be required to expend more than three hundred percent (300%) of the current annual premiums paid by TZ Canada, TZ Canada shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by TZ Canada. Parent and AcquisitionCo acknowledge and agree that TZ Canada shall maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If TZ Canada or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of TZ Canada assumes the obligations set forth in this Section 8.08.

(f) This Section 8.08 is intended for the irrevocable benefit of, and to grant third party rights to, the TZ Canada Indemnified Parties and shall be binding on all successors and assigns of TZ Canada and Parent. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.08.

(g) Parent shall have the right to participate in the defense or settlement of any shareholder or member litigation against TZ Canada, its directors or officers, relating to the Mergers or the other transactions contemplated by this Agreement, provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 8.09.  Financing; Cooperation with Financing.

(a) Parent shall use its reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Buyer Parties in such definitive agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give Trizec and TZ Canada prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep Trizec and TZ Canada informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first consulting with Trizec and TZ Canada or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining Trizec’s and TZ Canada’s prior written consent. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Trizec Merger and the Arrangement on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether the Buyer Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 8.09).

(b) Each of Trizec and TZ Canada agrees to provide, and shall cause the Trizec Subsidiaries and the TZ Canada Subsidiaries, as applicable, to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Trizec and Trizec Subsidiaries or TZ Canada and TZ Canada Subsidiaries, as the case may be), including without limitation, (a) delivering such financial and statistical information and projections relating to Trizec, the Trizec Subsidiaries, the Material Trizec JV Entities, TZ Canada, and the TZ Canada Subsidiaries as may be reasonably requested in connection with the Debt Financing, (b) arranging for Trizec’s and TZ Canada’s independent accountants, lawyers and consultants to provide such services that may be reasonably required in respect of the Debt Financing, (c) making appropriate officers of Trizec, the Trizec Subsidiaries, the Material Trizec JV Entities, TZ Canada, and the TZ Canada Subsidiaries available for due diligence meetings and for participation in meetings with rating agencies and prospective sources of financing, (d) providing timely access to diligence materials and appropriate personnel to allow sources of financing and their representatives to complete all appropriate diligence, (e) providing assistance with respect to the review and granting of mortgages and security interests in collateral for the Debt Financing, and obtaining any consents associated therewith, and (f) obtaining estoppels and certificates from tenants, lenders and ground lessors in form and substance reasonably satisfactory to any potential lender. Parent shall promptly reimburse Trizec and TZ Canada for any reasonable costs incurred in performing their obligations under this Section 8.09(b).

Section 8.10.  Tax Matters.  During the period from the date of this Agreement to Trizec Merger Effective Time, Trizec and the Trizec Subsidiaries shall:

(a) continue to operate in such a manner as to permit Trizec to continue to qualify as a REIT for the taxable year of Trizec that includes the Trizec Merger Effective Time;

(b) prepare and timely file all Tax Returns (or obtain extensions thereof ) required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to Trizec Merger Effective Time in a manner consistent with past practice; and

(e) terminate all Tax sharing agreements to which Trizec or any of the Trizec Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements). For greater certainty, the parties acknowledge that the Tax Co-operation Agreement dated May 8, 2002 between Trizec and TrizecHahn Office Properties Ltd. (a predecessor to TZ Canada) is not a Tax sharing agreement and shall not be terminated.

Section 8.11.  Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Trizec Merger, if required, (ii) make promptly its respective filings, and thereafter make any other required submissions, under the Competition Act (Canada) and the Investment Canada Act with respect to this Agreement and the Arrangement, if required, and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and applicable Canadian Laws to consummate and make effective the Trizec Merger and the Arrangement as promptly as practicable, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Trizec, the Trizec Subsidiaries, TZ Canada and the TZ Canada Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Trizec Merger and the Arrangement as promptly as practicable.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to subsection (a) of this Section 8.11, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other parties to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any third party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Trizec Merger or the Arrangement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Parent and AcquisitionCo shall carry out the terms of the Interim Order and Final Order applicable to either of them and use commercially reasonable efforts to comply promptly with all requirements which applicable Canadian Laws may impose on them with respect to the transactions contemplated by this Agreement and the Plan of Arrangement.

Section 8.12.  Transfer Taxes.  Parent and Trizec shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Trizec Merger Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Trizec Common Shares, Redeemable Preferred Shares, Trizec Stock Options, and Trizec Restricted Share Rights and Trizec Restricted Shares, all Transfer Taxes.

Section 8.13.  Trizec Indebtedness.  Subject to Section 2.07, Trizec agrees to provide, and shall request that their respective Representatives provide, all reasonable cooperation in order for the Buying Parties to prepay or assume such outstanding indebtedness of Trizec or any Trizec Subsidiary as may be reasonably requested by the Buying Parties (collectively, “Loan Activities”).

Section 8.14.  Public Announcements.  The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Mergers or the Arrangement shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, Canadian Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers, the Arrangement and the execution of this Agreement.

Section 8.15.  Operating Company Merger.

In connection with the Operating Company Merger, each of the members of the Operating Company (not including the membership interests held by Trizec) will receive a Redeemable Preferred Unit with the rights set forth on Exhibit E hereto, subject to the Amended Operating Agreement. The Amended Operating Agreement shall be negotiated in good faith and mutually agreed upon by Parent, Trizec and the Operating Company following the date hereof. Parent agrees that the Amended Operating Agreement shall provide rights for the holders of the Continuing Common Units and Redeemable Preferred Units comparable to those afforded to the “Non-Managing Members” in the Operating Company LLC Agreement so as to qualify for the exception from the definition of “Adverse Modification” set forth in the second sentence of the definition of such term in the Redemption and Contribution Agreement dated as of May 1, 2006. Notwithstanding any provision of this Agreement to the contrary, none of Trizec Parties shall have any liability hereunder either for any failure to qualify for such exception or for the Operating Company Merger being deemed to violate the Operating Company LLC Agreement and any such failure or violation shall not be asserted as the basis for a breach by the Trizec Parties of this Agreement or as the basis for a failure to satisfy the conditions for obligations of the parties set forth in Article IX. TZ Canada, Trizec and the Operating Company agree to cooperate in good faith and use their reasonable best efforts to take all actions necessary or advisable to effect the foregoing.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of Trizec, Operating Company, TZ Canada, Parent, MergerCo and AcquisitionCo to consummate the Trizec Merger and the Arrangement are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The Trizec Stockholder Approval shall have been obtained by Trizec.

(b) The TZ Canada Shareholder Approval shall have been obtained by TZ Canada in accordance with the terms imposed by the Interim Order and all other terms and conditions set out in the Interim Order shall have been satisfied.

(c) The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise.

(d) Any waiting period (and any extension thereof) applicable to the consummation of the Trizec Merger under the HSR Act and the Arrangement under the Competition Act (Canada) and the Investment

Canada Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers or the Arrangement illegal or prohibiting consummation of the Mergers or the Arrangement.

Section 9.02.  Conditions to the Obligations of Parent, MergerCo and AcquisitionCo.  The obligations of Parent, MergerCo and AcquisitionCo to consummate the Trizec Merger and the Arrangement are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of each of the Trizec Parties and TZ Canada, as applicable, contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than (A) the representation in clause (b) of Section 4.08 in the case of the Trizec Parties and (B) the representation in clause (b) of Section 5.08 in the case of TZ Canada)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Trizec Parties and TZ Canada shall have performed, in all material respects, all obligations and complied with, in all material respects, each of their respective agreements and covenants to be performed or complied with by each of them under this Agreement on or prior to the Plan of Arrangement Effective Time.

(c) The Trizec Parties and TZ Canada shall have each delivered to Parent a certificate, dated the date of the Trizec Merger Effective Time and the Plan of Arrangement Effective Time, respectively, signed by an officer of Trizec or TZ Canada, as applicable, and certifying as to the satisfaction by the Trizec Parties or TZ Canada, as applicable, of the applicable conditions specified in Sections 9.02(a) and 9.02(b).

(d) On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

(e) Parent, Merger LLC and MergerCo shall have received a tax opinion of Hogan & Hartson L.L.P., or other counsel to Trizec satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Trizec Merger Effective Time, in the form attached hereto as Exhibit I, such opinion to be based upon the assumptions set forth therein and the representations to be made by Trizec and the Trizec Subsidiaries in the form of representation certificate contained in such Exhibit I, and such representations shall be subject to such changes or modifications from the language set forth on such Exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent.

The REIT Certificate shall be addressed to Parent and to Goodwin Procter LLP, each of whom shall be entitled to rely on such REIT Certificate for purposes of determining the status as a real estate investment trust of the Surviving Corporation and of any direct or indirect owner or other affiliate of Parent that intends to qualify as a REIT.

Section 9.03.  Conditions to the Obligations of the Trizec Parties and TZ Canada.  The obligations of the Trizec Parties and TZ Canada to consummate the Mergers and the Arrangement are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent, MergerCo and AcquisitionCo in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Trizec Merger Effective Time.

(c) Parent shall have delivered to the Trizec Parties and TZ Canada a certificate, dated the date of the Trizec Merger Effective Time, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01.  Termination.  This Agreement may be terminated and the Trizec Merger and the Arrangement may be abandoned at any time prior to the Trizec Merger Effective Time by action taken or authorized by the Trizec Board, the Special Committee, the TZ Canada Board, notwithstanding any requisite approval of the Trizec Merger by the Trizec Stockholders or the Arrangement by TZ Canada Shareholders, and whether before or after the stockholders of Trizec have approved the Trizec Merger at the Trizec Stockholders’ Meeting or whether before or after the TZ Canada Shareholders have approved the Arrangement at the TZ Canada Shareholders Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent, the Trizec Parties and TZ Canada;

(b) by either Parent or the Trizec Parties or TZ Canada if the Trizec Merger Effective Time shall not have occurred on or before December 31, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Trizec Merger Effective Time to occur on or before such date;

(c) by either Parent or the Trizec Parties and TZ Canada if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Trizec Merger or the Arrangement illegal or otherwise preventing or prohibiting consummation of the Trizec Merger or the Arrangement (“Governmental Order”); provided, however, that the terms of this Section 10.01(c) shall not be available to any party unless such party shall have used its reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Trizec Merger or the Arrangement;

(d) by Parent if each of it and MergerCo and AcquisitionCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Trizec Parties or TZ Canada, as applicable, herein are or become untrue or incorrect such that the condition set forth in Section 9.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Trizec Parties or TZ Canada, as applicable, of any of their respective covenants or agreements herein such that the condition set forth in Section 9.02(b) would be incapable of being satisfied by the Outside Date;

(e) by the Trizec Parties or TZ Canada if they are not in material breach of their respective obligations under this Agreement, and if (i) any of the representations and warranties of Parent, MergerCo and AcquisitionCo herein are or become untrue or inaccurate such that the condition set forth in Section 9.03(a) would be incapable of being satisfied by the Outside Date; or (ii) there has been a breach on the part of Parent, MergerCo and AcquisitionCo or any of their respective covenants or agreements herein such that the conditions set forth in Section 9.03(b) would be incapable of being satisfied by the Outside Date.

(f) by the Trizec Parties, TZ Canada or Parent if (i) the Trizec Stockholder Approval is not obtained at the Trizec Stockholders’ Meeting or (ii) the TZ Canada Shareholder Approval is not obtained at the TZ Canada Shareholders Meeting;

(g) by Parent

(i) if the Trizec Board or Special Committee shall have (1) effected a Trizec Change in Recommendation, (2) publicly recommended or approved any Trizec Acquisition Proposal, (3) a tender offer or exchange offer relating to the Trizec Common Shares that constitutes a Trizec Acquisition Proposal shall have been commenced by a Third Party and the Trizec Board shall not have recommended that the Trizec Stockholders reject such tender or exchange offer within ten (10) business days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by the Trizec Stockholders, which shall constitute a failure to recommend acceptance of such tender or exchange offer), or (4) Trizec or the Trizec Board publicly announces its intention to do any of the foregoing; or

(ii) by Parent if the TZ Canada Board shall have (1) effected a TZ Canada Change in Recommendation, (2) publicly recommended or approved any TZ Canada Acquisition Proposal, (3) a tender offer or exchange offer relating to the TZ Canada Shares that constitutes a TZ Canada Acquisition Proposal shall have been commenced by a Third Party and the TZ Canada Board shall not have recommended that the TZ Canada Shareholders reject such tender or exchange offer within ten (10) business days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by the TZ Canada Shareholders, which shall constitute a failure to recommend acceptance of such tender or exchange offer), or (4) TZ Canada or the TZ Canada Board publicly announces its intention to do any of the foregoing; or

(h) by the Trizec Parties and TZ Canada, if the Trizec Board or Special Committee and the TZ Canada Board have approved, or authorized Trizec and TZ Canada, respectively, to enter into a definitive agreement or agreements with respect to, a Combined Superior Proposal, but only so long as:

(i) the Trizec Stockholder Approval and the TZ Canada Shareholder Approval has not yet been obtained;

(ii) Trizec and TZ Canada shall have first given Parent at least three (3) Business Days notice of their intent to terminate pursuant to this subsection (including in such notice the most current version of such agreement or agreements and any amendments thereto);

(iii) no Trizec Party nor TZ Canada is then in breach (and has not at any time been in breach) of any of its respective obligations under Sections 8.04 and 8.05 in any material respect;

(iv) during the three (3) Business Day period following Parent’s receipt of such notice, (A) Trizec shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable Trizec to proceed with the Merger, and (B) the Trizec Board or Special Committee shall have determined in good faith, after the end of such three Business Day period, after considering the results of such negotiations and any amendment to this Agreement entered into, or for which Parent irrevocably covenants to enter into, within such three (3) Business Day period and for which all internal approvals of Parent have been obtained, such Trizec Superior Proposal continues to constitute a Trizec Superior Proposal; and

(v) during the three (3) Business Day period following Parent’s receipt of such notice, (A) TZ Canada shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable TZ Canada to proceed with the Arrangement, and (B) the TZ Canada Board shall have determined in good faith, after the end of such three (3) Business Day period, after considering the results of such negotiations and any amendment to this Agreement entered into, or for which Parent irrevocably covenants to enter into, within such three (3) Business Day period and for which all internal approvals of Parent have been obtained, such TZ Canada Superior Proposal continues to constitute a TZ Canada Superior Proposal; and

(vi) the Trizec Parties pay to Parent the Full Termination Fee in accordance with Section 10.03(b)(iii) and the Parent Expenses concurrently with or prior to such termination (any purported termination pursuant to this Section 10.01(h) shall be void and of no force or effect unless the Trizec Parties shall have made such payment).

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

The right of any party hereto to terminate this Agreement pursuant to this Section 10.01(a) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

Section 10.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Sections 2.07, 8.03(b), 8.09(b), this Section 10.02, Section 10.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 10.03.  Fees and Expenses.

(a) Except as otherwise set forth in Sections 2.07, 8.09(b) and this Section 10.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Trizec Merger or the Arrangement are consummated.

(b) In the event this Agreement shall be terminated:

(i) by Parent pursuant to Section 10.01(g)(i), Trizec shall pay to Parent on or prior to the third Business Day following the Termination Date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent;

(ii) by Parent pursuant to Section 10.01(g)(ii), TZ Canada shall pay to Parent on or prior to the third Business Day following the Termination Date the TZ Canada Termination Fee and 38% of the Parent Expenses in immediately available funds to an account directed by Parent; provided, however, that if prior to the expiration of the twelve (12) month period following the Termination Date Trizec enters into a contract with respect to or consummates a Trizec Acquisition Proposal, if and when such contract is entered into or consummation of such Trizec Acquisition Proposal occurs, as applicable, then Trizec shall pay to Parent on such consummation date the Trizec Termination Fee and the remaining 62% of the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(ii), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);

(iii) by the Trizec Parties and TZ Canada pursuant to Section 10.01(h), Trizec shall pay to Parent on or prior to the Termination Date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent which payment shall be a condition to the effectiveness of such termination;

(iv) by any of Parent, the Trizec Parties and TZ Canada pursuant to Section 10.01(f)(i) and (A) at or prior to the later of the Termination Date or the Trizec Stockholders’ Meeting, a Trizec Acquisition

Proposal shall have been made to any Trizec Party or publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, Trizec enters into a contract with respect to or consummates any Trizec Acquisition Proposal, if and when such contract is entered into or consummation of such Trizec Acquisition Proposal occurs, as applicable, Trizec shall pay to Parent on such consummation date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(iv), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);

(v) by any of Parent, the Trizec Parties or TZ Canada pursuant to Section 10.01(f)(ii) and (A) at or prior to the later of the Termination Date or the TZ Canada Shareholders Meeting, a TZ Canada Acquisition Proposal shall have been made to TZ Canada or publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, TZ Canada consummates any TZ Canada Acquisition Proposal, if and when such contract is entered into or consummation of such TZ Canada Acquisition Proposal occurs, as applicable, TZ Canada shall pay to Parent on such consummation date the TZ Canada Termination Fee and 38% of the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(v), “50%” shall be substituted for “20%” in the definition of TZ Canada Acquisition Proposal); provided, however, that if prior to the expiration of the twelve (12) month period following the Termination Date Trizec enters into a contract with respect to or consummates a Trizec Acquisition Proposal, if and when consummation of such Trizec Acquisition Proposal occurs, then Trizec shall pay to Parent the Trizec Termination Fee and the remaining 62% of the Parent Expenses, in each case on such consummation date and in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(v), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);

(vi) by Parent pursuant to Section 10.01(d) in connection with a breach by the Trizec Parties, then the Trizec Parties shall pay to Parent 62% of the Parent Expenses in immediately available funds within three (3) Business Days of termination to an account directed by Parent; or

(vii) by Parent pursuant to Section 10.01(d) in connection with a breach by TZ Canada, TZ Canada shall pay to Parent 38% of the Parent Expenses in immediately available funds within three (3) Business Days of termination to an account directed by Parent provided that if Parent Expenses shall be payable pursuant to Section 10.03(b)(vi) no Parent Expenses shall be payable pursuant to this Section 10.03(b)(vii).

(c) For purposes of this Agreement,

(i) ‘‘Trizec Termination Fee” shall mean $71,300,000.

(ii) ‘‘Full Termination Fee” shall mean an amount equal to the Trizec Termination Fee plus the TZ Canada Termination Fee.

(iii) ‘‘Parent Expenses” shall mean all reasonable out-of-pocket costs and expenses incurred by or on behalf of Parent (or its affiliates or investors) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including, without limitation, financing costs and the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, up to an aggregate maximum amount of $25,000,000.

(iv) ‘‘TZ Canada Termination Fee” shall mean $43,700,000.

(d) If this Agreement is terminated by the Trizec Parties or TZ Canada pursuant to Section 10.01(e), Parent shall pay to the Trizec Parties and TZ Canada within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Trizec Parties, the Trizec Subsidiaries, TZ Canada and the TZ Canada Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15,500,000 in respect of the Trizec Parties (“Trizec Expenses”) and up to an aggregate maximum amount of $9,500,000 in respect of TZ Canada (“TZ Canada Expenses,” and together with Trizec Expenses, the “Seller Party Expenses”). The payment of expenses by Parent set forth in this Section 10.03(e) or by TZ Canada or Trizec set forth in Section 10.03(b) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(e) Each of the Trizec Parties, TZ Canada and Parent acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement. In the event that (w) Trizec shall fail to pay when due the Full Termination Fee and Parent Expenses pursuant to Section 10.03(b)(i), (iii) or (iv), (x) Trizec shall fail to pay when due the Trizec Termination Fee pursuant to the proviso in 10.03(b)(ii), (v) or (vi), (y) TZ Canada shall fail to pay when due the TZ Canada Termination Fee and Parent Expenses pursuant to Section 10.03(b)(ii), (v) or (vii) or (z) Parent shall fail to pay the Seller Party Expenses when due pursuant to Section 10.03(d), the Trizec Parties and TZ Canada or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03. If payable, none of the Full Termination Fee, Trizec Termination Fee, TZ Canada Termination Fee, Seller Party Expenses or Parent Expenses shall be payable more than once pursuant to this Agreement. For the avoidance of doubt, the parties hereto acknowledge that the maximum aggregate amount that may be paid pursuant to Section 10.03 by Trizec and TZ Canada shall be an amount equal to the Full Termination Fee plus the Parent Expenses.

Section 10.04.  Escrow of Trizec Expenses.

(a) In the event that Parent is obligated to pay Trizec Expenses set forth in Section 10.03(e), Parent shall pay to Trizec from Trizec Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) Trizec Expenses and (ii) the sum of (A) the maximum amount that can be paid to Trizec without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Trizec’s independent certified public accountants, plus (B) in the event Trizec receives either (1) a letter from Trizec’s counsel indicating that Trizec has received a ruling from the IRS described in Section 10.04(b) or (2) an opinion from Trizec’s outside counsel as described in Section 10.04(b), an amount equal to Trizec Expenses less the amount payable under clause (A) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to Trizec Expenses with an escrow agent selected by Parent and on such terms (subject to Section 10.04(b)) as shall be mutually agreed upon by Trizec, Parent and the escrow agent. The payment or deposit into escrow of Trizec Expenses pursuant to this Section 10.04(b) shall be made at the time Parent is obligated to pay Trizec such amount pursuant to Section 10.03(e) by wire transfer or bank check.

(b) The escrow agreement shall provide that Trizec Expenses in escrow or any portion thereof shall not be released to Trizec unless the escrow agent receives any one or combination of the following: (i) a letter from Trizec’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Trizec without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Trizec’s accountants revising that amount, in which case the escrow agent shall release such amount to Trizec, or (ii) a letter from Trizec’s counsel indicating that Trizec received a ruling from the IRS holding that Trizec Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Trizec’s outside counsel has rendered a legal opinion to the effect that the receipt by Trizec of Trizec Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Trizec as a REIT), in which case the escrow agent shall release the remainder of Trizec Expenses to Trizec. Parent agrees to amend this Section 9.04 at the request of Trizec in order to (x) maximize the portion of Trizec Expenses that may be distributed to Trizec hereunder without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Trizec’s chances of securing a favorable ruling described in this Section 10.04(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.04(b). The escrow agreement shall also provide that any portion of Trizec Expenses held in escrow for five (5) years shall be released by the escrow agent to Parent.

Section 10.05.  Waiver.  At any time prior to the Trizec Merger Effective Time, the Trizec Parties and TZ Canada (jointly), on the one hand, and Parent, MergerCo and AcquisitionCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Trizec Parties and TZ Canada (jointly) or Parent (on behalf of Parent, MergerCo and AcquisitionCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01.  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Trizec Merger Effective Time.

Section 11.02.  Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent, MergerCo or AcquisitionCo:

Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281
Telecopier No: (212) 417-7262
Attention:	Richard B. Clark
Katheen G. Kane

with copies to:

Goodwin Proctor LLP
Exchange Plaza
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention:	Gilbert G. Menna
Suzanne D. Lecaroz

and

Simpson Thatcher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017
Telecopier No: (212) 455-2502
Attention:	Brian M. Stadler

if to Trizec:

Trizec Properties, Inc.
10 South Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (312) 803-2135
Attention:	Timothy H. Callahan

with copies to:

Trizec Properties, Inc.
10 South Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (866) 897-9160
Attention:	Ted R. Jadwin

and:

Hogan & Hartson L.L.P.
555 Thirteenth Street NW
Washington, DC 20004-1109
Telecopier No: (202) 637-5910
Attention:	J. Warren Gorrell, Jr.
David W. Bonser

if to TZ Canada:

Trizec Canada Inc.
BCE Place, Suite 3820
181 Bay Street, P.O. Box 800
Toronto, Ontario, Canada M5J 2T3
Telecopier No: (416) 364-5491
Attention:	Robert Wickham

with copies to:

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
Suite 4400
Toronto, Ontario M5X 1B1
Telecopier No: (416) 863-0871
Attention:	William N. Gula
Carol D. Pennycook

Section 11.03.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.04.  Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Trizec Merger Effective Time; provided, however, that, after approval of the Trizec Merger by the Trizec Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 11.05.  Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 11.06.  Remedies.  Except as otherwise provided in Section 11.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Without limiting the right to receive any payment it may be entitled to receive under Sections 2.07 and 8.09(b), each of the Trizec Parties and TZ Canada agrees that to the extent it has incurred losses or damages (including any amounts paid by Parent pursuant to Section 8.09(b)) in connection with this Agreement the maximum aggregate liability of the Buyer Parties for such losses or damages shall be limited to an amount equal to the amount of the Guaranty, and in no event shall the Trizec Parties or TZ Canada seek to recover any money damages in excess of such amount from the Buyer Parties or their respective Representatives and affiliates in connection therewith.

Section 11.07.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 10.01, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Trizec Parties or TZ Canada and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being, in addition to any other remedy to which they are entitled at law or equity. The parties acknowledge that none of the Trizec Parties or TZ Canada shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Trizec Parties’ and TZ Canada’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.06 and the Guaranty; provided, however, the Trizec Parties and TZ Canada shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Section 8.03(b).

Section 11.09.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Article III and Sections 8.06 and 8.07 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons); and (b) the right of Trizec and/or TZ Canada, on behalf of their respective stockholders, to pursue damages in the event of Parent’s, MergerCo’s or AcquisitionCo’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent, MergerCo, AcquisitionCo and the Guarantor.

Section 11.10.  Governing Law; Forum.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws, except for the provisions hereof which relate expressly to the CBCA (including, without limitation, the Plan of Arrangement), which shall be construed, performed and enforced in accordance with the CBCA.

Except as set out below, each of the Trizec Parties, TZ Canada, Parent, MergerCo and AcquisitionCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, Parent does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent, Trizec does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent and TZ Canada does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent. Notwithstanding the foregoing, nothing herein shall derogate from the authority of the Court and all Canadian courts competent to hear appeals therefrom with respect to the Plan of Arrangement and each of the parties hereto irrevocably and unconditionally consents to submit to the sole jurisdiction of such courts in that regard.

Section 11.11.  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.12.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.13.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.14.  Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

IN WITNESS WHEREOF, Parent, MergerCo, AcquisitionCo, the Trizec Parties and TZ Canada have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRACE HOLDINGS LLC

By	/s/ Richard B. Clark
Name: Richard B. Clark

Title:	Chief Executive Officer

GRACE ACQUISITION CORPORATION

By	/s/ Richard B. Clark
Name: Richard B. Clark

Title:	Chief Executive Officer

GRACE OP LLC

By	/s/ Richard B. Clark
Name: Richard B. Clark

Title:	Chief Executive Officer

4162862 CANADA LIMITED

By	/s/ Richard B. Clark
Name: Richard B. Clark

Title:	Chief Executive Officer

TRIZEC PROPERTIES, INC.

By	/s/ Timothy H. Callahan
Name: Timothy H. Callahan

Title:	President and Chief Executive Officer

TRIZEC HOLDINGS OPERATING LLC

By	Trizec Properties, Inc., its sole managing member

By	/s/ Timothy H. Callahan
Name: Timothy H. Callahan

Title:	President and Chief Executive Officer

TRIZEC CANADA INC.

By	/s/ Robert B. Wickham
Name: Robert B. Wickham

Title:	President

By	/s/ Colin J. Chapin
Name: Colin J. Chapin

Title:	Senior Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT]

Annex B

June 4, 2006

The Special Committee of The Board of Directors
Trizec Properties, Inc.
10 S. Riverside Plaza, Suite 1100
Chicago, IL 60606

The Board of Directors
Trizec Properties, Inc.
10 S. Riverside Plaza, Suite 1100
Chicago, IL 60606

Members of the Board of Directors and Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, (i) to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of Trizec Properties, Inc. (the “Company”) of the merger consideration to be received by such holders, other than Trizec Canada Inc. (“Trizec Canada”) and its controlling shareholders, in the proposed merger (the “Company Merger”) of the Company with a wholly-owned indirect subsidiary of Grace Holdings LLC (the “Merger Partner”) and (ii) to the holders of Class B common units of limited liability company interest (the “Operating Company Class B Common Units”) in Trizec Holdings Operating LLC (the “Operating Company”) of the merger consideration to be received by such holders (assuming all such holders elect to receive the Operating Company Merger Cash Consideration (as defined below)), other than the Company and its subsidiaries, in the proposed merger of the Operating Company with a wholly-owned indirect subsidiary of the Merger Partner (the “Operating Company Merger” and, together with the Company Merger, the “Mergers”). Pursuant to the Agreement and Plan of Merger and Arrangement Agreement (the “Agreement”), among the Company, the Operating Company, Trizec Canada, the Merger Partner, Grace Acquisition Corporation, 4162862 Canada Limited (“Canada Merger Sub”) and Grace OP LLC:

(a) the Company will become a wholly-owned indirect subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury and not outstanding, owned by Trizec Canada, any subsidiary of Trizec Canada, the Merger Partner or Canada Merger Sub or as to which appraisal rights have been perfected, will be converted and exchanged automatically into one redeemable preferred share of the Company which, immediately after the Company Merger, will be redeemed for $29.01 per share in cash; and

(b) the Operating Company will become a wholly-owned indirect subsidiary of the Merger Partner, and each Operating Company Class B Common Unit, other than Operating Company Class B Common Units held by the Company or any subsidiary of the Company, will be converted and exchanged automatically for one redeemable preferred unit of the Operating Company which, immediately after the Operating Company Merger may, at the option of the holder, (i) be redeemed for $29.01 in cash (the “Operating Company Merger Cash Consideration”), (ii) be converted into a common unit of the Operating Company or (iii) remain outstanding as a preferred unit of the Operating Company.

In arriving at our opinion, we have (i) reviewed a draft dated June 4, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Mergers with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the

Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Mergers, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Mergers and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, (i) of the merger consideration to be received by the holders of the Company Common Stock, other than Trizec Canada Inc. and its controlling shareholders, in the proposed Company Merger and (ii) of the merger consideration to be received by the holders of Operating Company Class B Common Units (assuming all such holders elect to receive the Operating Company Merger Cash Consideration), other than the Company and its subsidiaries, in the proposed Operating Company Merger, and we express no opinion as to the fairness of the Mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the Operating Company or as to the underlying decision by the Company and the Operating Company to engage in the Mergers.

We have acted as financial advisor to the Company with respect to the proposed Mergers and will receive a fee from the Company for our services if the proposed Mergers are consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided financial advisory services and other investment services to the Company over the past two years, including acting as agent on the Company’s revolving credit facility and as arranger on other asset level financing arrangements by the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the merger consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders, other than Trizec Canada Inc. and its controlling shareholders, and that the merger consideration to be received by the holders of Operating Company Class B Common Units is fair, from a financial point of view, to such holders (assuming all such holders elect to receive the Operating Company Merger Cash Consideration), other than the Company and its subsidiaries.

This letter is provided to the Board of Directors and the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Mergers. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Mergers or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, including, but not limited to, the Merger Partner, for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.
/s/ J.P. Morgan Securities Inc.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.  Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to rece ive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY AUTHORIZATION INSTRUCTIONS
Authorize a Proxy by Telephone
     Call toll-free • using a touch-tone phone and follow the simple instructions to authorize a proxy to vote your shares of Trizec Properties, Inc. common stock. Have your proxy card available when you call.
Authorize a Proxy by Internet
     Access the website • and follow the simple instructions to authorize a proxy to vote your shares of Trizec Properties, Inc. common stock. Have your proxy card available when you access the web page.
Authorize a Proxy by Mail
     Please mark, sign and date your proxy card and return it as soon as possible in the postage pre-paid envelope provided or return it to:
•
Your authorization of a proxy by telephone or Internet must be received by • , local time, on •, 2006 in order for your votes to be counted in the final tabulation.
If you authorize your proxy by telephone or Internet, do not mail your proxy card.
Proxy card must be signed and dated on the reverse side.
PROXY
TRIZEC PROPERTIES, INC.
10 SOUTH RIVERSIDE, SUITE 1100
CHICAGO, ILLINOIS 60606
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TRIZEC PROPERTIES, INC.
FOLD AND DETACH HERE AND READ THE REVERSE SIDE

The undersigned stockholder of Trizec Properties, Inc., a Delaware corporation, hereby appoints Timothy H. Callahan and Michael C. Colleran, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at • on • , 2006 at •, local time, and at all postponements or any adjournments thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
(Continued and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting of
Stockholders, you can be sure your shares of Trizec Properties, Inc. common stock are represented by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated below
FOLD AND DETACH HERE AND READ THE REVERSE SIDE

(Please mark, sign, date and return this proxy	Please mark your votes like
promptly in the enclosed postage prepaid envelope.)	this in blue or black ink: ☑
THE BOARD OF DIRECTORS OF TRIZEC PROPERTIES, INC. RECOMMENDS A
VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED
BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE
VOTED “FOR” EACH OF THE PROPOSALS BELOW.

			A	A
			G	B
			A	S
			I	T
		F	N	A
		O	S	I
		R	T	N

1.	Adoption of the Agreement and Plan of Merger and Arrangement Agreement, dated as of June 5, 2006, by and among Trizec Properties, Inc., Trizec Holdings Operating LLC, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, 4162862 Canada Limited, and Grace OP LLC, pursuant to which Grace Acquisition Corporation would merge with and into Trizec Properties, Inc.	☐	☐	☐

2.	Approval of any adjournments of the Special Meeting of Stockholders for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting of Stockholders to adopt the Agreement and Plan of Merger and Arrangement Agreement.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any postponements or any adjournments thereof.
☐ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Signature:	Signature:	Dated:

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as your name appears on the records of Trizec Properties, Inc. or its transfer agent. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such above the signature(s).
☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW.